UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

T. Rowe Price Group, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2023 Notice of Annual Meeting and Proxy Statement May 9, 2023 virtualshareholdermeeting.com/TROW2023 T. Rowe Price Group

T. Rowe Price Group, Inc.

A Premier Global Active Asset Manager

Independent Investment Organization Focused solely on investment management and related services	Alignment of Interests Substantial employee ownership aligns interests with stockholders	Stable Investment Leadership Global investment leaders average 15 years’ tenure at T. Rowe Price

Financial Strength No outstanding debt and maintains substantial cash reserves	Global Investment Platform Full range of equity, fixed income, and multi-asset solutions

Our Multiyear Strategic Objectives

Deliver investment excellence	Innovate our investment capabilities to remain central to meeting client needs

Globalize and grow client base	Attract and develop excellent diverse talent

Deliver world-class client service	Leverage data and technology to support innovation and operational excellence, and drive scale

Past performance cannot guarantee future results. As of December 31, 2022.

(1)	Firmwide AUM includes assets managed by T. Rowe Price Associates, Inc., and its investment advisory affiliates.

2022 Performance

Investment Results

As investors, we remained focused on our strategic investing approach and delivering alpha for clients through active management. Our investment performance was solid across most asset classes, with 64%, 68%, and 74% of our U.S. mutual funds (primary share class only) outperforming their comparable Morningstar median over the 3-, 5-, and 10-year periods ended December 31, 2022, respectively.(1)

Financial Results

Our assets under management (AUM) was $1.27 trillion on December 31, 2022, with about 9.1% of our AUM domiciled outside the U.S. Average AUM was $1.40 trillion, which led to investment advisory revenues of nearly $6.0 billion. We returned $1,964.1 million to stockholders, including $855.3 million of share repurchases in 2022.

ESG Snapshot

Sustainable Investing on Behalf of Clients

Environmental, social, and governance (ESG) factors are key considerations in our investment approach—our investment teams focus on understanding the long-term sustainability of the companies in which we invest. ESG considerations are analyzed by two teams: Responsible Investing, which covers environmental and social factors, and Governance. Together, they help our investors make more informed decisions.

Reducing Our Environmental Footprint

We are committed to tackling the challenge of climate change and believe we have a responsibility to take meaningful action. We are in the process of undertaking a comprehensive climate risk assessment. Through this process, we will identify the most material climate-related risk and opportunity metrics. We anticipate that these metrics will monitor both the physical and transitional risks associated with climate change. In addition, we support the goals of the Paris Climate Agreement. We have currently set targets to manage climate-related risks and opportunities for two areas: greenhouse gas (GHG) emissions and waste. For GHG emissions, we set a target for scopes 1 and 2 emissions to achieve a 75% reduction by 2030 and net zero by 2040.

Additionally, we set a target of reducing the waste we send to landfills by 92% by 2025 compared with a 2010 baseline. This absolute target is measured by collecting data from each facility on tons of waste sent to landfills. Following best practice, data are also collected on tons of waste recycled, composted, and sent for energy recovery. We remain on track to meet this target in advance of the 2025 deadline. We are committed to building on this momentum and will seek circular economy options to tackle both our operational and embodied waste. As part of this endeavor, we embrace the need to shift from managing waste once it is created to designing out waste before it is generated.

Promoting Diversity

Our long-held reputation for excellence and reliability is made possible by the diversity of backgrounds, perspectives, skills, and experiences of our associates.

To bring diversity, equity and inclusion (DEI) to life, we:

Retain and attract diverse talent	Include and engage our associates	Develop our associates and leaders	Hold ourselves accountable	Act as an agent of change

In 2022

60%	47%	45%	32%
of our independent directors were ethnically diverse and/or women	of hires in senior roles were ethnically diverse and/or women(2)	of associates in our global workforce were women(2)	of our U.S. associates were ethnically diverse(2)

(1)	Source: © 2023 Morningstar, Inc. All rights reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Primary share class only.
(2)	Senior roles are defined as people leaders and/or individual contributors with significant business or functional responsibility. Information excludes OHA associates.

Notice of 2023 Annual Meeting of Stockholders

Date and Time

Tuesday, May 9, 2023, 8 a.m. eastern time

Record Date

March 1, 2023. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Virtual Meeting

This year’s Annual Meeting will be held virtually through www.virtualshareholdermeeting.com/ TROW2023

Voting Methods

Internet

Telephone

Mail

YOUR VOTE IS IMPORTANT!

Please vote via the internet or telephone (if such voting methods are available to you) by following the instructions on the accompanying proxy card promptly. Please see the Notice of Internet Availability of Proxy Materials, your proxy card, or the information your bank, broker, or other holder of record provided to you for more information on these options.

T. ROWE PRICE GROUP, INC.
100 EAST PRATT STREET
BALTIMORE, MD 21202

VOTING ITEM		BOARD VOTING RECOMMENDATION
1	Elect a Board of 11 directors	FOR All Director-Nominees
2	Approve, by a nonbinding advisory vote, the compensation paid by the Company to its Named Executive Officers	FOR
3	Approve the restated 1986 Employee Stock Purchase Plan, which includes the increase by 3 million shares of the share pool available for purchase by employees	FOR
4	Recommend, by a nonbinding advisory vote, the frequency of voting by the stockholders on compensation paid by the Company to its Named Executive Officers	One Year
5	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023	FOR

Stockholders who owned shares of our common stock as of March 1, 2023, are entitled to attend and vote at the Annual Meeting or any adjournments.

By Order of the Board of Directors,

David Oestreicher

General Counsel and Corporate Secretary
Baltimore, Maryland
March 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2023

On or about March 21, 2023, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials directing stockholders to a website where they can access the proxy statement for our Annual Meeting and the 2022 Annual Report to Stockholders (Annual Report) and view instructions on how to vote their shares by internet or telephone. This proxy statement and our Annual Report may be viewed, downloaded, and printed, at no charge, by accessing the following internet address: materials.proxyvote.com/74144T.

Stockholders who wish to attend the Annual Meeting must follow the instructions on page 85 under the section titled “What must I do to participate in the Annual Meeting?”.

2023 Proxy Statement	1

Introduction

This proxy statement is being made available to you in connection with the solicitation of proxies by the T. Rowe Price Group, Inc. (Price Group or the Company) Board of Directors (Board) for the 2023 Annual Meeting of Stockholders (Annual Meeting). The purpose of the Annual Meeting is to:

●	Elect a Board of 11 directors;

●	Approve, by a nonbinding advisory vote, the compensation paid by the Company to its Named Executive Officers;

●	Approve the restated 1986 Employee Stock Purchase Plan, which includes the increase by 3 million shares of the share pool available for purchase by employees;

●	Recommend, by a nonbinding advisory vote, the frequency of voting by the stockholders on compensation paid by the Company to its Named Executive Officers; and

●	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

This proxy statement, the proxy card, and our 2022 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2022, form your “Proxy Materials.” We have adopted the Securities and Exchange Commission’s (SEC) “Notice and Access” model of proxy notification, which allows us to furnish proxy materials online, with paper copies available upon request. We sent you a notice on how to obtain your Proxy Materials on March 21, 2023.

2	T. Rowe Price Group

Voting Road Map

Proposal 1

Election of Directors

Director Nominee Demographics

INDEPENDENCE

•    Eight of 11 director nominees are independent under the NASDAQ Global Select Market standards

•    All directors serving on the Audit, Executive Compensation and Management Development and Nominating and Corporate Governance Committees are independent

•    A well-empowered lead independent director provides independent leadership to our Board

DIVERSITY Of our independent director nominees:

TENURE

•    Balanced mix of short- and long-tenured directors

•    The tenure of our independent director nominees ranges from 17 months to 13 years, with an average tenure of approximately six years

•    Longer-tenured directors in leadership roles

QUALIFICATIONS, SKILLS, AND EXPERIENCE

100% Executive Leadership	100% Financial Management	64% Investment Management
82% International	73% Accounting and Financial Reporting	100% Strategy and Execution
82% Marketing and Distribution	55% Government and Regulatory	36% Technology

BOARD ENGAGEMENT

•	The Board held seven meetings in 2022
•	Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member
•	The independent directors met in executive session at all seven of the Board meetings in 2022
•	All directors were at the 2022 annual meeting of stockholders, virtually, and were available to respond to questions from our stockholders

Recommendation of the Board	Vote Required
We recommend that you vote FOR all the director nominees under Proposal 1.

2023 Proxy Statement       3

Proposal 2

Advisory Vote on the Compensation Paid to Our Named Executive Officers

Our Named Executive Officers’ (NEOs) compensation is straight-forward, goal oriented, long-term focused, transparent, and aligned with the interests of our stockholders.

Our incentive compensation programs are designed to motivate and reward performance, as measured by several factors, including:

•  the financial performance and financial stability of Price Group

•  the relative investment performance of our mutual funds and other investment portfolios

•  the performance of our NEOs against the corporate and individual goals established at the beginning of the year

Our executive compensation programs are also designed to reward our NEOs for other important contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and collaboration within that team.

Our long-term variable compensation creates a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company.

CEO COMPENSATION	OTHER NEOs COMPENSATION (EXCLUDING FORMER CFO)	FORM OF COMPENSATION	PERFORMANCE PERIOD	PERFORMANCE ALIGNMENT
		Cash	Ongoing	• Individual
		Cash	Annual

•   Maximum bonus pool cannot exceed 5% of net operating income (adjusted)

•   Actual NEO bonus amounts based on Company performance against financial and strategic goals, as well as individual performance

		Performance Stock Units	Three-year performance period, then vest 50% per year over two following years	• Company operating margin performance compared with peers • Company stock price
		Restricted Stock Units	Vest one-third per year over three years	• Company stock price
		Mutual Fund Units	Pro Rata over 3 years	• Performance of investments managed by TRPIL
		Carried Interest	Varies based on OHA Fund performance	• OHA Fund Performance

Recommendation of the Board	Vote Required
We recommend that you vote FOR this proposal.

4       T. Rowe Price Group

Proposal 3

Approve the Restated 1986 Employee Stock Purchase Plan, Which Includes the Increase by 3 Million Shares of the Share Pool Available for Purchase by Employees

We are asking stockholders to approve a restatement of the T. Rowe Price Group, Inc. 1986 Employee Stock Purchase Plan (ESPP) to increase the number of shares available for purchase by associates on and after May 9, 2023, by 3 million shares, subject to adjustment in the event of a stock or special cash dividend, stock split or reverse stock split, other changes in capitalization and other events affecting the Company or Company common stock.

Why We Support the Proposal

We believe our ESPP:

•	Provides a key benefit to attracting and retaining top talent

•	Encourages our associates to purchase and retain shares of the Company’s common stock

•	Aligns the long-term interests of our associates with those of our stockholders

Recommendation of the Board	Vote Required
We recommend that you vote FOR this proposal.

Proposal 4

Advisory Vote on the Selection of Frequency for the Advisory Vote on the Compensation Paid to Our Named Executive Officers

As part of “Say on Pay” which is addressed under Proposal 2, we are required every six years to give the Price Group stockholders the opportunity to indicate, by a nonbinding advisory vote, the frequency preferred for the Say on Pay advisory vote on the compensation paid to the Company’s NEOs. The choices available under the Say on Pay rules are every year, every other year, or every third year.

Recommendation of the Board	Vote Required
We recommend that you select one year as the desired frequency for a stockholder vote on executive compensation under the Say on Pay rules.

Proposal 5

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2023

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of Price Group and our stockholders.

Recommendation of the Board	Vote Required
We recommend that you vote FOR this proposal.

2023 Proxy Statement       5

6       T. Rowe Price Group

Information About Our Board of Directors

Board Qualifications, Skills, and Experience

We believe that the nominees presented in this proxy statement constitute a Board of Directors (Board) with an appropriate level and diversity of experience, education, skills, and independence. We routinely assess and monitor the capabilities of our existing directors and whether additional capabilities and independent directors should be added to the Board. In considering the need for additional independent directors, we review any expected director departures and retirements and factor succession planning for the Board into our deliberations, with particular focus on the specific skills and capabilities of departing directors. We are very pleased with our current complement of directors and the varied perspectives they bring to the Board.

The following are highlights of the composition of our current director nominees, all of whom currently serve on the Board:

•	Eight of 11 of the director nominees are independent under the NASDAQ Global Select Market standards
•	Three director nominees are women, representing 37.5% of the independent director nominees
•	Two director nominees are ethnically diverse, representing 25% of the independent director nominees
•	Two director nominees were born outside the United States, representing 25% of the independent director nominees
•	Two director nominees are veterans, representing 25% of the independent director nominees
•	Three of the independent director nominees joined the Board within the last four years, representing 37.5% of the independent director nominees; the average independent director nominee tenure is six years

INDEPENDENT DIRECTOR NOMINEE COMPOSITION

INDEPENDENT DIRECTOR NOMINEE TENURE	DIRECTOR NOMINEE INDEPENDENCE

2023 Proxy Statement       7

The chart below summarizes the specific qualifications, attributes, and skills for each director nominee. A “■” in the chart below indicates that the director has meaningfully useful expertise in that subject area. The lack of a “■” does not mean the director does not possess knowledge or skill. Rather, a “■” indicates a specific area of focus or expertise of a director on which the Board currently relies.

	Executive Leadership	Financial Management	Investment Management Industry	International Business Experience	Technology	Strategy Formation/ Execution	Marketing/ Distribution	Government/ Regulatory	Diversity
Name
William J. Stromberg	■	■	■	■		■	■
Robert W. Sharps	■	■	■	■		■	■
Glenn R. August	■	■	■	■		■	■
Mark S. Bartlett	■	■				■		■
Dina Dublon	■	■	■	■	■	■	■		■
Dr. Freeman A. Hrabowski, III	■	■			■	■		■	■
Robert F. MacLellan	■	■	■	■		■	■	■
Eileen P. Rominger	■	■	■	■		■	■	■	■
Robert J. Stevens	■	■		■	■	■	■	■
Sandra S. Wijnberg	■	■	■	■	■	■	■	■	■
Alan D. Wilson	■	■		■		■	■

Board Diversity Matrix (As of March 1, 2023)

Total Number of Directors	13
	Female	Male	Non-binary	Did Not Disclose Gender
Directors	4	9	0	0
Number of Directors Who Identify in Any of the Categories Below
African American or Black	1	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	7	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

8       T. Rowe Price Group

Nominee Biographies

Each of our director nominees provides significant individual attributes important to the overall makeup and functioning of our Board, which are described in the biographical summaries provided below:

Glenn R. August, 61

Chief Executive Officer of OHA T. Rowe Price Group, Inc. Director since: 2021 Committee Memberships: • Management Committee

Mr. August has been a director of Price Group, a vice president, and an employee since 2021. He is the founder and chief executive officer of Oak Hill Advisors, L.P. (OHA), an alternative investment firm specializing in performing and distressed credit investments, which was acquired by, and operates as a standalone business within, T. Rowe Price. Mr. August is a member of the Management Committee. Mr. August co-founded the predecessor investment firm to OHA in 1987 and took responsibility for the firm’s credit and distressed investment activities in 1990. Prior to founding OHA, and cofounding its predecessor investment firm in 1987, Mr. August worked at Morgan Stanley in New York and London.

Mr. August earned a B.S. in industrial and labor relations from Cornell University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Mr. August is a member of the board of directors of Lucid Group, Inc., where he serves on the audit, nominating/corporate governance, and pricing committees, as well as a member of the board of directors for MultiPlan, Inc., where he serves on the nominating/corporate governance committee. He is a member of the board of trustees of Horace Mann School, where he co-chairs the investment committee and serves on the executive committee. He is a member of the board of trustees of The Mount Sinai Medical Center, where he serves on the finance, human capital management and IT committees. He is a member of the board of directors of Partnership for New York City and the 92nd Street Y, where he co-chairs the governance committee.

Mr. August brings to our Board insight into the alternative investment area of our business based on his role at OHA and his decades-long success in growing the OHA platform.

Mark S. Bartlett, 72

Retired Managing Partner Ernst & Young Independent Director since: 2013 Committee Memberships: • Audit (Chair) • Executive Compensation and Management Development

Mr. Bartlett has been an independent director of Price Group since 2013 and serves as chair of the Audit Committee and as a member on the Executive Compensation and Management Development Committee. He was a partner at Ernst & Young, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. Mr. Bartlett began his career at Ernst & Young in 1972, serving until 2012, and has extensive experience in financial services, as well as other industries.

Mr. Bartlett earned a B.S. in accounting from West Virginia University and attended the Executive Program at the Kellogg School of Business at Northwestern University. He also earned the designation of certified public accountant.

Mr. Bartlett is a member of the board of directors, chair of the audit committee, and a member of the compensation committee of WillScot Mobile Mini Holdings Corp. He is also a member of the board of directors and a member of the audit committees of FTI Consulting, Inc., and Zurn Water Solutions Corp. and also serves as Zurn Water Solutions Corp.’s lead independent director.

Mr. Bartlett offers our Board additional perspective on mergers and acquisitions, significant accounting and financial reporting experience, as well as expertise in the accounting-related rules and regulations of the SEC from his experience as a partner of a multinational audit firm. He has extensive finance knowledge, with a broad range of experience in financing alternatives, including the sale of securities, debt offerings, and syndications.

2023 Proxy Statement       9

Dina Dublon, 69

Retired Executive Vice President and Chief Financial Officer JPMorgan Chase & Co. Independent Director since: 2019 Committee Memberships: • Audit • Executive Compensation and Management Development

Ms. Dublon has been an independent director of Price Group since 2019 and serves as a member on the Audit Committee and the Executive Compensation and Management Development Committee. She was the executive vice president and chief financial officer of JPMorgan Chase & Co., a financial services company, from 1998 to 2004. Ms. Dublon previously held numerous positions at JPMorgan Chase & Co. and its predecessor companies, including corporate treasurer, managing director of the financial institutions’ division, and head of asset liability management.

Ms. Dublon earned a B.A. in economics and mathematics from Hebrew University of Jerusalem and an M.S. from Carnegie Mellon University.

Ms. Dublon has been a member of the board of directors of PepsiCo, Inc., since 2005, where she serves as a member of the sustainability, diversity, and public policy committee and the compensation committee. She previously served as chair of the audit committee. She also serves as a member of board of directors of Motive Capital Corp. II, where she serves as chair of the audit committee and as a member of the compensation and nominations and governance committees. She serves as a member of the independent audit quality committee of Ernst & Young USA, since 2020, and is chair of the board of advisors of Columbia University’s Mailman School of Public Health. She also serves on the boards of the Hastings Center and Westchester Land Trust. From 2002 to 2017, Ms. Dublon served as a director of Accenture PLC; from 2013 to 2018, as a director of Deutsche Bank AG; from 2005 to 2014, as a director of Microsoft Corporation; and from 1999 to 2002, as a director of Hartford Financial Services Group, Inc. She previously served on the faculty of Harvard Business School and on the boards of several nonprofit organizations, including the Women’s Refugee Commission and Global Fund for Women.

Ms. Dublon brings to our Board significant governance experience from serving on boards of global companies, accounting and financial reporting experience, as well as substantial expertise with respect to the financials sector, mergers and acquisitions, global markets, public policy, and corporate finance gained throughout her career in the financial services industry, particularly her role as executive vice president and chief financial officer of a major financial institution.

Dr. Freeman A. Hrabowski, III, 72

President Emeritus
University of Maryland, Baltimore County

Independent Director since: 2013

Committee Memberships:

•  Executive Compensation and Management Development

•  Nominating and Corporate Governance (Chair)

Dr. Hrabowski has been an independent director of Price Group since 2013 and serves as chair of the Nominating and Corporate Governance Committee and as a member on the Executive Compensation and Management Development Committee. He is the former president of the University of Maryland, Baltimore County (UMBC), a position he held from 1992 to 2023. His research and publications focus on science and math education, with special emphasis on minority participation and performance. Dr. Hrabowski is also a leading advocate for greater diversity in higher education. He serves as a consultant to the National Science Foundation, the National Institutes of Health, the National Academies, and universities and school systems nationally.

Dr. Hrabowski earned a B.A. in mathematics from Hampton University and an M.A. in mathematics and a Ph.D. in higher education administration and statistics from the University of Illinois at Urbana-Champaign.

Dr. Hrabowski is a member of the board of directors and a member of the corporate and governance committee of McCormick & Company, Inc. He also served on the board of directors of Constellation Energy Group, Inc., until 2012.

Dr. Hrabowski brings to our Board valuable strategic and management leadership experience from his role as president of UMBC, as well as his extensive knowledge and dedication to greater education and workforce development. He also contributes corporate governance oversight from his experience serving as a director on other public company boards.

10       T. Rowe Price Group

Robert F. MacLellan, 68

Non-Executive Chairman Northleaf Capital Partners Independent Director since: 2010 Committee Memberships: • Audit • Executive • Executive Compensation and Management Development (Chair)

Mr. MacLellan has been an independent director of Price Group since 2010 and serves as chair of the Executive Compensation and Management Development Committee and as a member on the Audit Committee and Executive Committee. He is the non-executive chairman of Northleaf Capital Partners, an independent global private markets fund manager and advisor. Mr. MacLellan served as chief investment officer of TD Bank Financial Group (TDBFG) from 2003 to 2009, where he was responsible for overseeing the management of investments for its Employee Pension Fund, The Toronto-Dominion Bank, TD Mutual Funds, and TD Capital Group. Earlier in his career, he was managing director of Lancaster Financial Holdings, a merchant banking group acquired by TDBFG in March 1995. Prior to that, Mr. MacLellan was vice president and director at McLeod Young Weir Limited (Scotia McLeod) and a member of the corporate finance department responsible for many corporate underwritings and financial advisory assignments.

Mr. MacLellan earned a B.Com. from Carleton University and an M.B.A. from Harvard Business School. He also earned the designation of certified public accountant.

Mr. MacLellan is the non-executive chair of the board of directors and a member of the technology committee of Magna International, Inc., a public company based in Aurora, Ontario. From 2012 to 2018, he was the chair of the board of Yellow Media, Inc., a public company based in Montreal.

Mr. MacLellan brings substantial experience and perspective to our Board with respect to the financial services industry, particularly his expertise with respect to investment-related matters, including those relating to the mutual fund industry and the institutional management of investment funds, based on his tenure as chief investment officer of a major financial institution. He also brings an international perspective to the Board as well as significant accounting and financial reporting experience.

Eileen P. Rominger, 68

Former Senior Advisor CamberView Partners, LLC Independent Director since: 2021 Committee Memberships: • Audit • Executive Compensation and Management Development

Ms. Rominger has been an independent director of Price Group since 2021 and serves as a member on the Audit Committee and the Executive Compensation and Management Development Committee. She was a senior advisor to CamberView Partners, LLC, a provider of investor-led advice for management and boards of public companies on shareholder engagement and corporate governance, from 2013 to 2018. Ms. Rominger also was the director of the Division of Investment Management at the Securities and Exchange Commission (SEC) from 2011 to 2012 and was the global chief investment officer from 2008 to 2011 and a partner from 2004 to 2011 at Goldman Sachs Asset Management. She began her career in 1981 at Oppenheimer Capital, where she worked for 18 years as a securities analyst and then as an equity portfolio manager, serving as a managing director and a member of the executive committee.

Ms. Rominger earned a B.A. in English from Fairfield University and an M.B.A. in finance from the University of Pennsylvania, The Wharton School.

Ms. Rominger served as a member of the board of directors of Swiss Re from 2018 to 2020 and served as a director on several of its subsidiaries until 2022. She previously served on the board of directors of Permal Asset Management, Inc., a private company, from 2012 to 2013.

Ms. Rominger brings a broad range of valuable leadership and investment management experience to our Board. She also has extensive experience with complex issues relevant to the Company’s business, including budget and fiscal responsibility, economic, regulatory policy, and women’s issues.

2023 Proxy Statement       11

Robert W. Sharps, 51

Chief Executive Officer and President T. Rowe Price Group, Inc. Director since: 2021 Committee Memberships: • Executive (Chair) • Management (Chair)

Mr. Sharps has been a director of Price Group since January 2022. He is the chief executive officer (CEO) and president of Price Group and is the chair of the Company’s Executive, Management, and Management Compensation and Development Committees. Mr. Sharps has been with Price Group since 1997, beginning as an analyst specializing in financial services stocks, including banks, asset managers, and securities brokers, in the U.S. Equity Division. He was the lead portfolio manager of the Institutional Large-Cap Growth Equity Strategy from 2001 to 2016. In 2016, Mr. Sharps stepped down from portfolio management to assume an investment leadership position as co-head of Global Equity, at which time he joined the Management Committee. He was head of Investments and group chief investment officer from 2017 to 2021. In February 2021, Mr. Sharps became President of Price Group and then CEO in January 2022. Prior to Price Group, he completed an internship as an equity research analyst at Wellington Management. Mr. Sharps also was employed by KPMG Peat Marwick as a senior management consultant, where he focused on corporate transactions, before leaving to pursue his M.B.A. in 1995.

Mr. Sharps earned a B.S., summa cum laude, in accounting from Towson University and an M.B.A. in finance from the University of Pennsylvania, The Wharton School. He also has earned the Chartered Financial Analyst® designation.

Mr. Sharps currently serves on the board of directors of the Baltimore Curriculum Project. He previously served on the St. Paul’s School board of trustees and was chair of the investment committee from July 2015 to June 2020. He also spent six years on Towson University’s College of Business and Economics alumni advisory board.

Mr. Sharps brings to our Board insight into the critical investment component of our business based on the leadership roles he has held in the U.S. Equity Division of Price Group and his over 25-year career with the Company.

CFA® and Chartered Financial Analyst® are registered trademarks owned by CFA Institute.

Robert J. Stevens, 71

Retired Chairman, President, and Chief Executive Officer
Lockheed Martin Corporation

Independent Director since: 2019

Committee Memberships:

•  Executive Compensation and  Management Development

•  Nominating and Corporate  Governance

Mr. Stevens has been an independent director of Price Group since 2019 and serves as a member on the Executive Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. He was the chairman, president, and chief executive officer of Lockheed Martin Corporation, an American aerospace, defense, arms, security, and advanced technologies company, from 2005 to 2012 and served as executive chairman in 2013. He also served as Lockheed Martin’s chief executive officer from August 2004 through 2012. Previously, Mr. Stevens held a variety of increasingly responsible executive positions with Lockheed Martin, including president and chief operating officer, chief financial officer, and head of strategic planning.

Mr. Stevens earned a B.A. in psychology from Slippery Rock University of Pennsylvania, an M.S. in industrial engineering and management from the New York University Tandon School of Engineering, and an M.S. in business from Columbia University.

Mr. Stevens serves on the advisory board of the Marine Corps Scholarship Foundation and is a member of the Council on Foreign Relations. From 2002 to 2018, he was the lead independent director of Monsanto Corporation, where he also served as the chair of the nominating and corporate governance committee and a member of the audit committee. Mr. Stevens served as a director of United States Steel Corporation from 2015 to 2018, where he was on the corporate governance and public policy committee and the compensation and organization committee.

Mr. Stevens brings to our Board significant executive management experience. He also adds additional perspective to our Board regarding financial matters, mergers and acquisitions, strategic leadership, and international operational experience based on his tenure as chief executive officer of a publicly traded, multinational corporation.

12       T. Rowe Price Group

William J. Stromberg, 63

Non-executive Chair T. Rowe Price Group, Inc. Director since: 2016 Committee Memberships: • Executive

Mr. Stromberg has been a director of Price Group since 2016 and currently serves as the non-executive chair of the Board and as a member of the Executive Committee. He served as the chief executive officer of Price Group from 2016 to 2021 and was its president from 2016 to February 2021. Prior to that, Mr. Stromberg was the Company’s head of equity from 2009 to 2015, and the head of U.S. equity from 2006 to 2009. He also served as a director of Equity Research (1996 to 2006), as a portfolio manager of the Capital Opportunity Fund (2000 to 2007) and the Dividend Growth Fund (1992 to 2000), and as an equity investment analyst (1987 to 1992). Prior to joining the firm in 1987, he was employed by Westinghouse Defense as a systems engineer.

Mr. Stromberg earned a B.A. from Johns Hopkins University and an M.B.A. from the Tuck School of Business at Dartmouth. Mr. Stromberg also has earned the Chartered Financial Analyst® designation.

Mr. Stromberg is a member of the board of directors, chair of the talent, culture and compensation committee, and a member of the audit committee of GE HealthCare Technologies, Inc. He also serves on the Johns Hopkins University board of trustees and is the chair of the investment committee, and is chair of the Hopkins Whiting School of Engineering advisory council. Mr. Stromberg serves as a member of the board of the Greater Baltimore Committee (2018 to present) and the Greater Washington Partnership (2017 to present). Mr. Stromberg previously served nine years on the Catholic Charities board of trustees, with two years as board president.

Mr. Stromberg brings to our Board insight into the critical investment component of our business based on the leadership roles he has held in the equity division of Price Group and his 34-year career with the Company.

Sandra S. Wijnberg, 66

Former Partner and Chief Administrative Officer Aquiline Holdings LLC Independent Director since: 2016 Committee Memberships: • Audit • Executive Compensation and Management Development

Ms. Wijnberg has been an independent director of Price Group since 2016 and serves as a member on the Audit Committee and the Executive Compensation and Management Development Committee. She was an executive advisor of Aquiline Holdings LLC, a registered investment advisory firm from 2015 to early 2019, where she previously served as a partner and chief administrative officer from 2007 to 2014. Previously, Ms. Wijnberg served as the senior vice president and chief financial officer of Marsh & McLennan Companies, Inc., and was treasurer and interim chief financial officer of YUM! Brands, Inc. Prior to that, she held financial positions with PepsiCo, Inc., and worked in investment banking at Morgan Stanley. In addition, from 2014 through 2015, Ms. Wijnberg was deputy head of mission for the Office of the Quartet, a development project under the auspices of the United Nations.

Ms. Wijnberg earned a B.A. in English literature from the University of California, Los Angeles, and an M.B.A. from the University of Southern California’s Marshall School of Business, for which she is a member of the board of leaders.

Ms. Wijnberg is a member of the board of directors, chair of the audit committee, and member of the nominating and corporate governance committee of Automatic Data Processing, Inc. She is a member of the board of directors, chair of the audit committee, and a member of the finance committee of Cognizant Technology Solutions Corp. She is a member of the board of directors, the lead director, the chair of the audit committee, and a member of the nominating and corporate governance committee of Hippo Holdings, Inc. From 2003 to 2016, Ms. Wijnberg served on the board of directors of Tyco International, PLC, and from 2007 to 2009, she served on the board of directors of TE Connectivity, Ltd. She is also a director of Seeds of Peace and is a trustee of the John Simon Guggenheim Memorial Foundation.

Ms. Wijnberg brings to our Board a global perspective along with substantial financials sector, corporate finance, and management experience based on her roles at Aquiline Capital Partners, Marsh & McLennan, and YUM! Brands, Inc.

2023 Proxy Statement       13

Alan D. Wilson, 65

Retired Executive Chairman

McCormick & Company, Inc.

Lead Independent Director

Independent Director since: 2015

Committee Memberships:

•   Executive

•   Executive Compensation and Management Development

•   Nominating and Corporate Governance

Mr. Wilson has been an independent director of Price Group since 2015 and serves as a member on the Executive Committee, the Executive Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee and is also the lead independent director of the Board. He was executive chair of McCormick & Company, Inc., a global leader in flavor, seasonings, and spices, and held many executive management roles, including chairman, president, and chief executive officer from 2008 to 2016.

Mr. Wilson earned a B.S. in communications from the University of Tennessee. He attended school on a R.O.T.C. scholarship and, following college, served as a U.S. Army captain, with tours in the United States, United Kingdom, and Germany.

Mr. Wilson is the non-executive chair and a member of the board of directors of Westrock Company and is the chair of the executive committee and a member of the finance and nominating and corporate governance committees. He also chairs the board of visitors of the University of Maryland, Baltimore County, and currently serves on the University of Tennessee’s board of trustees and the University of Tennessee’s Business School advisory board.

Mr. Wilson brings to our Board significant executive management experience, having led a publicly traded, multinational company. He also adds additional perspective regarding matters relating to general management, strategic leadership, and financial matters.

Director Engagement

Meetings

During 2022, the Board held seven meetings and approved one matter via unanimous written consent. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member. Consistent with the Company’s Corporate Governance Guidelines, the independent directors met in executive session at each of the Board’s regular meetings in 2022. Our Corporate Governance Guidelines provide that all directors are expected to attend the annual meeting of stockholders. All nominees for director submitted to the stockholders for approval at last year’s annual meeting on May 10, 2022 (2022 Annual Meeting), attended that meeting, and we anticipate that all director nominees will attend the 2023 Annual Meeting of Stockholders (Annual Meeting).

Beyond the Boardroom

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, we provide an orientation program for the purpose of providing the new director with an understanding of the operations and the financial condition of the Company, as well as the Board’s expectations for its directors. Each director is expected to maintain the necessary knowledge and information to perform his or her responsibilities as a director. To assist the directors in understanding the Company and its industry and maintaining the level of expertise required to serve as a director, the Company will, from time to time and at least annually, offer Company-sponsored continuing education programs or presentations, in addition to briefings during Board meetings related to the industry, the competitive environment, and the Company’s goals and strategies. In addition, at most meetings the Board receives special education sessions on one or more topics related to key industry trends, topical business issues, and corporate governance.

14       T. Rowe Price Group

The Board is a member of the National Association of Corporate Directors, which provides resources that help directors strengthen board leadership. Each director is encouraged to participate at least once every three years in continuing education programs for public company directors sponsored by nationally recognized educational organizations not affiliated with the Company. The cost of all such continuing education is paid for by the Company.

Committees of the Board

Our Board has an Audit Committee, an Executive Compensation and Management Development Committee (Compensation Committee), a Nominating and Corporate Governance Committee, and an Executive Committee. The Board has also authorized a Management Committee that is made up entirely of senior officers of the Company.

Committee Charters

The Board has adopted a separate written charter for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Current copies of each charter, our Corporate Governance Guidelines, and our Code of Ethics for Principal Executive and Senior Financial Officers (the Code) can be found on our website, troweprice.com, by selecting “Investor Relations” and then “Corporate Governance.”

Audit Committee

Meetings in 2022: 8	Chair	Members
The report of the committee appears on page 80.
	Bartlett	Dublon	MacLellan	Rominger	Wijnberg

Qualifications and Financial Expert Determination

The Board has determined that each of the Audit Committee members meet the independence and financial literacy criteria of the NASDAQ Global Select Market and the SEC. The Board also has concluded that Messrs. Bartlett and MacLellan and Mses. Dublon and Wijnberg meet the criteria of an audit committee financial expert as established by the SEC. Mr. Bartlett is a certified public accountant, was an audit partner at Ernst & Young for 28 years until he left the firm in 2012, and serves as the chair of the audit committee of WillScot Mobile Mini Holdings Corp. and as a member of the audit committees of FTI Consulting, Inc. and Zurn Water Solutions Corp. Ms. Dublon was the executive vice president and chief financial officer of JPMorgan Chase & Co., from 1998 to 2004. She is currently the chair of the audit committee of Motive Capital Corp. II. and served as member and chair of the audit committee of PepsiCo, Inc. Mr. MacLellan is a chartered accountant, and served as chair of the audit committee of Magna International, Inc., and was a member of the audit committees of Ace Aviation Holdings, Inc., Maple Leaf Sports, and Entertainment, Ltd. Ms. Wijnberg was the chief financial officer of Marsh & McLennan Companies, Inc., from 2000 to 2006 and interim chief financial officer of YUM! Brands in 1999. She is currently the chair of the audit committees of Automatic Data Processing, Inc., Cognizant Technology Solutions Corp., and Hippo Holdings, Inc. and she previously served as member and chair of the audit committees of Tyco International and TE Connectivity, respectively.

Responsibilities

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	The integrity of our financial statements and other financial information provided to our stockholders;

•	The retention of our independent registered public accounting firm, including oversight of the terms of its engagement and its performance, qualifications, and independence;

•	The performance of our internal audit function, internal controls, and disclosure controls; and

•	The Company’s risk management framework.

The Audit Committee:

•	Provides an avenue for communication among our internal auditors, financial management, chief risk officer, independent registered public accounting firm, and the Board; and

2023 Proxy Statement       15

•	Is responsible for maintaining procedures involving the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls, and auditing matters, including confidential, anonymous employee submissions.

•	The independent registered public accounting firm reports directly to the Audit Committee and is ultimately accountable to this committee and the Board for the audit of our consolidated financial statements.

•	The head of the Company’s internal audit department reports directly to the Audit Committee.

•	The Audit Committee receives regular updates from our risk and technology departments concerning our information security program.

Related Person Transaction Oversight

The Audit Committee is responsible under its charter for reviewing related person transactions and any change in, or waiver from, our Code. Our Board has adopted a written Policy for the Review and Approval of Transactions with Related Persons. Any transaction that would require disclosure under Item 404(a) of Regulation S-K will not be initiated or materially modified until our Audit Committee has approved such transaction or modification and will not continue past its next contractual termination date unless it is annually reapproved by our Audit Committee. During its deliberations, the Audit Committee must consider all relevant details regarding the transaction including, but not limited to, any role of our employees in arranging the transaction, the potential benefits to our Company, and whether the proposed transaction is competitively bid or otherwise is on terms comparable to those available to an unrelated third party or our employees generally. The Audit Committee approves only those transactions that it determines in good faith to be on terms that are fair to us and comparable to those that could be obtained in an arms-length negotiation with an unrelated third party. Please see the disclosure provided in the section titled "Certain Relationships and Related Transactions" beginning on page 84.

Executive Compensation and Management Development Committee

Meetings in 2022: 5	Chair	Members
The report of the committee appears on page 84.
	MacLellan	Bartlett	Bush	Dublon	Hrabowski	Rominger

		Stevens	Wijnberg	Wilson

All of the non-employee independent directors of the Board serve on the Compensation Committee. The Board has determined that each of these members meets the independence criteria of the NASDAQ Global Select Market.

Responsibilities

The Compensation Committee is responsible to the Board, and ultimately to our stockholders, for:

•	Determining the compensation of our CEO and other executive officers;

•	Reviewing and approving general salary and compensation policies for the rest of our senior officers;

•	Overseeing the administration of our Annual Incentive Compensation Plan (AICP), equity incentive plans, and ESPP;

•	Assisting management in designing new compensation policies and plans;

•	Reviewing and providing guidance to management concerning succession plans and development actions for key leadership roles;

•	Reviewing and assisting management regarding DEI efforts across the Company; and

•	Reviewing and discussing the Compensation Discussion and Analysis contained in this proxy statement and other compensation disclosures with management.

16       T. Rowe Price Group

Nominating and Corporate Governance Committee

Meetings in 2022: 5	Chair	Members
The report of the committee appears on page 20.
	Hrabowski	Bush	Stevens	Wilson

The Board has determined that all Nominating and Corporate Governance Committee members meet the independence criteria of the NASDAQ Global Select Market.

Responsibilities

The Nominating and Corporate Governance Committee supervises and reviews the affairs of Price Group in relation to the Board, director nominees and compensation, committee composition, stockholder communications, and other corporate governance matters.

Among the Nominating and Corporate Governance Committee’s responsibilities are:

•	Identifying, evaluating, and nominating director candidates;
•	Considering the continued membership of each director, and recommending the appropriate skills and characteristics of potential directors;
•	Developing director orientation and education opportunities;
•	Reviewing and approving the compensation of independent directors;
•	Recommending committee and chair assignments;
•	Overseeing procedures regarding stockholder nominations and other communications to the Board;
•	Reviewing the effectiveness of the Board in the corporate governance process;
•	Monitoring compliance with and recommending any changes to the Corporate Governance Guidelines and other governance policies;
•	Monitoring and oversight of, in coordination with the Compensation Committee and the Board, succession planning for the chief executive officer;
•	Overseeing policies related to political expenditures and political activities;
•	Monitoring policies related to environmental and climate matters, and recommending to the Board specific actions related thereto;
•	Reviewing actions in furtherance of the Company’s corporate social responsibility, including the impact of the Company’s processes on employees, stockholders, citizens, and communities; and
•	Reviewing key trends in legislation, regulation, litigation, and public debate to determine whether the Company should consider additional corporate environmental, social responsibility, or governance actions.

Executive Committee

Chair	Members

Sharps	MacLellan	Stromberg	Wilson

Responsibilities

The Executive Committee functions between meetings of the Board in the event that prompt action be called for that requires formal action by or on behalf of the Board in circumstances where it is impractical to call and hold a full meeting of the Board. The Executive Committee possesses the authority to exercise all the powers of the Board except as limited by Maryland law.

2023 Proxy Statement	17

If the Executive Committee acts on matters requiring formal Board action, those acts are reported to the Board at its next meeting for ratification.

Board Policies and Procedures

Code of Ethics

Pursuant to rules promulgated under the Sarbanes-Oxley Act, the Board has adopted the Code. The Code is intended to deter wrongdoing and promote honest and ethical conduct; full, timely, and accurate reporting; compliance with laws; and accountability for adherence to the Code, including internal reporting of Code violations. A copy of the Code is available on our website. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code by making disclosures concerning such matters available on the Investor Relations page of our website, troweprice.com.

We also have a Code of Ethics and Personal Transactions Policy and a Global Code of Conduct, both of which are applicable to all employees and directors of the Company. Our Code of Ethics and Personal Transactions Policy prohibits all employees and directors of the Company from (i) any short sales of our common stock, (ii) purchasing options on our common stock, or (iii) entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of our common stock. It is the Company’s policy for all employees to participate annually in continuing education and training relating to the Code of Ethics and Personal Transactions Policy and Global Code of Conduct.

Corporate Governance Guidelines

The Board represents the interests of stockholders in fostering a business that is successful in all respects. The Board is responsible for determining that the Company is managed with this objective in mind and that management is executing its responsibilities. The Board’s responsibility is to regularly monitor the effectiveness of management policies and decisions, including the execution of its strategies. In addition to fulfilling its obligations for representing the interests of stockholders, the Board has responsibility to the Company’s employees, the mutual funds and investment portfolios that the Company manages, the Company’s other customers and business constituents and the communities where the Company operates. All are essential to a successful business. Our Corporate Governance Guidelines can be found on our website, troweprice.com.

Non-employee Director Independence Determinations

The Board has considered the independence of current directors and director nominees and, excluding Messrs. Stromberg, Sharps, and August, has concluded that each such director qualifies as an independent director within the meaning of the applicable rules of the NASDAQ Global Select Market. To our knowledge, there are no family relationships among our directors or executive officers.

In making its determination of independence, the Board applied guidelines that it has adopted concluding that the following relationships should not be considered material relationships that would impair a director’s independence:

•	relationships where a director or an immediate family member of a director purchases or acquires investment services, investment securities, or similar products and services from the Company or one of its sponsored mutual funds and trusts (Price funds) so long as the relationship is on terms consistent with those generally available to other persons doing business with the Company, its subsidiaries, or its sponsored investment products; and
•	relationships where a corporation, partnership, or other entity with respect to which a director or an immediate family member of a director is an officer, director, employee, partner, or member purchases services from the Company, including investment management or defined contribution retirement plan services, on terms consistent with those generally available to other entities doing business with the Company or its subsidiaries.

The Board believes that this policy sets an appropriate standard for dealing with ordinary course of business relationships that may arise from time to time.

18	T. Rowe Price Group

Proposal 1

Election of Directors

In this proxy statement, 11 director nominees are presented pursuant to the recommendation of the Nominating and Corporate Governance Committee. All have been nominated by the Board to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

Recommendation of the Board	Vote Required
We recommend that you vote FOR all the director nominees under Proposal 1.

If any director nominee becomes unable or unwilling to serve between now and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Corporate Governance Committee and approved by the Board.

2023 Proxy Statement	19

Corporate Governance

Report of the Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has general oversight responsibility for governance of the Company, including the assessment and recruitment of new director candidates and the evaluation of director and Board performance. We monitor regulatory and other developments in the governance area with a view toward both legal compliance and maintaining governance procedures at the Company, consistent with what we consider to be best practices. In this regard, we routinely receive written and verbal information relating to best governance practices for institutions such as the Company, including input and reports from members of the Company’s proxy voting group concerning relevant trends. In addition, the Nominating and Corporate Governance Committee has oversight of the Company’s environmental and corporate social responsibility activities and the Company’s policies related to political expenditures and political activities.

Governance Highlights

Overview

Our Board employs practices that foster effective Board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management, and compliance. The Board reviews our major governance policies and processes regularly in the context of current corporate governance trends, regulatory changes, and recognized best practices.

Our Nominating and Corporate Governance Committee maintains oversight of the Company’s environmental and corporate social responsibility activities, including considering the impact of the Company’s policies and processes on employees, stockholders, citizens, and communities. During the year, the Nominating and Corporate Governance Committee and the Board received updates from management on the Company’s environmental, social, and governance (ESG) efforts.

Pursuant to the Nominating and Corporate Governance Committee’s oversight of political activities, the Nominating and Corporate Governance Committee is informed of and consulted on any political developments impacting the Company. Additionally, the Nominating and Corporate Governance Committee reviews the corporate memberships that the Company maintains with trade associations and requests that these groups not use the Company’s dues for political campaign contributions or to confirm to the Company if they do. The Company does not contribute corporate funds to candidates, political party committees, political action committees, or any political organization exempt from federal income taxes. Further, the Company does not maintain a political action committee and does not spend corporate funds directly on independent expenditures.

The Nominating and Corporate Governance Committee works diligently to support effective corporate governance and believes that the Company’s governance program aligns with the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies.

20	T. Rowe Price Group

ISG Corporate Governance Principles

The following sections provide an overview of our corporate governance structure and processes, including key aspects of our Board operations, and how they align with the ISG Corporate Governance Principles for U.S. Listed Companies.

PRINCIPLE		COMPANY PRACTICE
1.	Boards are accountable to shareholders.

•    Our directors are elected annually.

•    Our Amended and Restated By-Laws (By-Laws) mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director nominee must receive more votes “For” his or her election than votes “Against” in order to be elected. A director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board.

•    We have clear proxy access rules.

•    We do not have a poison pill plan.

2.	Shareholders should be entitled to voting rights in proportion to their economic interest.	• We have only one class of stock outstanding, and each share is entitled to one vote.
3.	Boards should be responsive to shareholders and be proactive in order to understand their perspectives.

•    Our Company actively engages with stockholders. See page 27.

•    Our directors participate in our stockholder outreach, both in the preparation for such meetings and during the presentations themselves.

•    We have established an email address for stockholders wishing to contact the Board.

4.	Boards should have a strong, independent leadership structure.	• We have a strong lead independent director. • Eight of our 11 director nominees are independent. • Our independent directors meet frequently without management.
5.	Boards should adopt structures and practices that enhance their effectiveness.

•    Our directors have a diverse mix of experience and backgrounds relevant to our industry, our stockholders, our clients, and our stakeholders. See page 8.

•    The average tenure on our Board is six years.

•    During the year, the Board receives several key industry updates, strategic topics, and other education sessions conducted by both outside experts and Company executives, all designed to assist the Board in executing their duties.

•    Our directors attended 100% of the regularly scheduled Board and Board Committee meetings and value in-person attendance at meetings.

6.	Boards should develop management incentive structures that are aligned with the long-term strategy of the company.

•    Our annual and long-term incentive programs are designed to align the interests of our management with our stockholders by focusing on long-term corporate performance and value creation.

•    Our executive compensation program received 93% stockholder support in 2022.

•    The proxy statement clearly communicates the link between our compensation programs and the Company’s short- and long-term performance.

2023 Proxy Statement	21

Board Composition

Director Nomination Process

Ongoing Assessment of Composition and Structure

In considering the overall qualifications of our director nominees and their contributions to our Board, and in determining our need for additional directors, we seek to create a Board consisting of directors with a diverse set of experiences and attributes who will be meaningfully involved in our Board activities and will facilitate a transparent and collaborative atmosphere and culture. Our directors generally develop a long-term association with the Company, which we believe facilitates a deeper knowledge of our business and its strategies, opportunities, risks, and challenges. At the same time, we periodically look for additions to our Board to enhance our capabilities and bring new perspectives and ideas to our Board.

Commitment to Diversity, Equity, and Inclusion

The Board has historically valued varying perspectives that individuals of differing backgrounds and experiences bring. We monitor the diversity profile of the Board and consider it an important factor relevant to any particular nominee and to the overall composition of our Board. In considering diversity, we recognize a person’s background and experience as well as their ethnicity, gender, sexual orientation, race, and other factors that we believe will inform the way they consider decisions brought before the Board.

Our current Board comprises individuals with a substantial variety of skills and expertise, including with respect to executive management, financial institutions, government, accounting and finance, investment management, public company boards, academia, and not-for-profit organizations. Our Board is not just composed of individuals knowledgeable about our business, but is also reflective of our clients, the communities we serve and our stakeholders. The Nominating and Corporate Governance Committee believes it is important to maintain a mix of experienced directors with a deep understanding of the Company and newer directors who bring a fresh perspective to the challenges of our industry.

Selection of Director Candidates

The Nominating and Corporate Governance Committee supervises the nomination process for directors. The Nominating and Corporate Governance Committee considers the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve for an additional term and any change in their employment or other circumstances in considering their renomination each year.

Following the Annual Meeting, the Board will have 11 directors, eight of who will be independent. The tenure of our independent directors’ ranges from 17 months to 13 years, with an average tenure of approximately six years. When a director is set to retire from our Board, the Nominating and Corporate Governance Committee focuses on identifying candidates with the skills and backgrounds to complement the Board, in addition to seeking candidates who would bring further capabilities, experience, and diversity to our Board.

22	T. Rowe Price Group

Identification and Consideration of New Nominees

In the event that a vacancy exists or we decide to increase the size of the Board, we identify, interview and examine, and make recommendations to the Board regarding appropriate candidates. We will consider Board nominees with diverse capabilities, and we generally look for nominees with capabilities in one or more of the following areas: investment and money management, general management and leadership, economics and economic policy, audit and accounting, finance and treasury functions, marketing, operations, technology and cybersecurity, human resources and personnel, risk management, strategic planning, governance, law, regulation and compliance, property management, and international and global experience relating to one or more of the foregoing areas. In evaluating potential candidates, we consider independence from management, background, experience, expertise, commitment, diversity, number of other public board and related committee seats held, and potential conflicts of interest, among other factors, and take into account the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate unimpeachable character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications imposed by the NASDAQ Global Select Market and by the SEC and other applicable law. Candidates expected to serve on the Nominating and Corporate Governance Committee or the Compensation Committee must meet independence qualifications set out by the NASDAQ Global Select Market, and members of the Compensation Committee must also meet additional independence tests imposed by the NASDAQ Global Select Market. Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected a candidate, we present him or her to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by the Company’s stockholders. All directors serve for one-year terms and must stand for reelection annually.

Identification of Candidates	The Nominating and Corporate Governance Committee identifies, interviews and examines, and makes recommendations to the Board regarding appropriate candidates. The Nominating and Corporate Governance Committee identifies potential candidates principally through the following: • Consideration of incumbent directors • Suggestions from the Company's directors and senior management • Third parties/national search organization • Candidates recommended or suggested by stockholders
Evaluation of Candidates	The Nominating and Corporate Governance Committee's evaluations of potential directors include the following: • An assessment of a candidate's background and credentials • Personal interviews • Discussions with appropriate references
Election of Candidates	Once the Nominating and Corporate Governance Committee has selected a candidate, the candidate is presented to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by the Company's stockholders.

2023 Proxy Statement	23

Stockholder Recommendations and Nominations

Recommendations

A stockholder who wishes to recommend a candidate for the Board should send a letter to the chair of the Nominating and Corporate Governance Committee at the Company’s principal executive offices providing: (i) information relevant to the candidate’s satisfaction of the criteria described above under “Director Nomination Process;” and (ii) information that would be required for a director nomination under Section 1.11 of the By-Laws. The Nominating and Corporate Governance Committee will consider and evaluate candidates recommended by stockholders in the same manner it considers candidates from other sources. Acceptance of a recommendation does not imply that the Nominating and Corporate Governance Committee will recommend, and the Board will ultimately nominate, the recommended candidate.

Proxy Access and Nominations

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws. Section 1.13 of the By-Laws sets out the procedures a stockholder must follow to use proxy access. Section 1.11 of the By-Laws sets out the procedures a stockholder must follow in order to nominate a candidate for Board membership outside of the proxy access process. For these requirements, please refer to the By-Laws as of February 9, 2021, filed with the SEC on February 11, 2021, as Exhibit 3.1 to our Annual Report on Form 10-K.

Majority Voting

We have adopted a majority voting standard for the election of our directors. Under our By-Laws, in an uncontested election, a nominee will not be elected unless he or she receives more “FOR” votes than “AGAINST” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, the By-Laws also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, or decline the resignation with conditions, taking into consideration the Nominating and Corporate Governance Committee’s recommendation after consideration of all factors deemed relevant, within 90 days after the vote has been certified. Plurality voting will apply to contested elections.

24	T. Rowe Price Group

Board Leadership

Chair of the Board and Lead Independent Director

William J. Stromberg Non-Executive Chair of the Board	Alan D. Wilson Lead Independent Director

Mr. Stromberg became the non-executive chair of the Board effective January 1, 2022, following his retirement as our CEO. Due to his long career with the Company, including as its CEO and Chair, we believe Mr. Stromberg’s service as the Board’s non-executive chair provides our independent directors with increased exposure to senior management, as well as greater insight into the needs of the business.

Mr. Wilson was elected by our independent directors as lead independent director after the 2018 annual meeting of stockholders and is expected to be re-elected after the Annual Meeting. The lead independent director role was created in 2004 and has continually developed since that time. The lead independent director chairs Board meetings when the chair is not present, approves Board agendas and meeting schedules, and oversees Board materials distributed in advance of Board meetings. The lead independent director also calls meetings of the independent directors, chairs all executive sessions of the independent directors, and acts as a liaison between the independent directors and management. The lead independent director works with the chair of the Nominating and Corporate Governance Committee when considering new director nominees and provides input on the design and makeup of the Board and its committees. The lead independent director is available to the Company’s general counsel and corporate secretary to discuss and, as necessary, respond to stockholder communications to the Board. Finally, the lead independent director generally serves as the Board representative in various meetings with the Company’s stockholders and other key stakeholders.

Mr. Wilson’s significant executive management experience, including having served as chair and chief executive officer of a publicly traded company, makes him especially qualified to serve as the lead independent director for the Board.

Independent Leadership

While management is led by our CEO and president, who is also a director, our Board’s leadership is shared by our non-executive chair and our lead independent director, who each have distinct roles and responsibilities. The Board has determined that the election of a lead independent director, together with a non-executive chair, serve the best interests of the Company and its stockholders. We believe that the combination of a non-executive chair and a well-empowered lead independent director provide significant independent leadership of our Board, while also furnishing a valuable bridge between the Board and the Company’s business. The Company has a strong independent Board, and a supermajority of the Board are independent under the NASDAQ Global Select Market standards. In addition, the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee are all composed entirely of independent directors, and our non-executive chair and lead independent director, together with these committees, have significant and meaningful responsibilities designed to foster critical oversight and good governance practices. We believe that our structure is appropriate at this time and serves the interests of the Company and its stockholders well.

2023 Proxy Statement	25

During our history, we have had periods where the chair was also the CEO, and the Board would consider returning to this structure in the future should the Board deem it appropriate. In the event that the Board decides to combine the roles of chair and CEO, the Company’s stockholders would be notified following the decision.

The Board is confident that the duties and responsibilities allocated to its lead independent director, together with its other corporate governance practices and strong independent board, provides appropriate and effective independent oversight of management.

Committee Leadership and Rotation

In 2015, Mr. Bartlett and Mr. MacLellan became the chairs of the Audit Committee and the Compensation Committee, respectively. In 2021, Dr. Hrabowski became the chair of the Nominating and Corporate Governance Committee. Our Corporate Governance Guidelines provide that periodic rotation of committee membership and chairpersons is generally beneficial to the Company and contributes to healthy and collaborative Board engagement. However, this rotation is not mandatory, and in some circumstances continued service on a committee or as chair by persons with particular skills may be warranted. At least every five years, the Nominating and Corporate Governance Committee shall do a thorough review of all Board leadership positions to make recommendations to the Board about potential changes and to suggest skills that may be needed on the committees.

Board Evaluations

In January 2023, we asked all directors to reply to an anonymous evaluation questionnaire regarding the performance of the Board and its committees during 2022, which evaluation was conducted in consultation with the chair of the Nominating and Corporate Governance Committee and the lead independent director. Feedback from these questionnaires was supplemented by interviews of each director by our lead independent director. The results of the evaluations and interviews were then discussed at a meeting of the Nominating and Corporate Governance Committee, and a full report was also provided to the Board. Consistent with past practice, we consider suggestions from the evaluation process for inclusion during the course of the upcoming year. We plan to continue to conduct evaluations and interviews each year and to periodically modify our procedures to ensure that we receive candid feedback and are responsive to future developments and suggestions from our directors.

26	T. Rowe Price Group

Engagement With Our Stockholders

As investment professionals, we know the value of engaging with companies. We maintain an active and open dialogue with our stockholders through individual virtual and in-person meetings, engagements at conferences, and inviting them to our annual meeting of stockholders. We proactively engage them on a range of topics including corporate governance, and our philosophy and practices relating to ESG. We attempt to incorporate and address the feedback we receive from our stockholders into our practices, as follows:

HOW	WHAT

•  Attendance at conferences

•  Public management update webcast

•  Individual stockholder calls and meetings

•  Annual Meeting of Stockholders

•  Outreach, calls, and meetings with investors’ corporate governance departments

•  Universal access to an email address for stockholders wishing to contact the Board

•  Strategic and financial performance and goals

•  Corporate and business strategy

•  Board composition and leadership structure

•  Corporate governance and industry trends, including ESG considerations

•  Regulatory considerations

•  Respond to inquiries concerning broad range of topics

Over the last several years, we have sought new ways to interact and communicate with our stockholders and other key stakeholders. During the prior year, we held over 140 meetings with our investors to discuss the Company’s performance and progress against our long-term strategy, as well as broader trends across the investment management industry. Participating in such meetings were representatives from our investor relations, finance, legal, and ESG departments, who provided a meaningful discussion about the Company’s activities. In addition, during 2022 our CEO and president and Chief Financial Officer (CFO) held a public management update for over 185 external attendees, during which they provided investors an overview of the state of the Company and responded to questions. Additionally, in an effort to provide greater transparency around our efforts and progress related to our ESG initiatives, we also published our Corporate ESG Update for Stockholders. We also engage regularly with the investment firms that cover our stock, conducting 90 calls or meetings during 2022 with these firms. We look forward to continuing to expand our stockholder engagement efforts.

Stockholder Proposals

From time to time, we receive proposals from our stockholders intended for inclusion in our proxy statement. We typically work with Company management in reviewing these proposals and determining an appropriate course of action in response, including, where necessary, a statement of our position for or in opposition to the proposal from the stockholder. Often, in response, the Board will ask management to engage with a stockholder on their proposal, which has led to meaningful dialogue and assisted the Board in understanding the concerns of our stockholders.

Stockholder Communications With the Board

Our directors are interested in hearing the opinions of our stockholders. The Nominating and Corporate Governance Committee has established the following procedures in order to facilitate communications between our stockholders and our Board:

•	Stockholders may send correspondence, which should indicate that the sender is a stockholder, to our Board or to any individual director by mail to T. Rowe Price Group, Inc., c/o general counsel, PO Box 17134, Baltimore, MD 21297-1134, or by email to contact_the_board@troweprice.com or by internet at investors.troweprice.com/investor-resources/ contact-us.

•	Our general counsel will be responsible for the first review and logging of this correspondence. The general counsel will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence that the Nominating and Corporate Governance Committee has identified as correspondence that may be retained in our files and not sent to directors.

•	The Nominating and Corporate Governance Committee has authorized the general counsel to retain and not send to directors the following types of communications:

•	Advertising or promotional in nature (offering goods or services);

2023 Proxy Statement	27

•	Complaints by clients with respect to ordinary course of business customer service and satisfaction issues; provided, however, that the general counsel will notify the chair of the Nominating and Corporate Governance Committee of any complaints that, in the opinion of the general counsel, warrant immediate committee attention by their nature or frequency; or

•	Those clearly unrelated to our business, industry, management, Board, or committee matters.

•	These types of communications will be logged and filed but not circulated to directors. Except as described above, the general counsel will not screen communications sent to directors. The log of stockholder correspondence is available to members of the Nominating and Corporate Governance Committee for inspection. At least once each year, the general counsel will provide to the Nominating and Corporate Governance Committee a summary of the communications received from stockholders, including the communications not sent to directors in accordance with screening procedures approved by the Nominating and Corporate Governance Committee.

By the Nominating and Corporate Governance Committee of the
Board of Directors of T. Rowe Price Group, Inc.

Dr. Freeman A. Hrabowski, III, Chair Mary K. Bush Robert J. Stevens Alan D. Wilson

28	T. Rowe Price Group

Compensation of Directors

The Nominating and Corporate Governance Committee is responsible for periodically reviewing non-employee director compensation and benefits and recommending changes, if appropriate, to the full Board. Our non-employee director compensation program is designed to accomplish a number of objectives:

•	Align the interests of our non-employee directors with those of our stockholders;

•	Provide competitive compensation for service to the Board by our non-employee directors;

•	Maintain appropriate consistency with our approach to compensation for our executive officers and senior employees; and

•	Attract and retain a diverse mix of capable and highly qualified directors.

We provide both cash and equity compensation annually to our directors and believe that, over time, cash and equity compensation should reflect approximately 40% and 60%, respectively, of the total compensation paid to our directors. The cash compensation component is based primarily on an annual retainer coupled with fees for committee attendance, lead director role, and committee chair roles. The equity compensation component is in the form of full-value awards and the possibility of electing restricted stock units (RSUs), as further explained below. We believe our total compensation package and compensation structure is comparable to and in line with other major financial services companies.

The Nominating and Corporate Governance Committee periodically reviews and considers competitive market practices. In 2022, there were no changes to the compensation program for our non-employee directors.

Fees and Other Compensation in 2022

All non-employee directors received the following in 2022:

•	An annual retainer of $100,000 for all non-employee directors;
•	A fee of $150,000 for the non-executive chair;
•	A fee of $1,500 for each committee meeting attended;
•	A fee of $15,000 for the lead director;
•	A fee of $20,000 and $5,000, for the chair of the Audit Committee and each Audit Committee member, respectively;
•	A fee of $10,000 for the chair of the Compensation Committee;
•	A fee of $10,000 for the chair of the Nominating and Corporate Governance Committee;
•	Directors and all U.S. employees of Price Group and its subsidiaries are eligible to have our sponsored T. Rowe Price Foundation match personal gifts up to an annual limit to qualified charitable organizations. For 2022, non-employee directors were eligible to have up to $10,000 matched;
•	The reimbursement of reasonable out-of-pocket expenses incurred in connection with their travel to and from, and attendance at, each meeting of the Board and its committees and related activities, including director education courses and materials; and
•	The reimbursement of spousal travel to and from and participation in events held in connection with the annual joint Price Group and Price funds’ boards of directors meeting.

The annual retainer and fees noted above are prorated for the period of time during the calendar year that each director held the position. Non-employee directors can elect to defer payment of their director fees until the next calendar year pursuant to the Outside Directors Deferred Compensation Plan or to defer payment of their director fees into vested RSUs pursuant to the 2017 Non-Employee Director Equity Plan, as amended (2017 Director Plan). The RSUs will be settled in shares of our common stock, or cash in the case of fractional shares, upon the director’s separation from service. Any such election needs to be received prior to the beginning of the year they earn the cash compensation. Dr. Hrabowski elected to have his 2022 director fees deferred to 2023. Messrs. MacLellan, Stevens, and Wilson and Ms. Wijnberg elected to have their 2022 director fees deferred into vested RSUs.

2023 Proxy Statement	29

Equity-Based Compensation in 2022

Pursuant to the 2017 Director Plan, each newly elected Board member is awarded an initial grant in the form, at their election, of restricted shares or RSUs having a value on the date of grant of $300,000 that vest one-year after the grant date. In each subsequent year, each non-employee director is awarded, at their election, restricted shares or RSUs having a value on the date of grant of $200,000 on the first business day after the Annual Meeting. Each of the award types vest upon the earliest of one year after the grant date, the day before the Annual Meeting held in the calendar year after the year in which the grant is made, the non-employee director’s death or date on which the director becomes totally and permanently disabled, or the date on which a change in control occurs, provided the director continues to be a member of the Board on the applicable date.

Restricted shares entitle the holder to the rights of a stockholder, including voting, dividend, and distribution rights, but are nontransferable until they vest. Vested stock units will be settled in shares of our common stock or cash, in the case of fractional shares, upon a non-employee director’s separation from service. Non-employee directors holding stock units are not entitled to voting, dividend, distribution, or other rights until the corresponding shares of our common stock are issued upon settlement; however, if and when we pay a cash dividend to our common stockholders, we will issue dividend equivalents in the form of additional stock units. Under the 2017 Director Plan, dividends and dividend equivalents payable with respect to unvested restricted shares and unvested stock units will be subject to the same vesting and risks of forfeiture as the restricted shares and stock units to which they are attributable. The 2017 Director Plan includes a provision that accelerates the vesting of all outstanding awards in connection with a change in control of Price Group. Upon a change in control, any outstanding stock units will be settled in cash or shares at the discretion of the Board.

Since Mr. Stromberg would be entitled to receive an annual equity award as a non-executive director, and due to Mr. Stromberg’s already significant equity ownership, the Board approved and the Company paid him a cash amount of $200,000 in lieu of participating in the annual equity award provided to non-employee directors.

Ownership and Retention Guidelines

Each non-employee director added to the Board prior to 2017 is required to hold shares of our common stock, within five years of their appointment to the Board, having a value equal to three times the applicable cash retainer at the time they joined. Directors who were new to the Board in 2017 or thereafter have an ownership goal of five times the annual cash retainer in effect on the date they join the Board. For purposes of the calculation, unvested restricted shares and outstanding stock units are counted, but unexercised stock options are not. Once this ownership goal is achieved, the number of shares required to be held becomes fixed and must be maintained until the end of the director’s service on the Board. Until the ownership goal is achieved, the director is expected to retain “net gain shares” resulting from the exercise of stock options or vesting of restricted stock granted under the applicable director plan. Net gain shares are the shares remaining after payment of the stock option exercise price and taxes owed with respect to the exercise or vesting event. All of our directors, other than Ms. Rominger, who joined the Board in 2021 and has additional time to achieve her respective ownership goal, have achieved and maintain the ownership goal as of the date of this proxy statement.

30	T. Rowe Price Group

2022 Director Compensation1

The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board during 2022. As officers of Price Group, Mr. Sharps and Mr. August did not receive separate directors’ fees so they have been omitted from this table. Mr. Sharps and Mr. August each appear in our Summary Compensation Table as NEOs.

	FEES EARNED	STOCK	ALL OTHER
NAME	OR PAID IN CASH	AWARDS[3,4]	COMPENSATION[5]	TOTAL
Mark S. Bartlett	$141,000	$200,062	$10,000	$351,062
Mary K. Bush	$115,000	$272,735	$10,000	$397,735
Dina Dublon	$126,000	$236,395	$10,000	$372,395
Dr. Freeman A. Hrabowski, III	$121,667	$283,468	$10,000	$415,135
Robert F. MacLellan	$—	$372,995	$10,000	$382,995
Eileen P. Rominger	$126,000	$200,062	$10,000	$336,062
Olympia J. Snowe[2]	$119,167	$16,063	$10,000	$145,230
Robert J. Stevens	$—	$359,750	$—	$359,750
William J. Stromberg	$450,000	$—	$10,000	$460,000
Richard R. Verma	$120,083	$245,565	$9,000	$374,648
Sandra S. Wijnberg	$—	$358,116	$10,000	$368,116
Alan D. Wilson	$—	$436,675	$—	$436,675

[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2022. All other columns have been omitted.
[2]	Represents the fees earned by Ms. Snowe before her retirement at the 2022 Annual Meeting.
[3]	The following table represents the equity awards granted in 2022 to certain of the non-employee directors named above. In accordance with the 2017 Director Plan, each non-employee director was awarded a grant date value of $200,000. In addition, pursuant to our 2017 Director Plan, some directors elected to have their fees, which are typically paid semi annually, deferred into RSUs. The holders of RSUs also receive dividend equivalents in the form of additional vested stock units on each of the Company’s quarterly dividend payment dates. The award value or dividend equivalent value was converted to awards or units, using the closing stock price of our common stock on the date of grant. Fractional shares were rounded up to the nearest whole share.

DIRECTOR	GRANT DATE	NUMBER OF RESTRICTED SHARES	NUMBER OF RESTRICTED UNITS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
Mark S. Bartlett	5/11/2022	1,743		$200,062
Mary K. Bush	3/30/2022		117	$17,918
	5/11/2022	1,743		$200,062
	6/29/2022		156	$18,059
	9/29/2022		170	$18,246
	12/29/2022		166	$18,450
Dina Dublon	3/30/2022		48	$7,395
	5/11/2022		1,743	$200,062
	6/29/2022		83	$9,544
	9/29/2022		90	$9,643
	12/29/2022		88	$9,751
Dr. Freeman A. Hrabowski, III	3/30/2022		124	$19,001
	5/11/2022		1,743	$200,062
	6/29/2022		184	$21,241
	9/29/2022		200	$21,462
	12/29/2022		195	$21,702

2023 Proxy Statement	31

DIRECTOR	GRANT DATE	NUMBER OF RESTRICTED SHARES	NUMBER OF RESTRICTED UNITS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
Robert F. MacLellan	3/30/2022		57	$8,750
	5/11/2022	1,743		$200,062
	6/29/2022		76	$8,818
	6/30/2022		599	$68,000
	9/29/2022		90	$9,629
	12/29/2022		87	$9,736
	12/29/2022		611	$68,000
Eileen P. Rominger	5/11/2022	1,743		$200,062
Olympia J. Snowe	3/30/2022		105	$16,063
Robert J. Stevens	3/30/2022		60	$9,161
	5/11/2022		1,743	$200,062
	6/29/2022		98	$11,325
	6/30/2022		493	$56,000
	9/29/2022		112	$12,034
	12/29/2022		639	$71,168
Richard R. Verma	3/30/2022		63	$9,655
	5/11/2022		1,743	$200,062
	6/29/2022		102	$11,823
	9/29/2022		111	$11,946
	12/29/2022		108	$12,079
Sandra S. Wijnberg	3/30/2022		52	$7,951
	5/11/2022	1,743		$200,062
	6/29/2022		69	$8,013
	6/30/2022		542	$61,500
	9/29/2022		81	$8,746
	12/29/2022		645	$71,844
Alan D. Wilson	3/30/2022		159	$24,390
	5/11/2022		1,743	$200,062
	6/29/2022		231	$26,673
	6/30/2022		559	$63,500
	9/29/2022		257	$27,621
	12/29/2022		849	$94,429

[4]	The following table represents the aggregate number of equity awards outstanding as of December 31, 2022.

DIRECTOR	UNVESTED STOCK AWARDS	UNVESTED STOCK UNITS	UNEXERCISED OPTION AWARDS	TOTAL	VESTED STOCK UNITS
Mark S. Bartlett	1,743	—	—	1,743	—
Mary K. Bush	1,743	—	—	1,743	15,541
Dina Dublon	—	1,800	—	1,800	6,414
Dr. Freeman A. Hrabowski, III	—	1,800	26,408	28,208	16,480
Robert F. MacLellan	1,743	—	26,408	28,151	8,812
Eileen P. Rominger	1,743	—	—	1,743	—
Robert J. Stevens	—	1,800	—	1,800	8,980
William J. Stromberg	—	17,193	—	17,193	—
Richard R. Verma	—	1,800	—	1,800	8,374
Sandra S. Wijnberg	1,743	—	—	1,743	8,016
Alan D. Wilson	—	1,800	—	1,800	22,323

[5]	The amounts represent personal gifts matched by our sponsored T. Rowe Price Foundation to qualified charitable organizations.

32	T. Rowe Price Group

Risk Management Oversight

Overall

The Board oversees our risk management framework but has delegated certain specific activities to the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. In addition, from a day-to-day perspective, the Board has entrusted the Management Committee to ensure that risks across the Company are identified, managed, and reported to the Board or its committees. Lastly the Board also considers our risk management framework during executive sessions of Board meetings, without management present. During these executive sessions, the lead independent director presides and then reports to the chair and to management any suggestions or actions for the Company to take.

Generally, the Board and its committees manage the risks for the Company with a long-term perspective, but evaluate risks over a shorter or intermediate term to the extent these risks could impact the Company or its long-term prospects. From time to time, the Board and management engage with outside advisors, including outside legal counsel, consultants, financial analysts, and investment bankers, to ensure a fulsome understanding of the risks to the Company and to the industry at large and to consider options to position the Company to respond to these issues should they arise. In addition, the Company has a chief risk officer, who reports to the chief operating officer, and a chief compliance officer, who reports to the general counsel. By having separate Risk and Compliance departments that report into the Management Committee through separate individuals, management believes that key risks are identified and evaluated in a more complete and unbiased manner, with multiple escalation channels to ensure comprehensive analysis and disclosure. Our general counsel and our chief operating officer periodically present to the Board on existing and emerging risks, and the Board discusses the same with management, to provide oversight to the risk management process.

Audit Committee

The Audit Committee oversees and evaluates the Company’s significant risks related to disclosures in the Corporation’s financial statements, including: (i) information technology and cybersecurity risks; (ii) business continuity and disaster recovery risks; (iii) ESG risks; (iv) employee relations and DEI risks; and (v) legal and compliance risks. With respect to significant risks and exposures the Company faces, the Audit Committee receives information concerning the applicable risks and the steps taken to assess, monitor, and manage those risks. The Company’s Risk and Operational Steering Committee, composed of senior members of management including our chief risk officer, oversees the Company’s risk management strategy on behalf of the Management Committee. The Risk and Operational Steering Committee develops and maintains the Company’s risk management policies and procedures and regularly monitors the significant risks inherent to our business, including investment risk, reputational risk, business continuity risk, information security risk, and operational risk. The chief risk officer, head of internal audit, and officers responsible for financial reporting, legal, and compliance periodically report on these matters to the Audit Committee. Based on these reports, the Audit Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.

2023 Proxy Statement	33

Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation policies, plans, and practices and ensuring that they are reasonably designed in coordination with the Company’s risk oversight policies to not create incentives for unnecessary or excessive risk taking. The Compensation Committee is further responsible for managing risks related to succession planning for management through its oversight of succession plans and development actions for key strategic leadership roles. The Compensation Committee has delegated responsibility for the functioning of the Company’s compensation programs to the Company’s Management Compensation and Development Committee, composed of senior members of management including our CEO and President and CFO. The Management Compensation and Development Committee designs, develops, and maintains the Company’s compensation programs and regularly reviews whether these programs incentivize or encourage unnecessary risk taking and then reports the same to the Compensation Committee. Based on these reports, the Compensation Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s risks related to all ESG issues and recommending specific actions to the Board related thereto. The Nominating and Corporate Governance Committee also oversees risks related to Board succession and other corporate governance policies and practices. In addition, the Nominating and Corporate Governance Committee oversees the Company’s policies concerning political expenditures and political activities and considers any risk to the Company resulting therefrom. The Nominating and Corporate Governance Committee reports and makes recommendations as necessary to the full Board with respect to managing our overall risk.

Management Committee

The Management Committee is led by the CEO and president and comprises the Company’s senior leadership team. The Management Committee oversees the execution of the Company’s strategy and monitors and addresses the Company’s risks, including risks related to major change initiatives, financial management, and changing regulatory requirements. The Management Committee also guides, reviews, and approves business activities of the Company, while maintaining the Company’s risk tolerance, as set by the Board.

Cybersecurity Oversight

Technology is a key component of our business operations, and cybersecurity is a significant consideration for the Company. Although management is responsible for the firm’s day to day cybersecurity operations, the Board oversees the Company’s cybersecurity program. The Board does not delegate this responsibility to a committee, nor does the Board identify a cybersecurity expert to consider the Company’s activities and make recommendations or provide advice to the Board. Instead many of our directors have significant technology experience gained through their prior work experience and through their positions on other boards of directors, all of which provides the Board with insight and practical guidance in overseeing the firm’s technology and operations as well as our continuing investment in and development of our cybersecurity program.

At least annually the Board receives a technology and cybersecurity update led by the senior management from the Company’s technology and information security teams. The Board receives information concerning the Company’s preparation for a cyber incident, in order to understand how the Company would respond to a specific cybersecurity threat, along with the impact to the firm’s operations. As part of this process, the Board engages in various activities to stay abreast of the cyber landscape, including briefings led by third party and management experts and discussions related to publicized cyber events in our industry and other industries. Our global information security team, in collaboration with our risk and internal audit teams and independent third parties, assesses cyber risks and adjusts our program as needed and reports the results of the same to the Board.

34	T. Rowe Price Group

ESG Oversight

Overall

Since the Company is an investment management firm and a publicly traded company, the Board considers ESG both through the lens of the corporate entity and through its investing practices. ESG-related matters are a key component of the Company’s business and its long-term strategy, and the Board engages with management to understand the proposed action plan relating to ESG practices and reviews management’s performance in meeting the ESG goals set by the Board. Sustainability is a critical component of the firm’s overall business strategy and among one of several senior management responsibilities over which the Board has oversight.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has been delegated primary responsibility for overseeing the Company’s ESG efforts. The Nominating and Corporate Governance Committee receives regular updates concerning the Company’s ESG practices for investing, along with the Company’s progress toward its ESG goals.

Audit Committee

The Audit Committee considers ESG matters as they impact any disclosures in the Company’s financial statements, including the ESG risks and employee relations and DEI risks. In addition, the Audit Committee receives updates from the Company’s chief risk officer concerning the same, and regularly discusses ESG legal and regulatory developments with the Company’s general counsel.

Compensation Committee

The Compensation Committee is responsible for considering the Company’s DEI efforts and how ESG matters may impact the compensation of management. The Compensation Committee considers the Company’s ESG efforts when reviewing and approving general salary and compensation policies for management.

2023 Proxy Statement	35

Corporate Sustainability

2022 Sustainability Highlights

During 2022, we joined the Net Zero Asset Managers initiative to support the goal of net zero greenhouse gas (GHG) emissions by 2050 or sooner. In addition, we hired Poppy Allonby as head of ESG Enablement to optimize and oversee a centralized team dedicated to ESG. Eric Veiel, head of Global Equity and CIO and member of the Management Committee, is responsible for overseeing the Company’s ESG initiatives. We are a member of the International Financial Reporting Standards’ Sustainability Alliance, which oversees the Sustainability Accounting Standards Board and we continue to incorporate the Task Force on Climate-Related Financial Disclosures recommendations in our reporting. We are also signatories to the United Nations Global Compact. In our publicly available annual ESG Corporate Report, we publish various metrics and targets that we use to assess and manage relevant climate-related and sustainability risks and opportunities. In addition, we have been tracking external corporate ESG benchmarks and rankings, such as:

•	Positive scores by various ratings agencies, assessing the Company to be at low risk of experiencing material financial impacts from ESG factors, as described in our annual ESG Corporate Report.

•	Ranked 14th in Barron’s 5th annual “100 Most Sustainable Companies” list.

WHAT WE HAVE DONE

•	Set targets to manage climate-related risks and opportunities for two areas: GHG emissions and waste management.

•	Met our goal to reduce our GHG emissions by 13% from 2010, in advance of the 2025 deadline.

•	Remained on track to reduce the waste sent to landfills and incinerators by 92% by 2025, compared with a 2010 baseline.

•	Implemented a centralized waste management system that will decrease the amount of waste sent to landfills and incineration plants while increasing the amount of waste that is recycled and composted.

•	Began offsetting GHG emissions generated from business travel.

•	Provided free charging stations at our Maryland facilities for employees who own electric vehicles.

•	Total associate giving to our communities was $16.1 million and matching gifts totaled $6.4 million.[1]

WHERE WE ARE GOING

•	We have set a target to reduce scopes 1 and 2 emissions by 75% by 2030 and achieve net zero by 2040.[2]

•	We are working to achieve zero waste at a real estate portfolio level by year-end 2025.

•	We will phase out all single-use plastics from our facilities, with the goal of eliminating all single-use plastics by year-end 2025.

•	We plan to increase the diversity of our global workforce from 45% women in 2022 to 46% women in 2025 while also increasing representation in senior roles to 33% in 2025, which we met in 2022.

•	Within our U.S. workforce, we aim to increase representation of Black/Hispanic/Native American talent from 18.5% in 2022 to 19% in 2025 while also increasing representation in senior roles from 9% in 2022 to 10% in 2025.

•	We aim to spend $50 million annually with diverse-owned and small disadvantaged-owned businesses in the U.S. by 2025. This is an increase from $22 million in 2022.

[1]	Includes direct grants, matching gifts, associate donations, Corporate Social Responsibility sponsorships, and community and business memberships.
[2]	Scope 1 (direct emissions from owned or controlled sources), scope 2 (indirect emissions from the generation of purchased electricity, steam, or cooling), scope 3 (all other indirect emissions).

36	T. Rowe Price Group

Human Capital

Our People Drive Our Success

At T. Rowe Price, our people set us apart. We deliver outstanding investment results and service to clients by leveraging a culture that encourages collaboration, integrity, trust, and diversity. This enables us to identify opportunities others might overlook. Our associates’ knowledge, insight, enthusiasm, and creativity are the reasons our clients succeed, and our firm excels. In order to attract and retain the highest-quality talent, we develop key talent and succession plans; invest in DEI initiatives; offer opportunities for our associates to learn and grow; and provide attractive benefits and a culture where associates can bring their best selves to work every day. As evidence of our approach’s success, the average tenure of all associates is eight years, and the average tenure of our portfolio managers is 16 years.

Investing In Our People

We seek to help our clients achieve their long-term investment goals. In order to do this, we are committed to helping our associates achieve their long-term career goals. We continuously seek to identify new opportunities for our associates to expand their experience and grow their skills. As a result of our associates developing these skills, we are able to promote from within, with approximately 34% of our open positions being filled by internal applicants and almost all of our portfolio managers having been promoted from within. We are committed to the professional growth of our associates through the development of their knowledge, skills, and experience by providing them access to in-person, virtual, and online training programs and by offering a generous tuition reimbursement program. We believe a critical driver of our firm’s future growth is our ability to cultivate leaders. Reflecting this, we have held a series of leadership speaker events and offer access to virtual programs focused on leadership development led by professors at leading universities.

Hiring and Retaining Diverse Talent

Having a diverse and inclusive workforce and providing an equal opportunity to all associates is a business and cultural imperative. Our priority is to increase our hiring, retention, and development of talent from groups that are underrepresented in asset management, including both ethnically diverse associates and women. In 2022, 25% of our newly hired investment professionals globally were female, and firmwide 66% of new hires were either female and/or ethnically diverse, including 34% of employees hired outside the firm being Black/African American, Hispanic, or Latinx and/or American Indian. For every open senior role at the firm, our goal is that at least 30% of interviewed candidates will be female and/or ethnically diverse, and during 2022, 50% of the candidates were ethnically diverse and/or female.

We believe a key component of combating racial inequality and injustice is greater representation of ethnically diverse people in all areas of society and business—including at T. Rowe Price. To increase the pipeline of diverse candidates, we have created partnerships with colleges and universities, including Historically Black Colleges and Universities from which we have had success in recruiting diverse talent in the United States, and focused on developing recruiting plans for Black and Latinx candidates who might not have been exposed to our industry. Other initiatives connect with prospective and future underrepresented and female candidates as early as high school, through college, and on into graduate school. For example, our signature programs like “MBA Day,” “Launching Your Legacy,” “High School Encounter,” and our “Women’s Stock Pitch,” are a few of the ways that we reach early-career diverse talent, create exposure to our industry and introduce opportunities for such talent to bring their perspective and insight to the firm. Furthermore, we have partnered with many national organizations such as The Robert Toigo Foundation, National Black MBA Association, the Association of Latino Professionals for America, Grace Hopper, Afrotech, Lesbians Who Tech, and others to create access to diverse talent and to assist us in maintaining best practices. In addition, we host on-site mentoring and recruitment initiatives in all U.S. offices and London, encouraging and attracting diverse candidates to consider careers in asset management. We remain committed to supporting a diverse and inclusive workplace.

Internally, we also created Amplify Voices, an advisory committee designed to support and inform the firm’s ongoing efforts to attract, develop, advance, and retain Black female talent. Composed of senior female leaders representing all areas of the business and with varied experiences and tenure, Amplify Voices’ members have personal experience navigating the corporate space as underrepresented talent and can highlight barriers that Black female associates may face throughout their careers.

2023 Proxy Statement	37

In an effort to be more transparent we publish our EEO data on our website, which can be seen on our website, under the “What Sets Us Apart” tab. In addition, during 2022, we published our sustainability report which included transparency into our DEI data, a copy of which can be found on our website at troweprice.com. Set forth below is our diversity information as of December 31, 2022, grouped by division. The data excludes information about the employees of OHA.

Investments Group Diversity Breakdown

Global Distribution and Global Product Group Diversity Breakdown

Corporate Functions Group Diversity Breakdown

*	Senior Level is defined as people leaders and individual contributors with significant business or functional responsibility.

38	T. Rowe Price Group

An Inclusive Work Environment

We emphasize maintaining a positive, welcoming, and collaborative culture, where everyone is encouraged to bring their best selves to work every day—to draw from their experiences, express their viewpoints, and to take the initiative to help our clients and themselves succeed. DEI is a foundation of our business approach. Our Management Committee ensures we have high standards for the way we recruit, hire, mentor, and develop talent.

To support this, our Diversity, Equity, and Inclusion Steering Committee (DEISC) meets bi-monthly to discuss progress on specific initiatives, along with challenges and concerns that can impact our progress. We have a plan to provide additional programs to strengthen the experience and support for underrepresented talent. The Black Leadership Council provides a direct channel of communication between the Management Committee and senior Black associates to ensure that there is active dialogue on matters of importance such as associate attraction, retention, advancement, and priorities as well as supports leadership in communicating important messages and developments related to the Company’s DEI initiatives. The EMEA Regional Leadership Council (EMEA Council) activates the firm’s regional DEI strategy and oversees its successful execution. The effectiveness of the EMEA Council is measured by completion of our annual DEI success measures, progress made toward representation outcomes, and improvement on key DEI dashboard metrics over time. The EMEA Council also helps to enhance the regional lens to the firm’s DEI work and contributes to the global DEISC.

To help strengthen our culture of inclusion, each of our global associates again received a DEI Performance Objective that outlined the expectation and accountability that each employee has in achieving our shared goals. The DEI Performance Objective is the only goal that was cascaded throughout the enterprise at the direction of the CEO and president, exemplifying the importance of this priority globally. Additionally, we launched new learning offerings—Managing Inclusion for People Leaders and Conscious Inclusion for all other associates. Ninety-four percent of people leaders attended Managing Inclusion in 2022, and we expect both new and tenured leaders to attend the learning session in 2023. In addition to these course offerings, we have provided follow-up resources to enable activation of the lessons provided. Our DEI learning path is a cornerstone of our strategy as we aim to reinforce the behaviors needed to lead into the future.

We are committed to establishing a culture of open and transparent dialogue between the firm and our associates, which allows for multiple opportunities for collecting and acting on quality feedback to inform. The feedback gathered from associates via engagement surveys, pulse surveys, and focus groups allows leadership to optimize the associate experience and to make appropriate business decisions. Our firmwide employee survey in 2022 included additional inclusion and belonging questions, which will inform our future programming and actions. We have an engaged and motivated workforce with a shared commitment to putting clients first.

How We Support Our Diverse Perspectives

Business resource groups provide important perspectives that help shape our culture, especially in recruitment, talent acquisition, and retention. Our business resource groups are open to all associates and provide valuable insight and programs to strengthen our inclusive culture, support career development of associates, extend our brand in the community, and provide insight on delivering our services in the marketplace. Our business resource groups were created to provide guidance and leadership to increase the recruitment, development, advancement, and retention of the associates identified with the resource groups below:

•	MOSAIC—Ethnically diverse associates and allies.

•	VALOR—Associates who are veterans or active reservists and their families and allies.

•	PRIDE—LGBTQ+ associates and allies.

•	WAVE—Female associates and allies.

At the end of 2022, 47% of associates were members of at least one business resource group.

We believe targeted experiences that provide elevated visibility, access, and development are a key factor to engage and support our diverse associates. To deepen relationships and connection, we launched Diverse Connections, which pairs underrepresented talent with senior leaders. Both participating associates and senior leaders benefited from the experience, and many of the pairs continued this engagement through a formal mentorship or sponsorship relationship. Furthermore, our Excel and Catalyst programs are nine-month experiences that provide our diverse cohorts with targeted development, manager engagement, and coaching to further support their career growth. We also provide access to external development programs to

2023 Proxy Statement	39

support the development plans and aspirations of our talent. For example, Black/African American associates have participated in the McKinsey Leadership Programs, and we partner with Signature Leaders to provide development and cultivate sponsorship for female associates. Resources are provided to maximize formal sponsorship relationships broadly across the organization.

For female talent, we continue to offer our Women in Sales program, which aims to attract female talent to client-facing roles. The program is focused on five key areas: Role Models, Mentoring, Returners to Work, Talent Program, and Debunking the Myth of Sales Roles. The success of this program has led us to launch similar programs in our Technology and Investments business units.

Offering Benefits to Further Our Commitment

We offer employee benefit solutions, including both health care and retirement benefits, where applicable; fitness club reimbursement; life insurance; and an Employee Assistance Program to support well-being. Benefit competitiveness and design is assessed for a given country, and offerings reflect our global principles and local market practice. For example, retirement programs are uniquely designed to support associates in meeting retirement goals while also reflecting regional and country-specific practices in Asia, Europe, and the U.S.

Focus on Family

We have always emphasized the importance of spending quality time away from work. In addition to generous vacation time, the firm offers fully paid maternity leave for birth mothers, in addition to fully paid parental leave to all new mothers and fathers. We also provide adoption assistance to associates looking to expand their families. In the U.S., the UK, and Canada, we offer our associates backup child care and elder care.

Safety, Adaptability, and Flexibility for Our Workforce

During 2020, our firm mobilized to ensure the safety of all our associates globally. Beginning first in the Asia-Pacific region, and then worldwide, we migrated to a work from home environment for approximately 97% of our associates. We expanded our offerings for child care and elder care assistance and ensured that our health care coverage included COVID-19 testing and treatment. In response to the challenging situation, we offered our associates five additional wellness days along with free counseling through our Employee Assistance Program.

During 2022, we monitored conditions globally and developed return to the office programs tailored locally, so that associates could be safe knowing their health and the health of their families was not being compromised. This meant a staggered return to the office, so that we could monitor the data and respect local ordinances. In the U.S. employees returned to the office full time; however due to the success of our associates’ ability to work remotely, we offered for most associates the ability to work remotely up to two days a week. We believe this approach allows our associates to maintain the important benefits of in-person collaboration while providing additional flexibility for our associates.

40	T. Rowe Price Group

Executive Compensation

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) provides an overview and analysis of our executive compensation philosophy, addresses the principal elements used to compensate our executive officers in 2022, and explains how our executive compensation design aligns with the Company’s strategic objectives. We also address 2022 compensation decisions for Named Executive Officers (NEOs) and their rationale. This CD&A should be read together with the compensation tables that follow this section. Our NEOs for 2022 were as follows:

Robert W. Sharps	Jennifer B. Dardis	Glenn R. August	Justin Thomson	Eric L. Veiel

Chief Executive Officer and President	Chief Financial Officer and Treasurer	Chief Executive Officer of Oak Hill Advisors, L.P.	Head of International Equity and CIO	Head of Global Equity and CIO

Executive Summary

Our compensation programs recognize and reward performance, with a focus on rewarding the achievements of our NEOs, as measured by a number of short-term and long-term factors. Those factors include:

•	the financial performance and financial stability of Price Group;

•	relative investment performance of our investment products; and

•	performance of our NEOs against pre-determined corporate and individual goals.

Our compensation programs also reward NEOs for their contributions to the Company’s culture, service quality, customer retention, risk management, and corporate reputation and to the quality and collaboration of our associates. A significant portion of our NEO compensation is performance-based and includes a material long-term incentive component tied to either Company stock performance or in the case of Messrs. Thomson and August, tied to investment performance of certain sponsored investment products.

2023 Proxy Statement	41

2022 Compensation Decisions for Our Chief Executive Officer and Other NEOs

Base salary is the smallest component of overall NEO compensation, with variable performance-based pay delivered in annual variable incentives and long-term variable awards representing most of their compensation. The compensation mix awarded this year to our CEO and president and other NEOs reflects this performance-based compensation philosophy.

•	For 2022, Mr. Sharps’ total compensation decreased 21.3% over the prior year resulting from a decline in both the value of his annual bonus and long-term equity awards. The lower total compensation aligns with the Company’s overall performance during 2022, though consideration was also given to Mr. Sharps’ contributions to the achievement of longer-term financial and strategic results discussed below. Consideration was also given to Mr. Sharps’ pay relative to his industry peers and the anticipated reduction of competitive compensation for industry peers during the current market cycle.

•	Annual compensation for Messrs. Thomson and Veiel also decreased in 2022, consistent with Company financial performance and relative investment performance during the year. Annual compensation for Ms. Dardis, who began serving as our CFO in August 2021, increased by 9.5%, reflecting the increase in her responsibilities and her impact in the role for a full year.

•	Our AICP in which the majority of our NEOs participate, is funded as a percentage of net operating income, and long-term variable awards to nearly all of the NEOs were split equally between performance-based RSUs subject to a three-year performance goal followed by two-year time based vesting, and time-based RSUs subject to a three-year vesting schedule.

•	Annual compensation for Mr. August includes a separate bonus opportunity and long-term variable compensation components due to his leadership of our OHA subsidiary and is determined separately from our other NEOs, as described further below.

42	T. Rowe Price Group

Executive Compensation Practices

At the 2022 Annual Meeting, our stockholders cast a nonbinding advisory vote on the compensation of the NEOs. Nearly 93% of the shares voted at the 2022 Annual Meeting approved the 2021 compensation paid to our NEOs. The Compensation Committee welcomed this feedback and considered this outcome supportive of our approach to executive compensation. Our Compensation Committee considers the results of this say-on-pay vote in connection with setting our overall compensation philosophy, policies, and structure. Our Compensation Committee’s decisions regarding executive compensation for 2022 reflected our say-on-pay vote in 2021, which was supported by approximately 94% of the votes cast on the proposal. The Compensation Committee continues to implement and maintain practices in our compensation programs and related areas that reflect responsible corporate governance practices. These include:

WHAT WE DO	WHAT WE DON’T DO

✓  Include all independent directors on the Compensation Committee.

✓  Impose stock ownership and retention requirements on our independent directors, executive officers, and other select members of senior management.

✓  Emphasize variable compensation based on performance, including long-term equity incentive compensation.

✓  Grant 50% of NEOs’ long-term equity award value as performance-based RSUs, with a three-year objective performance goal and two additional years of time-based vesting.

✓  Impose double-trigger vesting on acceleration of awards granted under our 2020 Long-Term Incentive Plan (2020 Plan) in the event we are acquired by another company.

✓  Engage an independent compensation consultant who provides services only to the Board and provides no other services to the Company or its management.

✓  Use a comprehensive risk management program designed to identify, evaluate, and control risks and our compensation and stock ownership programs work within this risk management framework.

✓  Have a recoupment policy for both cash and equity incentive compensation in place for executive officers in the event of a material restatement of our financial results within three years of the original reporting.

X      Allow executives or independent directors to short-sell the Company stock or hedge to offset a possible decrease in the market value of Company stock held by them.

X      Provide excise tax gross-ups.

X      Pay dividends on unearned performance-based RSUs.

X      Accelerate the vesting of equity awards on an executive officer’s retirement.

X      Permit the repricing or exchange of equity awards in any scenario without stockholder approval.

X      Sponsor any supplemental executive retirement plans or provide significant perquisites and other personal benefits to our executive officers.

Executive Compensation Philosophy and Objectives

Our NEO and overall compensation programs are designed to accomplish two core objectives:

•	attract and retain talented and highly skilled professionals with deep experience in investments, business leadership and client service; and

•	maintain alignment of interests between our professionals and our stockholders by focusing on long-term performance and value creation, emphasizing appropriate risk-taking, reinforcing a “client focused” and collaborative culture, and rewarding associates for the achievement of strategic goals.

We believe NEO compensation should be straight forward, goal-oriented, longer-term focused, transparent, and consistent with stockholder interests. In addition, NEO compensation should be linked directly to Company performance, as well as to individual success in achieving long-term strategic goals. As a result, the primary form of compensation to our NEOs and other employees is a combination of annual cash bonus payments tied to the performance of the Company and long-term equity awards subject to both performance and time-based vesting. Similarly, the primary form of compensation to the CEO of OHA and other OHA senior employees is generally a combination of annual cash bonus payments tied to the management and performance fees earned from products managed by OHA, along with carried interest, which is based on the investment

2023 Proxy Statement	43

performance of affiliated funds over a long-term duration. Because the amount of carried interest payable is directly tied to the realized investment performance of the OHA products, we believe this fosters a strong alignment of interests among the investors in those funds and the OHA CEO and OHA employees and thus benefits our stockholders. In addition, several of our competitors use participation in carried interest as an important compensation element, and we believe that we must do the same in order to attract and retain the most qualified personnel to lead business units where carried interest is an important feature.

Compensation Committee’s Use of Judgment in Determining Incentive Compensation

The Compensation Committee believes that thoughtful consideration of qualitative performance is a critical feature of the Company’s executive compensation program. While the Compensation Committee uses financial and other metrics to evaluate the performance of our senior executives, our business is dynamic and requires us to respond rapidly to changes in market conditions and other factors outside our control that impact our financial performance. The Compensation Committee believes that a rigid, formulaic program based strictly on quantitative metrics could have unintended consequences, such as encouraging executives to place undue focus on shorter-term results at the expense of longer-term success of the Company. In addition, formulaic incentives alone would not permit incorporating factors beyond the control of our executives, such as recognition of investment in long-term goals, strategic developments, and individual achievements. Even though we do not use formulas or assign specific weights to metrics, the Compensation Committee uses a rigorous performance assessment framework to set the overall bonus pool and determine individual bonuses. The Compensation Committee uses market data and performance metrics to establish ranges for incentive awards and applies its judgment to make compensation decisions for the NEOs, only after following an in-depth review of Company and individual performance, evaluating peer group pay and assessing qualitative factors relating to the Company’s strategic priorities. In addition, the Compensation Committee solicits the CEO and president’s recommendations for the other NEOs’ compensation, as well as his views on their individual performance and contributions to the Company. We believe the thoughtful consideration of these additional factors allows the Compensation Committee to fully consider the overall performance of our executives over time, ensuring we attract and retain essential talent, all while maintaining the Company’s positive long-term financial results.

Key Elements of 2022 NEO Compensation

Our compensation program consists primarily of three elements: non-variable cash compensation, annual variable compensation (in the form of cash bonuses), and long-term variable incentive compensation (in the form of equity awards, deferred cash compensation and/or carried interest). Most NEO compensation is variable and performance-based, aligned to Company and individual performance against goals. There is no pre-established mix between cash and noncash compensation or between short-term and long-term awards. Instead, each year, the Compensation Committee determines the appropriate level and mix of short-term and long-term awards for our NEOs to recognize annual performance and to encourage meeting our long-term strategic goals. For Mr. August, a significant portion of his compensation is tied to the performance of OHA-managed products and he did not receive awards of Company stock during 2022.

Non-variable Compensation

Base Salary

Salary provides our NEOs a fixed compensation for the day-to-day performance of their job responsibilities. We have capped base salaries for all our employees, including NEOs to not exceed $350,000 (or local currency equivalent). We believe that the majority of our NEOs’ compensation should be variable in nature and tied to the performance of the Company.

Fixed Annual Supplemental Compensation

As a component of compensation for NEOs employed by T. Rowe Price International Ltd (TRPIL), our UK subsidiary, the Compensation Committee has approved the payment of additional fixed annual supplemental compensation beginning in 2022. This supplemental compensation is intended to help satisfy new regulatory requirements concerning the ratio of an executive’s fixed compensation to their variable compensation, along with deferral requirements related to the variable compensation. Similar to base salary, this compensation is paid monthly and is not subject to forfeiture or tied to performance. The variable compensation for the impacted NEO, Mr. Thomson, for 2022, was likewise reduced to take into account this additional supplemental compensation.

44	T. Rowe Price Group

Annual Variable Compensation

Annual Incentive Compensation Plan Bonus Pool

The AICP provides that, unless otherwise approved by the Compensation Committee, the maximum bonus pool for participating executives is equal to 5% of the Company’s net operating income adjusted to exclude, if any, (i) the effects of goodwill impairment; (ii) the cumulative effect of changes in accounting policies or principles; (iii) gains or losses from discontinued operations; and (iv) unusual or nonrecurring gains, losses, or expenses. The Compensation Committee also established maximum individual bonuses as a percentage of the AICP formula; however, they retained the right to award an amount that was less than each NEO’s maximum. The amounts awarded under the AICP are part of the Company’s annual bonus program applicable to all employees other than those supporting the OHA business. The OHA CEO along with all OHA employees are not eligible to participate in the AICP, as they participate in a separate incentive program that was contractually agreed to at the time of the acquisition.

The Company’s annual bonus program is managed by the Compensation Committee and Management Compensation and Development Committee and is funded based on the Company’s financial results. Additional considerations include the Company’s investment performance, service quality for clients, and progress toward stated objectives relating to the Company’s long-term strategies.

OHA Compensation Pool (OHA Pool)

In connection with our acquisition of OHA in 2021, the Company agreed that employees who work at OHA, including Mr. August, would be eligible to receive an allocation of a defined percentage of the management fees and current performance fees paid to OHA during the year, which constitutes the OHA Pool. On an annual basis, participants are awarded a cash bonus from this OHA Pool based on the participant’s allocation percentage as determined by OHA’s CEO. The Compensation Committee oversees the allocations to Mr. August from the OHA Pool. Because the aggregate amount of compensation payable through the OHA Pool is directly tied to the performance of the investment products OHA manages, this fosters a strong alignment of interests between the investors in those products and the NEOs supporting OHA, and this alignment benefits our stockholders.

Long-Term Variable Incentive Compensation

Long-Term Equity Awards

We believe our long-term equity program is a significant factor in maintaining a strong correlation between the compensation of our top managers and professionals, including our NEOs, and the long-term interests of our clients and stockholders. In the case of our NEOs, we split the long-term equity awards equally between time-based and performance-based awards to emphasize long-term stockholder alignment for our NEOs.

The performance-based RSUs are subject to a three-year performance period that begins on January 1 of the year following the grant and ends on December 31 of the third year following the grant. The performance goal for the performance-based RSUs is the Company’s operating margin relative to peers. The number of performance-based RSUs earned, if any, is determined by comparing the Company’s operating margin with the average operating margin of a peer group for the same period. Any performance-based RSUs earned after the three-year performance period will vest in equal annual installments beginning in December of the year following the end of the performance period (years four and five after the grant). The time-based RSUs awarded to our NEOs vest in equal annual installments over three years beginning in December in the year following the grant.

Equity awards reflect long-term value added by the individual as well as their potential for future contributions. The total award granted to an NEO from year to year also reflects individual performance and an assessment of compensation positioning versus the market. The ultimate value realized from an equity award fluctuates with the Company’s stock price, thus aligning NEO pay with stockholder interests.

The Compensation Committee did not approve any long-term equity awards to Mr. August in 2022, due to Mr. August’s compensation being more directly tied to OHA results in the form of carried interest.

Mutual Fund Unit Plan (MFUP)

As a component of compensation for NEOs employed by TRPIL, our UK subsidiary, the Compensation Committee has adopted the MFUP. Pursuant to the MFUP, Mr. Thomson is eligible to receive grants of MFUs in lieu of time-based RSUs. Mr. Thomson’s MFU award represents 50% of his annual long-term incentive compensation. The MFUs vest ratably over a

2023 Proxy Statement	45

three-year period, and are settled in cash. The MFUs represent hypothetical investments in products managed by TRPIL in order to satisfy the regulatory requirements affecting that entity.

Once granted, the MFUs are not forfeitable and are not subject to such NEO’s continued employment with the Company, but they are subject to certain clawback provisions.

Carried Interest

During 2022, Mr. August, or entities he controls, received distributions of carried interest with respect to certain OHA funds. Such funds are structured so that the general partner is entitled to the allocation of a portion of the income otherwise available to the limited partners of such fund, commonly referred to as carried interest. Carried interest is typically structured as a distribution of net proceeds available for distribution from the applicable fund after return of capital and certain preferred and other distributions as set forth in the fund agreement. Timing of distributions of carried interest in cash to funds’ the general partners depends on the realized proceeds and timing of the cash realizations of the investments owned by the OHA funds. While the Company owns a controlling equity interest in these general partners, entities controlled by Mr. August and other OHA senior professionals have a direct interest in the general partners and as a result the carried interest earned from certain OHA funds. Because the aggregate amount of carried interest payable to Mr. August, or entities he controls, is directly tied to the performance of the corresponding OHA funds, we believe this fosters a strong alignment of interests with the investors in those funds and that this alignment benefits our stockholders. In addition, most alternative asset managers use participation in carried interest as a significant element of compensation for their professionals and providing such participation is critical in order to retain and incentivize such professionals.

For proxy statement reporting and financial accounting purposes, we treat the income allocated to OHA personnel who participate in the carried interest generated by OHA funds as compensation. The amount of carried interest realized and allocated to Mr. August is reflected as “All Other Compensation” in the Summary Compensation Table.

Other Compensation and Benefits

Defined Contribution Plan

Our U.S. retirement programs provide retirement benefits based on participant elective deferrals, Company contributions, and the investment performance of each participant’s account. For 2022, we contributed $152,891 to these programs for our U.S.-based NEOs as a group. We provide these programs to all U.S. employees in order to assist them in their retirement planning. The contribution amounts are based on plan formulas that apply to all employees. Mr. Thomson is located in the UK, and we pay him cash in lieu of a contribution to the UK pension program as a result of a Fixed Protection election made with the UK tax authorities, which required him to opt out of the UK pension program. In 2022, we paid him $22,353, which is based on the contribution formula in the program and is equal to the amount he would have received had he stayed in the program.

Supplemental Savings Plan

The Supplemental Savings Plan provides certain senior officers the opportunity to defer receipt of a portion of their cash incentive compensation earned for a year during which services are provided. The amounts deferred are adjusted in accordance with the hypothetical investments chosen by the officer from the list of products offered under our U.S. retirement program. Prior to 2021, any amounts deferred were required to be deferred for a period of at least two years but could be deferred for a longer period or until termination of employment. In 2020, the Supplemental Savings Plan was amended, with the changes beginning with deferrals of 2021 compensation. The changes include reducing limits on the maximum permitted deferral to be the lesser of 50% of cash incentive compensation or $2 million, increasing the minimum deferral period to at least five years, reducing the maximum number of installment payments to 10 years, and to providing for an automatic lump-sum payment upon termination prior to age 58 (or age 55 for our UK associates). For deferrals in 2022, the automatic lump-sum payment upon termination prior to age 55 will apply to all employees. All NEOs, except for Mr. August, were eligible to participate in the Supplemental Savings Plan in 2022. See our Nonqualified Deferred Compensation Table on page 70 for more information.

Perquisites and Other Personal Benefits

We do not provide significant perquisites or other personal benefits to our executive officers. We make programs related to executive health benefits and parking available to all senior officers. We also cover certain costs associated with the NEOs’ spouses’ participation in events held in connection with the annual Price Group and Price funds joint Boards of Directors meeting as well as other Board and business-related functions. For Mr. August, we provide certain accounting, tax, and legal services to certain entities he controls and that are limited partners in certain affiliated partnerships. Additionally, the Compensation Committee has approved the payment of fees to the Federal Trade Commission for any filings required to be

46	T. Rowe Price Group

made by our executive officers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act), as amended, as a result of their stock ownership of the Company. The executive officer is responsible for any taxes due as a result of the Company paying the HSR Act filing fees and is not provided a tax gross-up payment.

Post-employment Payments

Other than for Mr. August, we have not entered into severance or other post-employment agreements with any of our NEOs. Consequently, we generally do not have any commitments to make post-employment payments to them. Under the terms of Mr. August’s employment agreement, if his employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in the employment agreement), in addition to accrued benefits, he will be entitled to: (a) 12 months of base salary continuation; (b) a prorated portion of his annual bonus for the year in which termination occurs, if any, based on actual results for such year and payable at the same time bonuses for such year are paid to other senior executives of the Company; and (c) subject to his eligibility and timely election, the Company will pay the employer-paid portion of his COBRA coverage for 12 months following termination. Mr. August’s receipt of severance benefits, other than accrued benefits, is subject to his execution and nonrevocation of a general release of claims in favor of the Company and continued compliance with the restrictive covenants contained in the employment agreement. Pursuant to the employment agreement, Mr. August will be subject to noncompetition and employee and customer nonsolicitation and noninterference covenants during employment and for two years following termination, as well as ongoing confidentiality obligations.

All agreements for stock option and stock awards granted to employees from our equity plans include provisions that provide for the acceleration of the vesting of outstanding equity awards upon the grantee’s death or termination of employment due to total disability and for “double trigger” vesting acceleration in the event the equity incentive awards are not terminated as part of the change-in-control transaction. This means that in such a circumstance, accelerated vesting only occurs if, at the time of or within 18 months after the change-in-control transaction, a participant’s employment is terminated involuntarily without cause or the participant resigns with good reason (generally requiring a material diminution in authority or duties, material reduction in compensation, or relocation by a substantial distance). If the acquiring entity requires that we terminate outstanding equity incentive awards as part of the change-in-control transaction, vesting also will accelerate and award holders will be given an opportunity to exercise outstanding stock options before such termination. The Compensation Committee can modify or rescind these provisions or adopt other acceleration provisions. See our Potential Payments on Termination or Change in Control on page 71 for further details.

Overview of Compensation Elements

Non-variable Compensation

ELEMENT	KEY FEATURES	PURPOSE
Base Salary

•   Fixed annual cash amount.

•   Salary paid to our most senior personnel in the U.S. has been capped at $350,000 since 2005.

•   Salaries for personnel outside the U.S. are also capped at comparable levels of local currency.

•   Represents a small component of total compensation, so that most of NEO compensation is dependent on variable performance-based annual incentive compensation as well as long-term equity incentives and/or carried interest.

UK Based Employees Only
Fixed Annual Supplemental Payment

•   Only for UK based senior executives whose variable incentive compensation program was reduced as a result of regulatory changes.

•   Not subject to forfeiture or clawback, and paid in monthly installments during the year.

•   Not included for determining retirement or other benefits.

•   Provides supplemental compensation to applicable individuals to ensure they were not negatively impacted by required regulatory compensation changes.

•   Represents a small component of total compensation, so that most NEO compensation is variable.

2023 Proxy Statement	47

Annual Variable Compensation

ELEMENT	KEY FEATURES	PURPOSE
AICP

•  Performance based and represents a material portion of the NEO’s total compensation.

•   Administered by the Compensation Committee.

•   The AICP is part of the Company’s annual bonus pool, in which most employees participate. Executive officers and other employees engaged in the OHA business participate in the OHA Pool and not the AICP or the Company’s overall bonus pool.

•   The AICP sets an aggregate maximum bonus pool for eligible NEOs based solely on Company financial performance in the current year. The Compensation Committee annually determines the maximum percentage of the total AICP pool that can be awarded to each NEO. This is a limit on the amount that can be awarded to each NEO that is tied to financial performance.

•   Actual bonus amounts reflect the Company’s financial and operating performance relative to annual goals and objectives plus individual performance and contributions.

•   Actual bonus amounts for each NEO are typically lower than the maximum amount under the plan.

•   Provides structure for incentive compensation and, coupled with the use of judgment by the Compensation Committee, aligns cash compensation to the Company’s annual performance.

•   Rewards NEOs for achievement of annual Company goals and objectives of our long-term strategy.

•  Provides competitive cash compensation to attract and retain diverse high-quality talent.

OHA Employees Only
OHA Pool	• Represents a fixed percentage of the management fees and current performance fees earned from OHA managed funds. • The OHA Pool represents an annual bonus program for all OHA employees.	• Creates a strong link between realized compensation for an NEO who is an executive of OHA and performance of the OHA managed funds.

Long Term Variable Incentive Compensation

ELEMENT	KEY FEATURES	PURPOSE
Long-Term Equity Awards

•  Represents a significant portion of total compensation and are earned over five years.

•  The grant value for each NEO reflects level of corporate management and functional responsibility, competitive assessment of similar roles within the marketplace, individual performance, and expected future long-term contributions.

•   For 2022, 50% of the long-term equity award for NEOs were in performance-based RSUs tied to the attainment of a three-year objective performance goal. An NEO can earn from 0-100% of the performance RSUs based on the Company’s operating margin relative to the average operating margin for peers over the same period. If the Company achieves the three-year objective performance goal for the period 2023 through 2025, these awards would vest 50% per year starting in December 2026.

•   The remaining 50% of the long-term equity award for NEOs were in time-based RSUs that vest at 33⅓% per year starting in December 2023.

•   Grants are awarded at the regularly scheduled December meeting of the Compensation Committee.

•  Creates a strong link between NEO realized compensation and stock performance.

•  Provides a significant incentive to protect and enhance stockholder value and profitability.

•  Enhances the link between compensation and long-term Company performance through performance-based RSUs.

•  Provides competitive compensation to attract and retain diverse high-quality talent.

48	T. Rowe Price Group

UK Based NEOs Only

ELEMENT	KEY FEATURES	PURPOSE
MFUP

•   For NEOs in the UK, a portion of their variable compensation is deferred into the MFUP, in the form of MFUs.

•   Administered by the Compensation Committee.

•   MFUs are measured against a basket of strategies managed by TRPIL.

•   MFUs will vest ratably over three years and are settled in cash.

• Designed to meet regulatory requirements for NEOs located in the UK. • The MFUP is designed to align the interests of NEOs with the performance of the investments managed by TRPIL.
OHA Employees Only
Carried Interest

•   Represents the amount of net proceeds of an OHA fund that is available for distribution pursuant to the partnership agreement for the fund, as determined by the general partner of the fund in its discretion, and distributed in accordance with the allocation provisions set forth in the partnership agreement for the fund.

• Creates a strong link between realized compensation of an NEO who is an executive of OHA and performance of the business they manage.

Other Compensation Benefits

ELEMENT	KEY FEATURES	PURPOSE
Defined Contribution Plan

•   Offers our NEOs and all of our employees the opportunity to invest for their retirement.

•   Company contributions occur in conjunction with employee contributions in accordance with U.S. tax laws.

•  Not available for our UK based employees.

• Encourages our employees to be invested in the Company’s business and products over long period of time. • Provides attractive compensation program to retain diverse high-quality talent.
Supplemental Savings Plan

•   Provides our NEOs and other senior employees the opportunity to defer receipt of a portion of their cash incentive compensation.

•   The deferral grows tax-deferred and offers the employee’s investment to be tied to the value of the products we offer.

•   Provides employees the opportunity to select the hypothetical investments upon which their deferral will be indexed to.

• Encourages our employees to be invested in the Company’s business and products over a long period of time. • Provides attractive compensation program to retain diverse high-quality talent.

Compensation Policies and Practices

Recoupment Policy

Our Board has adopted a Policy for Recoupment of Incentive Compensation for executive officers of the Company. This policy provides that, in the event of a determination of a need for a material restatement of the Company’s financial results within three years of the original reporting, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received incentive compensation, including equity awards, based on the original financial statements that in fact was not warranted based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement. The actions the Board could elect to take against a particular executive officer include: the recoupment of all or part of any bonus or other incentive compensation paid to the executive officer, including recoupment in whole or in part of equity awards; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies, at the Board’s discretion. The Board will make changes to the policy necessary to comply with applicable law and exchange listing requirements.

2023 Proxy Statement	49

Stock Ownership Guidelines

We have a stock ownership policy covering our executive officers. This policy provides that our NEOs, our other executive officers, and the members of our Management Committee are expected to reach levels of ownership determined as a stated multiple of an executive’s base salary within five years from the date when the executive assumed their position. The stated ownership multiples are 10 times base salary for the Chair and CEO and president, five times base salary for members of our Management Committee, and three times base salary for the remaining executive officers. For purposes of the guidelines, unvested RSUs are counted in an officer’s total ownership, but unexercised stock options, both vested and unvested, are not counted. Once the officer reaches the ownership target, the number of shares needed to reach the level is expected to be retained. All of our NEOs have satisfied the applicable stock ownership multiple.

Tax Deductibility of Compensation

Compensation in excess of $1.0 million paid to any NEO that is also a covered employee will not be deductible for tax purposes unless (i) it qualifies for transition relief applicable to a written binding contract that was in effect on November 2, 2017, and that was not materially modified after that date, or (ii) satisfies an exception under any other section of the Internal Revenue Code to the limitation on deductibility under Section 162(m).

While the Compensation Committee will continue to consider tax deductibility as one of many factors, the Compensation Committee believes stockholder interests are best served by not restricting discretion and flexibility in structuring compensation programs to attract, retain, and motivate key executives, even though such programs may result in nondeductible compensation expense.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with generally accepted accounting principles. Pursuant to the guidance, stock-based compensation expense is measured on the grant date based on the fair value of the award. We recognize stock-based compensation expense ratably over the requisite service period of each award, and we consider, in the case of performance-based restricted units, the probability of the performance thresholds being met.

2022 Compensation Decisions

Given our shared and collaborative leadership structure, when setting the compensation in 2022, the Compensation Committee considered the collective contribution of the NEOs to the Company’s strategic imperatives, as well as their contributions to the related annual goals described below. The Compensation Committee considered each NEO’s individual contributions to the achievement of these key goals and the NEO’s individual performance in their functional responsibilities. These broader goals included overall Company financial results, investment performance and progress on product goals, net flows and progress on distribution goals, major program execution and progress on shared services goals, and governance and talent development. The Compensation Committee also looked to maintain reasonable alignment between the compensation of the NEOs and other senior personnel in order to retain talent and maintain an internally consistent compensation environment.

Non-variable Compensation

In keeping with the Company’s commitment to pay for performance, the maximum base salary of $350,000 for NEOs in the U.S. has remained unchanged since 2005, and for 2022 the maximum salary in the UK was £240,000. The Compensation Committee did not make any changes to base salaries for the NEOs in 2022. In addition to salary, Mr. Thomson received a fixed supplemental compensation of $1,358,058, to reflect changes to his compensation program to satisfy regulatory requirements in the UK.

Variable Compensation

At the end of 2021, the Board approved goals for 2022, which the Compensation Committee then used to evaluate 2022 NEO performance. These goals were designed to promote a team-oriented structure that operates in the best long-term interests of

50	T. Rowe Price Group

clients, associates, and stockholders. Long-term goals include the objective to recruit, develop, and retain diverse associates of the highest quality while creating an environment of collaboration and continuing to reward individual achievements and initiatives. This focus on our associates is intended to create a combination of talent, culture, and processes that will enable us to achieve superior investment results, market our products effectively, and deliver outstanding service on a global basis.

Specific goals established for 2022 consisted of the following:

Investment Performance and Capabilities

•  Sustain strong overall investment results and competitiveness of our investment strategies.

•  Grow investment management talent and leadership and extend investment capabilities.

•  Evolve global investment management and trading operating processes and systems to meet growing complexity.

Product Capabilities

•  Maintain and support a strong product range that meets evolving client needs through vehicle choices, pricing strategy, seed management, insightful content, long-term product road maps, and consistent health checks.

Net Flows and Distribution Capabilities

•  Deliver on distribution performance targets for gross sales, net flows, diversification, and operating/efficiency metrics.

•  Enhance sales, client service, and marketing capabilities across intermediary, institutional, and U.S. direct channels in support of our clients and to position the firm for long-term growth, diversification, and efficiency.

Shared Services and Talent

•  Modernize technology infrastructure and architecture across the firm to simplify our environment and reduce risk.

•  Build effective and efficient shared service capabilities to support the enterprise and ensure regulatory compliance.

•  Attract, develop, and retain a diverse and collaborative workforce.

Enterprise Strategy, Governance and Financial Results

•  Ensure that the right strategy, allocation of resources, oversight, and governance models are in place to execute.

•  Manage our financial performance and position to protect/benefit our clients, associates, and stockholders, balancing short-term results with longer-term investment.

Below is a summary of results for key measures that the Compensation Committee considered when assessing NEO performance and making annual and long-term incentive compensation decisions for 2022.

2023 Proxy Statement	51

2022 Financial Performance Highlights

Our net revenues and earnings per share grew significantly over the last five years. Results for 2022 in comparison to the prior two years and 2017 (five years) are as follows:

•	Our assets under management (AUM) declined 24.5% from the start of the year and our $5.97 billion in 2022 investment advisory fees were 16% lower than 2021.

•	To address this decline and to protect our capacity to invest in strategic initiatives, we focused on controlling expenses by cutting third-party spend, slowing the pace of hiring, and ultimately reducing our head count by about 2% in November 2022.

•	Our overall financial condition remains strong, as we finished the year with $8.8 billion of stockholders’ equity attributable to T. Rowe Price and $2.2 billion of cash and discretionary investments. We also had redeemable seed capital investments in sponsored investment products of $1.1 billion at December 31, 2022.

•	Our strong balance sheet and operating results enabled us to return $2.0 billion, or 126% of 2022 net income attributable to T. Rowe Price, to stockholders through dividends and share repurchases. In 2022, we increased our annual recurring dividend for the 36th consecutive year by 11.1%. Dividends and stock repurchases vary depending upon our financial performance, liquidity, market conditions, and other relevant factors.

52	T. Rowe Price Group

2022 Strategic Performance Highlights

Investment Performance1

•	Strong investment performance and brand awareness are key drivers in attracting and retaining assets—and to our long-term success. The table below presents investment performance for specific asset classes and AUM-weighted performance, of the Price funds performance against passive peers, and composite performance against benchmarks for the 1-, 3-, 5-, and 10-year periods ended December 31, 2022. Past performance is no guarantee of future results.

	1 YEAR	3 YEARS	5 YEARS	10 YEARS
% of U.S. mutual funds that outperformed Morningstar median[2,3]
Equity	53%	52%	62%	73%
Fixed Income	53%	63%	65%	66%
Multi-Asset	20%	81%	80%	90%
All Funds	41%	64%	68%	74%
% of U.S. mutual funds that outperformed passive peer median[2,4]
Equity	47%	45%	53%	69%
Fixed Income	47%	53%	55%	48%
Multi-Asset	27%	87%	76%	80%
All Funds	39%	60%	60%	64%
% of composites that outperformed benchmarks[5]
Equity	36%	53%	58%	67%
Fixed Income	26%	48%	50%	76%
All Composites	32%	51%	54%	71%

AUM-Weighted Performance	1 YEAR	3 YEARS	5 YEARS	10 YEARS
% of U.S. mutual funds that outperformed Morningstar median[2,3]
Equity	52%	50%	57%	69%
Fixed Income	63%	75%	77%	81%
Multi-Asset	3%	92%	94%	98%
All Funds	39%	64%	69%	78%
% of U.S. mutual funds that outperformed passive peer median[2,4]
Equity	51%	41%	49%	61%
Fixed Income	52%	62%	58%	55%
Multi-Asset	5%	96%	96%	96%
All Funds	38%	60%	64%	70%
% of composites that outperformed benchmarks[5]
Equity	37%	43%	47%	54%
Fixed Income	17%	37%	39%	74%
All Composites	33%	42%	46%	57%

•	As of December 31, 2022, 72 of 125 (58%) of our rated U.S. mutual funds (across primary share classes) received an overall rating of 4 or 5 stars. By comparison, 32.5% of Morningstar’s fund population is given a rate of 4 or 5 stars.[6] In addition, 66%[6] of AUM in our rated U.S. mutual funds (across primary share classes) ended 2022 with an overall rating of 4 or 5 stars.

[1]	The investment performance reflects that of T. Rowe Price sponsored mutual funds and composites AUM.
[2]	Source: © 2023 Morningstar, Inc. All rights reserved. The information contained herein: 1) is proprietary to Morningstar and/or its content providers; 2) may not be copied or distributed; and 3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.
[3]	Source: Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. The top chart reflects the percentage of T. Rowe Price funds with 1-, 3-, 5-, and 10-year track record that are outperforming the Morningstar category median. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total fund AUM included for this analysis includes $298B for 1 year, $297B for 3 years, $297B for 5 years, and $293B for 10 years.

2023 Proxy Statement	53

[4]	Passive peer median was created by T. Rowe Price using data from Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, funds with fewer than three peers, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. This analysis compares T. Rowe Price active funds to the applicable universe of passive/index open-end funds and ETFs of peer firms. The top chart reflects the percentage of T. Rowe Price funds with 1-, 3-, 5-, and 10-year track record that are outperforming the passive peer universe. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $282B for 1 year, $252B for 3 years, $249B for 5 years, and $236B for 10 years.

[5]	Composite net returns are calculated using the highest applicable separate account fee schedule. Excludes money market composites. All composites compared with official GIPS composite primary benchmark. The top chart reflects the percentage of T. Rowe Price composites with 1-, 3-, 5-, and 10-year track record that are outperforming their benchmarks. The bottom chart reflects the percentage of T. Rowe Price composite AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $1,117B for 1 year, $1,112B for 3 years, $1,1108B for 5 years, and $1,078B for 10 years.

[6]	The Morningstar RatingTM for funds is calculated for funds with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar risk-adjusted return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. Morningstar gives its best ratings of 5 or 4 stars to the top 32.5% of all funds (of the 32.5%,10% get 5 stars and 22.5% get 4 stars). The Overall Morningstar RatingTM is derived from a weighted average of the performance figures associated with a fund’s 3-, 5-, and 10-year (if applicable) Morningstar RatingTM metrics.

Investment, Product, and Distribution Capabilities

We were pleased with execution on our strategic initiatives across investment capabilities, products, distribution, and technology, including creating operational efficiency gains. Highlights from the year include:

•	Increased our global investment professional staff by nearly 4% in 2022 to 943.

•	Continued to develop and introduce new products across investment strategies and vehicles.

•	Successfully completed the launch and separation of T. Rowe Price Investment Management, Inc., as a new SEC-registered investment advisor to support the firm’s continued focus on generating strong investment results for clients.

•	Expanded ESG investing and support capabilities, including the hiring of a head of ESG Enablement.

•	Improved our individual investor client service experience.

•	Launched Waysaver, a smart emergency savings application for Retirement Plan Services clients.

Enterprise Capabilities and Talent

•	Made progress toward our long-term plan to make our operating and technology platforms more secure, efficient, and scalable.

•	Continued to support DEI efforts and exceeded goals with respect to interviewing diverse talent.

•	Set a goal that for every open senior role at the firm, at least 30% of the candidates interviewed would be ethnically diverse and/or female, and for all roles at least 40% of the candidates interviewed will be ethnically diverse and/or female. In 2022, we met this goal with 50% of all senior roles and 66% for all roles being ethnically diverse or female.

•	Established firmwide representation goals that in 2022 at least 31% of senior roles globally would be held by female associates and at least 8% of senior roles in the U.S. would be held by Black/African American, Hispanic or Latinx and/or American Indian associates. At the end of 2022, female associates held 33% of senior roles globally and Black/African American, Hispanic or Latinx and/or American Indian associates held 9% of senior roles in the U.S.

54	T. Rowe Price Group

Individual Performance Considerations

In addition to contributions to 2022 priorities, and the Company’s financial and strategic performance highlighted in the executive summary on page 41, the Compensation Committee considered the following individual contributions when setting 2022 compensation for our NEOs.

Robert W. Sharps

Chief Executive Officer and President

ROLE CONSIDERATIONS

•  Leadership, responsibility, and performance as CEO and president and chair of our Management Committee and Management Compensation and Development Committee.

INDIVIDUAL ACHIEVEMENTS

•  Clear leader for the delivery of the firm’s strategic plan, driver of important change throughout the firm while preserving a collaborative and client-centered culture.

•  Led, in coordination with the CFO, a comprehensive review of firm’s strategy and the development of important strategic initiatives to return the firm to organic growth.

•  Managed leadership transitions within the firm while maintaining the Company’s performance, including the integration of a new chief operating officer.

•  Overall investment performance remained strong for 5- and 10-year periods against active peers, resulting in T. Rowe Price being named Refinitiv Lipper’s 2022 Best Overall Large U.S. Fund Management Group in recognition of long-term investment performance.

•  The Company returned $2.0 billion to stockholders in 2022 through regular dividends and an active share repurchase program, while maintaining a very strong balance sheet.

•  Maintained a client-first approach, resulting in T. Rowe Price ranking the highest in customer satisfaction among investors seeking guidance in J.D. Power’s 2022 U.S. self-directed investor satisfaction study.

•  Overall responsibility for managing the integration of OHA into the Company, creating a platform for expansion into private market alternatives.

•  Supported a transparent set of enterprise-wide DEI objectives and disclosures.

•  Reinforced the Company’s strong culture of collaboration and inclusivity resulting in T. Rowe Price being recognized by Forbes magazine as one of the world’s best employers and one of America’s best employers for women.

•  Engaged all global associates within the first year as CEO.

2023 Proxy Statement	55

Jennifer B. Dardis

Chief Financial Officer and Treasurer

ROLE CONSIDERATIONS

• Leadership, responsibility and performance as CFO and treasurer and head of finance and strategy functions.

INDIVIDUAL ACHIEVEMENTS

•  Oversaw comprehensive review of the firm’s strategy and development of important strategic initiatives to return the firm to organic growth over time.

• Managed expense growth in the face of declining and uncertain market conditions, including executing a plan to slow hiring and reduce third-party expenses to allow the firm to redirect resources toward strategic imperatives.

• Supervised the first-year integration plans between T. Rowe Price and OHA.

• Led quarterly reviews of each business unit with a focus on critical success metrics, alignment to strategy, and expense management.

• Key contributor on Management Committee and on a variety of steering committees, including the Management Compensation and Development, Risk and Operating, Investment Management, Product Strategy, and Service Agreement Oversight Committees. Serves a significant role at Price Group board meetings.

Glenn R. August

CEO of Oak Hill Advisors, L.P.

ROLE CONSIDERATIONS

•  Leadership, responsibility, and performance as CEO of OHA

INDIVIDUAL ACHIEVEMENTS

•  Guided the integration of OHA with and into the Company.

•  Helped OHA achieve strong investment returns amid a challenging market environment.

•  Successfully managed OHA’s global distressed investment strategy.

•  Provided insight into various strategic opportunities for the Company.

•  Oversaw focus on OHA initiatives leading to overall asset growth across the business.

•  Effective leadership in continuing the development of OHA’s talent and culture.

•  Key contributor on the Management Committee.

56	T. Rowe Price Group

Justin Thomson

Head of International Equity and CIO

ROLE CONSIDERATIONS

•  Leadership, responsibility, and performance as head of International Equity and chief investment officer, and chair of the International Equity Steering Committee.

INDIVIDUAL ACHIEVEMENTS

•  Investment performance for International Equity remained strong over 5- and 10-year periods against active peers and against benchmarks.

•  Effective chair of the International Equity Steering Committee. Central leadership role in developing the talent and culture of the team to deliver the division’s investment results at increasing scale. Executed several organizational transitions to strengthen International Equity’s leadership team.

•  Partnered successfully with the Product team to progress the three-year product road map for International Equity. Successful launch of the International Select Strategy in 2022.

•  Clear thought leader around navigating challenges arising from regime change in markets, inflation, and risks posed by China.

•  Significant contributor to our Tactical Asset Allocation team as we navigated changing market dynamics.

•  As CIO, provided meaningful contributions to client events and broadcasts.

•  Key contributor on the Management, Investment Management Steering, Product Strategy, and Asset Allocation Committees.

Eric L. Veiel

Head of Global Equity and CIO

ROLE CONSIDERATIONS

•  Leadership, responsibility, and performance as head of Global Equity and chief investment officer, and chair of the Investment Management Steering Committee.

INDIVIDUAL ACHIEVEMENTS

•  Investment performance for Global Equity was mixed over three- and five-year periods and strong over the 10-year period versus peers and benchmarks.

•  Chaired the Investment Management Steering Committee, which oversees the firm’s investment management capabilities and processes across asset classes, channels, vehicles, and regions, including coordination and collaboration of senior leaders across Investments, Distribution, and Product.

•  Developed several new leaders who are taking on additional responsibilities, including the new head of U.S. Equity.

•  Served as executive sponsor of WAVE, the firm’s business resource group designed to promote a sense of community among women and cultivate a network of support, mentorship, and sponsorship inclusive of allies.

•  Led day-to-day development of new investment management subsidiary, TRPIM, including development of organizational structure and operating plans, appointment of leadership team, recruitment and appointment of investment staff, and coordination of communications. TRPIM successfully launched on July 1, 2022.

•  Oversaw the development and growth of the firm’s ETF program, including the launch of two new fixed income ETFs.

•  Hired new head of ESG Enablement and continued progress on integration of ESG into the Company’s investment process.

•  Key contributor on the Management, Management Compensation and Development, U.S. Equity Steering, International Equity Steering, Multi-Asset Steering, and Product Committees.

2023 Proxy Statement	57

Annual Variable Compensation

Annual Incentive Compensation

At the beginning of the year, the Compensation Committee established each participating NEO’s maximum payout percentage from the AICP bonus pool. The established payout percentages reflect the Compensation Committee’s decision to impose a financial-based limit on the maximum payout to each NEO and the Compensation Committee’s expectation of each NEO’s relative contribution to the Company’s performance. The Compensation Committee has the discretion to reduce or eliminate the share of the bonus pool payable to any NEO. Mr. August did not participate in the AICP for 2022, and did not receive an annual bonus payment from the OHA compensation pool for 2022.

The table below shows the maximum payout (in millions) for each NEO who participated in the AICP and the actual bonus awards (in millions) made by the Compensation Committee for 2022 and 2021.

NAME	2022 MAXIMUM PAYOUT BASED ON THE TOTAL POOL	2022 ANNUAL INCENTIVE PAYMENT	2021 ANNUAL INCENTIVE PAYMENT	2022 PAYMENT PERCENTAGE CHANGE OVER 2021
Robert W. Sharps	$11.8	$8.0	$10.3	(22.3)%
Jennifer B. Dardis	$ 6.6	$2.3	$ 2.1	9.5%
Justin Thomson[1]	$10.5	$2.5	$ 8.0	(68.8)%
Eric L. Veiel	$10.5	$6.0	$ 8.3	(27.7)%

[1]	Mr. Thomson received bonus amounts denominated in British pounds of £2.0 million in 2022 and £5.8 million in 2021. In 2022, a larger proportion of Mr. Thomson’s variable compensation was required to be deferred to comply with UK regulations resulting in the granting of MFUs valued at $1.9 million.

Consistent with past practice, the Compensation Committee exercised negative discretion and awarded less than the maximum payout to the NEOs above. Exercising negative discretion maintains alignment between the bonus amounts paid to the NEOs and bonuses and compensation paid at our competitors. For the NEOs who participate in the AICP, the Compensation Committee has the power to authorize additional annual incentive compensation or bonuses outside the AICP but did not do so in 2022.

Long-Term Variable Incentive Compensation

Equity Awards

Generally, long-term equity awards are split equally between performance-based and time-based awards to our NEOs. Grants to Messrs. Sharps and Veiel and Ms. Dardis were split equally between performance-based and time-based RSUs. For Mr. Thomson, the awards were split equally between performance-based RSUs and MFUs (see Mutual Fund Unit Plan below). The grant value of performance-based or time-based RSUs was converted to units using the closing stock price of our common stock on the date of grant ($121.33 for 2022). The NEOs were granted the following long-term incentive values (in millions) in 2022. Mr. August became an NEO in 2022 and did not receive any long-term equity awards in 2022.

NAME	2022 EQUITY INCENTIVE VALUE	2022 PERFORMANCE- BASED RESTRICTED STOCK UNITS	2022 TIME- BASED RESTRICTED STOCK UNITS[1]	2021 EQUITY INCENTIVE VALUE	2022 LTI AWARD VALUE CHANGE OVER 2021
Robert W. Sharps	$5.4	22,254	22,254	$6.9	(21.7)%
Jennifer B. Dardis	$1.4	5,564	5,564	$1.2	16.7%
Justin Thomson	$1.9	15,813	—	$2.9	(34.5)%
Eric L. Veiel	$3.2	12,982	12,982	$4.2	(23.8)%

[1]	Time-based RSU’s vest in equal installments over the three years beginning in December in the year after the grant date.

58	T. Rowe Price Group

Performance-Based RSUs—Performance Thresholds and Vesting

The performance thresholds established by the Compensation Committee for 2022 performance-based RSUs were based on the Company’s operating margin for the three-year performance period compared with the average operating margin of a designated group of public company peers (Industry Average Margin) that was composed of:

Affiliated Managers Group, Inc. AllianceBernstein L.P. BlackRock, Inc.	Janus Henderson Group Federated Investors Franklin Resources, Inc.	Invesco Ltd.

The peer group listed above is similar to the peer group used in evaluating the competitive positioning of our compensation program, but consists of independent asset management firms that align with our business. The Compensation Committee selected operating margin as the sole performance metric because it is a key indicator of profitability and relative financial performance in the asset management industry. Operating margin is determined by dividing net operating income by total revenues for the performance period, as reported in the consolidated financial statements filed with the SEC or, if such financial statements are not available for a peer company at the time of determination, as otherwise disclosed in a press release by the peer company. In each case, net operating income is adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements. For performance-based RSU awards made in 2022, the number of RSU’s earned will be determined by comparing the Company’s operating margin for the three-year performance period with the average operating margin of the peer group for the period, and thereafter vest over the following two years (years four and five after the grant date).

The following table shows the performance thresholds and related percentage of RSUs eligible to be earned that were established by the Compensation Committee for the 2022 awards.

TROW Operating Margin as Percent of Industry Average Margin	>100%	90%-99%	80%-89%	70%-79%	60%-69%	50%-59%	<50%
Amount of Restricted Stock Units Eligible to Be Earned	100%	90%	80%	70%	60%	50%	0%

GRANT DATE	PERFORMANCE PERIOD	TROW OPERATING MARGIN AS PERCENT OF INDUSTRY AVERAGE MARGIN	AMOUNT EARNED AND SUBJECT TO STANDARD VESTING SCHEDULE	VESTING START MONTH/YEAR

December 2022	January 1, 2023 to December 31, 2025	Not determinable at this time		December 2026

Performance-based RSUs earned by each NEO following the completion of the relevant performance period vest at a rate of 50% per year, beginning in the month and year in the chart above, once the Compensation Committee certifies the number of RSUs earned.

Payout of Performance-Based RSUs Granted in 2019

While the Compensation Committee does not consider these amounts to be compensation for fiscal year 2022, in February 2023 the Compensation Committee certified performance for performance-based RSUs granted in 2019 to Messrs. Sharps and Veiel. The number of RSU’s earned was based on the 2020-2022 performance period and upon the achievement of operating margin for the three-year performance period compared with the average operating margin of a designated group of public company peers. The Company achieved 100% of the performance goal for that award, and Messrs. Sharps and Veiel will have 20,491 and 13,040 shares, respectively, vest in equal installments in December 2023 and December 2024.

2023 Proxy Statement	59

Mutual Fund Unit Plan

As a component of Mr. Thomson’s compensation, the Compensation Committee awarded 50% of his long-term variable incentive compensation, or $1.9 million, in the form of MFUs, which will vest ratably over a three-year period and will be settled in cash. The MFUs total value (in millions) in 2022 is as follows:

2022
MUTUAL
FUND UNITS
NAME	VALUE

Justin Thomson	$1.9

Carried Interest

During 2022, Mr. August received or was allocated distributions of realized carried interest with respect to certain general partners in which entities he controls have interests. The table below reflects the carried interest allocated in 2022 (in millions).

2022
CARRIED
INTEREST
NAME	VALUE

Glenn R. August	$11.6

Process for Determining Executive Compensation

The Compensation Committee has established a comprehensive process for:

•	reviewing our executive compensation program designs to ensure that they are aligned to our philosophy and objectives,

•	evaluating performance by our NEOs against goals and objectives established or reviewed by the Compensation Committee, and

•	setting compensation for the NEOs and other senior executives.

60       T. Rowe Price Group

The table below summarizes the actions taken by the Compensation Committee throughout 2022.

Delegation Authority

The Compensation Committee has delegated compensation decisions regarding non-executive officers, including the establishment of specific salary and incentive compensation levels and certain matters relating to stock-based compensation, to the Management Compensation and Development Committee, a committee comprised of members of the Management Committee.

2023 Proxy Statement        61

Committee Procedures

Early each year, the Compensation Committee meets with the CEO and president and members of senior management in order to discuss goals and objectives for the year, including goals and objectives for the NEOs. In addition, the Compensation Committee determines eligibility for the AICP bonus pool and sets forth the maximum percentage that may be paid to each participant. At its meeting in December, the Compensation Committee evaluates Company and executive performance as part of its determination of appropriate cash and long-term incentive awards. The set of metrics includes metrics that reflect the actions of our management team and employees, such as net revenue and operating margin, together with metrics that are heavily influenced by factors outside the management team’s control but are heavily correlated to the returns experienced by our stockholders, such as one-year total stockholder return. The Compensation Committee believes that evaluating performance against a combination of metrics and strategic goals most effectively drives the behavior for the long-term results that we want our executive team to strive for and produce, as well as tightly links pay outcomes to performance.

The Compensation Committee awards annual equity incentive grants to employees from stockholder-approved long-term incentive plans as part of the Company’s annual compensation program.

Role of Executive Officers

The Compensation Committee solicits input from the CEO and president and the Management Compensation and Development Committee regarding general compensation policies, including the appropriate level and mix of compensation. The Compensation Committee also consults with the CEO and president regarding the appropriate incentive awards and salary levels for other executive officers. Compensation for Mr. August, while determined under separate programs, is also overseen by the Compensation Committee.

Role of Independent Compensation Consultant

Johnson Associates serves as the Compensation Committee’s independent compensation consultant and attended all Compensation Committee meetings during 2022, and regularly meets with the Compensation Committee in executive session. The Compensation Committee benefited from the consultant’s broad experience in advising other compensation committees, in-depth understanding of investor perspectives on compensation, and familiarity with our compensation programs and policies and those of peer companies in the asset management and financial services industry.

Johnson Associates provides the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends across industries. Specifically in 2022, Johnson Associates advised the Compensation Committee periodically on trends and projected implications for industry compensation practices during a period of market volatility and tight labor markets. In addition, the consultant advised the Compensation Committee on projections for changes to competitive rates of pay during the period and changes to the Company’s long-term equity award terms.

Johnson Associates has no relationship with Price Group other than as the Compensation Committee’s compensation consultant. Johnson Associates has not provided any services to the Company other than those provided to the Compensation Committee in its role as independent consultant. The Compensation Committee has assessed the independence of Johnson Associates pursuant to SEC rules and concluded that the work performed by the advisor does not raise any conflicts of interest. The Compensation Committee will continue to periodically review its relationship with Johnson Associates and its continued appointment as the Compensation Committee’s independent consultant.

Many of our key competitors are not publicly traded or are subsidiaries of larger companies. These competitors generally do not publicly disclose the compensation data of their top executive officers. During the year, Johnson Associates presented a report of expected competitive pay for each NEO based on current industry trends and their market evaluation of each NEO’s role. This data, along with competitive market data provided to management by McLagan and input from the CEO and president and other senior executives of the Company, provided context to the Compensation Committee in their compensation decisions for each NEO for 2022.

McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by role across multiple companies without specifically identifying information for a particular company. Management uses the summary information from McLagan for a reasonable estimation of compensation levels in the industry for persons with specific roles relevant to our business (e.g., portfolio manager, analyst, client service manager, etc.). Relevant portions of this information are shared by

62       T. Rowe Price Group

executive management with the Compensation Committee. McLagan works with management and does not act as a compensation consultant to the Compensation Committee.

Competitive Positioning

The Compensation Committee annually reviews competitive data regarding compensation at peer companies in the investment management industry with their independent compensation consultant and management. We do not set compensation levels to fall within specific ranges compared with benchmark data. Instead, we use the information provided by Johnson Associates, proxy data for peer group companies listed below, and survey data provided by McLagan and others about the competitive market for senior management to gain a general understanding of current practices and to assist in the development of compensation programs and setting compensation levels.

Below is the list of the 2022 companies used by the Compensation Committee peer group for all executives, and we note that J.P. Morgan Asset Management, Morgan Stanley Asset Management, and Goldman Sachs Asset Management are included with the other firms only when considering a peer group for the CEO and president:

• Affiliated Managers Group, Inc. • AllianceBernstein L.P. • Ameriprise Financial, Inc.	• BlackRock Inc. • Charles Schwab Corporation • Franklin Resources, Inc.	• Invesco Ltd. • Northern Trust • TIAA	• CEO Only: — J.P. Morgan Asset Management — Morgan Stanley Asset Management — Goldman Sachs Asset Management

The companies making up the peer group listed above were selected because they are public asset managers, as well as comparable financial services and brokerage companies given their assets and scale, or in the case of the CEO Only firms listed above, because they are significant asset management subsidiaries of publicly-traded firms with significant AUM. The Compensation Committee will continue to review the composition of this peer group to analyze our executive compensation program and determine whether any changes should be made in the future. In addition to specific information on these companies, the Compensation Committee reviewed aggregated summary compensation data based on information from surveys that include some of the peer companies listed above as well as other public and nonpublic companies with which we compete for executive talent, including the Capital Group Companies Inc., Fidelity Investments, Goldman Sachs Asset Management, Janus Henderson Investors, J.P. Morgan Asset Management, MFS Investment Management, Pacific Investment Management Company LLC, The Vanguard Group Inc., Wellington Management Company LLP, and Western Asset Management Co.

In light of our overall performance in 2022, the Compensation Committee believes that the compensation paid to our CEO and president and other NEOs is reasonable in relation to the compensation paid by our peer companies both on an absolute basis and in comparison to relevant financial performance metrics.

Risk Management and the Alignment of Management With Our Stockholders

The Compensation Committee considers whether the executive compensation program rewards reasonable risk-taking and if incentive opportunities achieve the proper balance between rewarding employees and managing risk and protecting stockholder returns. While the design of our executive compensation program is primarily performance-based, we believe that it does not encourage inappropriate risk-taking. Ongoing and active discussions with management regarding progress on short-term and long-term goals enables informed decisions while avoiding the risks that can be associated with managing short-term results to achieve predetermined formulaic outcomes.

Our compensation programs are designed to provide executive officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow value over time. Our NEOs’ salaries are fixed in amount, and the U.S. maximum base salary has not increased since 2005. In addition, the majority of our NEO compensation is variable and performance-based. Annual incentive compensation is linked to overall corporate performance along with individual goals. Further, a substantial portion of our NEOs’ compensation is in the form of long-term equity awards that further align the NEOs’ interests with those of our stockholders. Since the long-term equity awards are not earned in one year and vest only upon the achievement of certain performance goals and continued employment at the Company, we believe NEOs are discouraged from excessive or in appropriate risk-taking. We believe that our equity program, our stock ownership guidelines, and the significant

2023 Proxy Statement       63

stock ownership of our most tenured NEOs create important links between the financial interests of our executives and long-term performance and mitigate any incentive to disregard risks in return for potential short-term gains. To further ensure the alignment of compensation with long-term performance, we have adopted a policy for the clawback of incentive compensation from NEOs in the event an NEO’s acts or omissions contribute to a need for a restatement of our financial results, which the Board will be reviewing for revising as needed to comply with applicable law and exchange listing requirements.

In addition, we have a robust risk management program designed to identify, evaluate, and control risks. Through this program, we take a company-wide view of risks and have a network of systems and oversight to ensure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the chief executive officer, the Audit Committee, and the full Board. We believe that our compensation and stock ownership programs work effectively within this risk management program.

We have considered the risks created by our compensation policies and practices, including mitigating factors, and, based on this review, do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Executive Compensation and Management Development Committee

As part of our responsibilities, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 41 of this proxy statement. Based on such review and discussions, we have recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Robert F. MacLellan, Chair Mark S. Bartlett Mary K. Bush Dina Dublon Dr. Freeman A. Hrabowski, III Eileen P. Rominger Robert J. Stevens Sandra S. Wijnberg Alan D. Wilson

64       T. Rowe Price Group

Executive Compensation Tables

Summary Compensation Table

The following table summarizes the total compensation of our NEOs, who are the chief executive officer, the chief financial officer, and our three other most highly compensated executive officers.1

				NON-EQUITY
			STOCK	INCENTIVE PLAN	ALL OTHER
NAME AND PRINCIPAL POSITION	YEAR	SALARY	AWARDS[3]	COMPENSATION[4]	COMPENSATION[5]	TOTAL
Robert W. Sharps	2022	$350,000	$5,400,156	$8,000,000	$88,457	$13,838,613
Chief Executive Officer and President	2021	$350,000	$6,850,356	$10,300,000	$86,103	$17,586,459
	2020	$350,000	$5,550,268	$9,000,000	$87,165	$14,987,433

Jennifer B. Dardis	2022	$350,000	$1,350,160	$2,300,000	$88,104	$4,088,264
Chief Financial Officer and Treasurer	2021	$347,083	$1,200,405	$2,100,000	$86,243	$3,733,731

Glenn R. August	2022	$350,000	$—	$—	$11,679,929	$12,029,929
Chief Executive Officer of Oak Hill Advisors, L.P.

Justin Thomson[2]	2022	$295,899	$1,918,591	$4,392,832	$1,408,733	$8,016,055
Head of International Equity and CIO	2021	$330,200	$2,850,094	$7,910,600	$31,214	$11,122,108
Eric L. Veiel	2022	$350,000	$3,150,212	$6,000,000	$88,154	$9,588,366
Head of Global Equity and CIO	2021	$350,000	$4,200,397	$8,250,000	$86,018	$12,886,415
	2020	$350,000	$3,500,241	$7,350,000	$87,072	$11,287,313

[1]	Includes only those columns relating to compensation awarded to, earned by, or paid to the NEOs in 2022, 2021, and 2020. All other columns have been omitted. Mr. August became an NEO in 2022; therefore, the amounts for 2021 and 2020 have been omitted. Ms. Dardis was named chief financial officer and treasurer in August 2021; therefore, amounts for 2020 have been omitted. Mr. Thomson became an NEO in 2021; therefore, the amounts for 2020 have been omitted.

[2]	Cash amounts, including his salary and AICP bonus, received by Mr. Thomson pursuant to his employment agreement were paid in British pounds. In calculating the U.S. equivalent for amounts that are not denominated in U.S. dollars (USD), the Company converts each payment to Mr. Thomson into U.S. dollars based on an average monthly revaluation rate during the applicable year. The average exchange rate for 2022 revaluation was £1 to $1.23291.

[3]	Represents the full grant date fair value of performance-based and time-based RSUs granted in accordance with FASB ASC Topic 718. The fair value was computed using the market price per share of Price Group common stock on the date of grant multiplied by the target number of units, as this was considered the probable outcome. See the Grants of Plan-Based Awards Table for the target number of units for 2022.

[4]	Represents cash amounts awarded by the Compensation Committee and paid to NEOs under the 2022 AICP or the OHA Pool for Mr. August. Mr. Thomson’s amount also includes the MFUs grant date award value of $1,918,500. See our CD&A and the Grants of Plan-Based Awards Table for more details regarding the workings of these plans. These amounts also include amounts elected, if any, to be deferred under the Supplemental Savings Plan. See the Nonqualified Deferred Compensation Table for further details.
[5]	The following types of compensation are included in the “All Other Compensation” column for 2022:

NAME	CONTRIBUTIONS TO RETIREMENT PROGRAM	RETIREMENT PROGRAM LIMIT BONUS[a]	MATCHING CONTRIBUTIONS TO STOCK PURCHASE PLAN[b]	MATCHING GIFTS TO CHARITABLE ORGANIZATIONS[c]	CARRIED INTEREST DISTRIBUTIONS	FIXED SUPPLEMENTAL PAYMENT ALLOWANCE	PERQUISITES AND OTHER PERSONAL BENEFITS[d]	TOTAL
Robert W. Sharps	$40,500	$4,419	$4,000	$25,000	$—	$—	$14,538	$88,457
Jennifer B. Dardis	$40,500	$4,419	$4,000	$25,000	$—	$—	$14,185	$88,104
Glenn R. August	$31,391	$—	$—	$25,000	$11,613,419	$—	$10,119	$11,679,929
Justin Thomson	$—	$22,353	$—	$25,000	$—	$1,358,058	$3,322	$1,408,733
Eric L. Veiel	$40,500	$4,419	$4,000	$24,950	$—	$—	$14,285	$88,154

2023 Proxy Statement       65

[a]	Cash compensation for the amount calculated under the U.S. retirement program that could not be credited to their retirement accounts in 2022 due to the contribution limits imposed under Section 415 of the Internal Revenue Code. For Mr. Thomson, the amount represents cash paid in lieu of a contribution to the UK pension program as result of a Fixed Protection election he made with the UK tax authorities, which required him to opt out of the UK pension program. This amount is based on the contribution formula in the pension program and is equal to the amount he would have received had he stayed in the pension program.

[b]	Matching contributions paid under our ESPP offered to all employees of Price Group and its subsidiaries, other than OHA employees.

[c]	NEOs, directors, and all employees of Price Group and its subsidiaries are eligible to have personal gifts up to an annual limit to qualified charitable organizations matched by our sponsored T. Rowe Price Foundation, in the case of U.S. employees, and Price Group, in the case of employees outside the U.S. For 2022, all of the NEOs were eligible to have up to $25,000 matched.

[d]	Costs incurred by Price Group under programs available to all senior officers, including the NEOs, for executive health benefits and parking, as well as costs covered by Price Group related to spousal participation in events held in connection with the Price Group Board meetings. For Mr. August, the amount includes costs incurred by a Price Group subsidiary related to services provided to unconsolidated OHA affiliated entities in which Mr. August has a controlling partnership stake.

2022 Grants of Plan-Based Awards Table

The following table provides information concerning each plan-based award granted in 2022 to the executive officers named in the Summary Compensation Table and other information regarding their grants.1

		DATE OF COMPENSATION COMMITTEE MEETING AT	NUMBER OF NON-EQUITY INCENTIVE PLAN UNITS	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[2]		ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[3]		GRANT DATE FAIR VALUE
		WHICH GRANT	GRANTED	TARGET	MAXIMUM	TARGET	MAXIMUM	OF STOCK
NAME	GRANT DATE	WAS APPROVED	(#)	($)	($)	(#)	(#)	AWARDS[4]
Robert W. Sharps	2/8/2022			$—	$11,810,605
	12/6/2022	12/5/2022				44,508	44,508	$5,400,156
Jennifer B. Dardis	2/8/2022			$—	$6,561,447
	12/6/2022	12/5/2022				11,128	11,128	$1,350,160
Justin Thomson	2/8/2022			$—	$10,498,316
	12/6/2022	12/5/2022	148,168	$1,918,500[5]	$—	15,813	15,813	$1,918,591
Eric L. Veiel	2/8/2022			$—	$10,498,316
	12/6/2022	12/5/2022				25,964	25,964	$3,150,212

[1]	Includes only those columns relating to plan-based awards granted during 2022. All other columns have been omitted. Mr. August did not participate in the 2022 AICP and was not granted any equity awards in 2022.

[2]	The maximum represents the highest possible amount that could have been paid to each of these individuals under the 2022 AICP based on our 2022 audited financial statements. The Compensation Committee has discretion to award no bonus under this program or to award up to the maximum bonus. As a result, there is no minimum amount payable even if performance goals are met. For 2022, the Compensation Committee awarded less than the maximum amount to the NEOs and the actual amount awarded has been disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See our CD&A for additional information regarding the AICP.

[3]	Represents both time-based RSUs and performance-based RSUs granted as part of the Company’s annual equity incentive program from its 2020 Plan. The annual grant value awarded to the NEOs, except for Mr. Thomson, is equally split between time-based RSUs and performance-based RSUs. The time-based RSU vesting occurs 33% on each of December 8, 2023, December 10, 2024, and December 10, 2025. The performance-based RSUs are subject to a performance-based vesting threshold with a three-year performance period, which for the December 2022 grant will run from January 1, 2023 to December 31, 2025. For each performance-based RSU, the target payout represents the number of RSUs to be earned by the NEO if the Company’s operating margin for the performance period is at least 100% of the average operating margin of a designated peer group. The Company’s operating margin performance below this target threshold results in forfeiture of some or all of the performance-based RSUs. The performance-based RSUs earned by the NEO are then subject to time-based vesting, which occurs 50% on December 10, 2026, and December 10, 2027. Dividends on time based RSUs are paid during the vesting period and for performance-based RSUs are accrued during the performance period and are only paid on earned units. Additional information related to these performance-based RSUs, including a list of companies in the designated peer group, are included above in our CD&A. The grant agreements include a provision that allows for the continued vesting of the grant, from the date of separation if certain age and service criteria are met for the NEOs.

[4]	Represents the grant date fair value of the time-based RSUs and performance-based RSUs granted in 2022 in accordance with FASB ASC Topic 718. The grant date fair value of the awards was measured using the market price per share of Price Group common stock on the date of grant multiplied by the target number of units noted in the table, as this was considered the probable outcome.

[5]	Represents the mutual fund units awarded to Mr. Thomson in 2022. The mutual fund units award value of $1,918,500 was converted to 148,168 units based on the net asset value of the hypothetical investments on the grant date. The award value will be adjusted up or down in accordance with the basket of hypothetical investments the units are indexed against and settled in cash at the end of the vesting period.

66       T. Rowe Price Group

Outstanding Equity Awards Table at December 31, 20221

The following table shows information concerning equity incentive awards outstanding at December 31, 2022, for each NEO. The grant agreements for all unexercisable option awards and unvested stock awards include a provision that allows for continued vesting for a period of 36 months from the date of separation for awards granted before 2017, and for the remaining unvested portion for awards granted in 2017, if certain age and service criteria for the NEOs are met. In 2018, the provision that allows for continued vesting for all associates was modified for 2018 grants and thereafter to a tiered approach with three different age and service criteria, each having separate periods of continued vesting. The provision was further modified in 2021 for 2021 grants and thereafter to allow continued vesting for all unvested awards to all associates who meet certain age and service criteria.

		OPTION AWARDS			STOCK AWARDS
									EQUITY
							MARKET		INCENTIVE
					NUMBER		VALUE OF		PLAN		EQUITY
					OF SHARES		SHARES		AWARDS:		INCENTIVE
		NUMBER OF			OR UNITS		OR UNITS		NUMBER OF		PLAN AWARDS:
		SECURITIES			OF STOCK		OF STOCK		UNEARNED		MARKET VALUE
		UNDERLYING			THAT		THAT		UNITS		OF UNEARNED
		UNEXERCISED	OPTION	OPTION	HAVE NOT		HAVE NOT		THAT HAVE		UNITS THAT
	GRANT	OPTIONS:	EXERCISE	EXPIRATION	VESTED		VESTED		NOT VESTED		HAVE NOT
NAME	DATE	EXERCISABLE	PRICE	DATE	(#)		($)[2]		(#)		VESTED ($)[2]
Robert W. Sharps	2/21/2013	1,456	$68.61	2/21/2023	—		—		—		—
	2/19/2014	1,301	$76.75	2/19/2024	—		—		—		—
	2/19/2015	1,254	$79.71	2/19/2025	—		—		—		—
	12/6/2017	—			5,993	3a	$653,597	3a	—		$—
	12/11/2018	—			17,821	3b	$1,943,558	3b	—		$—
	12/3/2019	—			—		—		20,491	4a	$2,234,748	4a
	12/8/2020	—			6,039	5a	$658,613	5a	18,118	4b	$1,975,949	4b
	12/7/2021	—			11,181	5b	$1,219,400	5b	16,772	4c	$1,829,154	4c
	12/6/2022	—			22,254	5c	$2,427,021	5c	22,254	4d	$2,427,021	4d
Jennifer B. Dardis	12/11/2018	—			652	5a	$71,107	5a	—		—
	12/3/2019	—			1,490	5b	$162,499	5b	—		—
	12/8/2020	—			1,959	5c	$213,649	5c	—		—
	12/7/2021	—			1,959	5b	$213,649	5b	2,939	4c	$320,527	4c
	12/6/2022	—			5,564	5c	$606,810	5c	5,564	4d	$606,810	4d
Justin Thomson	2/21/2013	11,969	$68.61	2/21/2023	—		—		—		—
	9/10/2013	11,969	$69.21	9/10/2023	—		—		—		—
	2/19/2014	11,969	$76.75	2/19/2024	—		—		—		—
	9/9/2014	11,969	$77.24	9/9/2024	—		—		—		—
	2/19/2015	13,530	$79.71	2/19/2025	—		—		—		—
	9/10/2015	13,201	$69.84	9/10/2025	—		—		—		—
	12/11/2018	—			3,695	5a	$402,977	5a	—		—
	12/3/2019	—			6,507	5b	$709,653	5b	—		—
	12/8/2020	—			9,010	5c	$982,631	5c	—		—
	12/7/2021	—			4,652	5b	$507,347	5d	6,978	4c	$761,021	4c
	12/6/2022	—			—	5c	—	5c	15,813	4d	$1,724,566	4d
Eric L. Veiel	12/11/2018	—			5,434	5a	$592,632	5a	—		—
	12/12/2018	—			639	5a	$69,689	5a	—			—
	12/3/2019	—			—		$—		13,040	4a	$1,422,142	4a
	12/8/2020	—			3,809	5a	$415,410	5a	11,426	4b	$1,246,120	4b
	12/7/2021	—			6,856	5b	$747,715	5b	10,284	4c	$1,121,573	4c
	12/6/2022	—			12,982	5c	$1,415,817	5c	12,982	4d	$1,415,817	4d

2023 Proxy Statement      67

[1]	Includes only those columns that related to outstanding equity awards at December 31, 2022. All other columns have been omitted. Mr. August does not have any outstanding equity awards, so he has been excluded from the table.

[2]	The market value of these stock units was calculated using the closing market price per share of Price Group’s common stock on December 31, 2022.

[3]	For each performance-based RSU award earned and not vested at December 31, 2022, the following table includes the date of the meeting or unanimous consent at which the Compensation Committee certified that the performance threshold was met, the awards’ performance period, and the awards remaining vesting schedule.

		PERFORMANCE		REMAINING
	DATE	PERIOD	PERFORMANCE	PERCENTAGE
FOOTNOTE	CERTIFIED	START DATE	PERIOD END DATE	VESTING	VEST DATES
3a	Feb-2019	1/1/2018	12/31/2018	100%	2/28/2023
3b	Feb-2020	1/1/2019	12/31/2019	50%	2/28/2023	2/28/2024

[4]	For each performance-based RSU award unearned and not vested at December 31, 2022, the following table includes the award’s performance period, and the award’s remaining vesting schedule. In 2022, all our NEOs received 50% of their equity award value in performance-based RSUs with a three-year performance period, which, if earned, would vest in 2025 and 2026.

		PERFORMANCE		REMAINING
	DATE	PERIOD	PERFORMANCE	PERCENTAGE
FOOTNOTE	CERTIFIED	START DATE	PERIOD END DATE	VESTING	VEST DATES
4a		1/1/2020	12/31/2022	50%	12/8/2023	12/10/2024
4b		1/1/2021	12/31/2023	50%	12/10/2024	12/10/2025
4c		1/1/2022	12/31/2024	50%	12/10/2025	12/10/2026
4d		1/1/2023	12/31/2025	50%	12/10/2026	12/10/2027

[5]	The following table represents the vesting schedules of the outstanding stock awards as of December 31, 2022.

	REMAINING
FOOTNOTE	PERCENTAGE VESTING			VEST DATES
5a	100%	12/8/2023
5b	50%	12/8/2023	12/10/2024
5c	33%	12/8/2023	12/10/2024	12/10/2025

68       T. Rowe Price Group

2022 Options Exercises and Stock Vested Table

The following table shows aggregate stock option exercises and restricted stock awards vesting in 2022 and the related value realized for each of the NEOs. Mr. August is omitted from the table because he does not have any outstanding equity awards.

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES	VALUE REALIZED	NUMBER OF SHARES		VALUE REALIZED
NAME	ACQUIRED ON EXERCISE[1,6]	ON EXERCISE[2]	ACQUIRED ON VESTING[6]		ON VESTING
Robert W. Sharps	—	$—	33,364	[3,4]	$4,421,852	[3,4]
Jennifer B. Dardis	—	$—	3,523	[4]	$430,722	[4]
Justin Thomson	23,782	$1,802,377	14,833	[5]	$1,787,065	[5]
Eric L. Veiel	—	$—	21,584	[4]	$2,638,860	[4]

[1]	Represents the total number of shares underlying the exercised stock options.

[2]	Computed using the difference between the market price of Price Group’s common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired.

[3]	Reflects Mr. Sharp’s number of shares underlying the performance-based restricted stock units earned and vested. The value realized for awards vesting on December 9, 2022, is computed using the closing market price per share of Price Group’s common stock the day before the vest date multiplied by the number of RSUs vesting. The value realized for awards vesting on February 28, 2022, is computed using the closing market price per share of Price Group’s common stock on the vest date multiplied by the number of RSUs vesting. The following table shows the aggregate RSUs by NEOs listed in the table above by date of award:

	PERFORMANCE PERIOD		NUMBER OF SHARES	MARKET PRICE	VALUE REALIZED
DATE OF AWARD	COMPLETION DATE	VESTING DATE	ACQUIRED ON VESTING	AT VEST	ON VESTING
12/6/2017	12/31/2018	2/28/2022	5,993	$145.26	$870,543
12/11/2018	12/31/2019	2/28/2022	8,910	$145.26	$1,294,267

[4]	The table below shows, by date of the award, the number of time restricted stock units vested and value realized that are included in the table above. The value realized was computed using the closing market price per share of Price Group’s common stock on the day before the vest date multiplied by the number of restricted stock units vesting.

		NUMBER OF SHARES	MARKET PRICE	VALUE REALIZED
DATE OF AWARD	VESTING DATE	ACQUIRED ON VESTING	AT VEST	ON VESTING
12/6/2017	12/9/2022	4,422	$122.26	$540,634
12/11/2018	12/9/2022	6,085	$122.26	$743,952
12/12/2018	12/9/2022	638	$122.26	$78,002
12/3/2019	12/9/2022	11,923	$122.26	$1,457,706
12/8/2020	12/9/2022	10,501	$122.26	$1,283,852
12/7/2021	12/9/2022	9,999	$122.26	$1,222,478

The table below shows, by date of the award, the number of time restricted stock units vested and value realized that are included in the table above.

[5]	The value realized was computed using an average sales price from the Price Group common stock sold for Mr. Thomson’s taxes on vest date.

		NUMBER OF SHARES	MARKET PRICE	VALUE REALIZED
DATE OF AWARD	VESTING DATE	ACQUIRED ON VESTING	AT VEST	ON VESTING
12/6/2017	12/9/2022	2,555	$120.48	$307,824
12/11/2018	12/9/2022	3,695	$120.48	$445,170
12/3/2019	12/9/2022	3,254	$120.48	$392,039
12/8/2020	12/9/2022	3,003	$120.48	$361,798
12/7/2021	12/9/2022	2,326	$120.48	$280,234

2023 Proxy Statement      69

[6]	The number of shares actually acquired was less than the number presented in the tables above as a result of tendering shares for payment of the exercise price and the withholding of shares to pay taxes. The total net shares received by each NEO listed in the table is as follows:

	NET SHARES ACQUIRED	NET SHARES ACQUIRED
NAME	ON EXERCISE	ON VESTING
Robert W. Sharps	—	17,259
Jennifer B. Dardis	—	14,833
Justin Thomson	23,782	11,241
Eric L. Veiel	—	1,819

2022 Nonqualified Deferred Compensation Table

The amounts in the following table represent each NEO’s account activity under the Supplemental Savings Plan, which was effective on January 1, 2015.

	EXECUTIVE’S	REGISTRANTS	AGGREGATE	AGGREGATE	AGGREGATE
	CONTRIBUTIONS	CONTRIBUTIONS	EARNINGS IN	WITHDRAWALS/	BALANCE AT
NAME	IN LAST FY1	IN LAST FY	LAST FY2	DISTRIBUTIONS	LAST FYE[3]
Robert W. Sharps	$800,000	$—	$(5,617,900)	$—	$26,299,764
Jennifer B. Dardis	$—	$—	$—	$—	$—
Justin Thomson[4]	$706,476	$—	$(4,629,544)	$—	$24,155,188
Eric L. Veiel	$2,000,000	$—	$(5,937,723)	$—	$32,234,009

[1]	These amounts represent a portion of the bonus awarded to each NEO under the 2022 AICP and are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Under the Supplemental Savings Plan, beginning in 2021, certain senior officers have the opportunity to defer receipt of up to the lesser of (i) 50% of their cash incentive compensation earned for a respective calendar year during which services are provided or (ii) $2 million. Prior to 2021, these senior officers had the opportunity to defer receipt up to 100% of their cash incentive compensation earned for a respective calendar year during which services were provided. Mr. August was not eligible to participate in the Supplemental Savings Plan for 2022.

[2]	Each participant has the ability to allocate their account balance across a number of Price funds and the flexibility to rebalance their account as often as they would like. The amounts deferred are adjusted daily based on the investments chosen by the participant and, therefore, are not above market or preferential. As such, the earnings reported in this column are not included in the Summary Compensation Table.

[3]	These amounts represent the aggregate balances in each NEO’s account as of December 31, 2022. The aggregate balance for each NEO at last fiscal year-end includes amounts previously reported as Non-Equity Incentive Plan Compensation in a prior-year Summary Compensation table.

[4]	In addition, the above amounts related to the Supplemental Savings Plan, Mr. Thomson was granted MFUs totaling $1,918,500, on December 6, 2022.

70       T. Rowe Price Group

Potential Payments on Termination or Change in Control

All agreements for stock options and stock awards granted to associates from our equity incentive plans include provisions that may result in vesting acceleration of outstanding equity awards in connection with a change in control of Price Group or upon the grantee’s death or termination of employment due to total disability. See the “Post-employment Payments” section of the CD&A for more details on these vesting acceleration provisions. Assuming that an event caused the acceleration of vesting of all outstanding unvested stock options and stock awards on December 31, 2022, the amount that would be realized upon the exercise of these stock options and vesting of restricted stock awards and units held by our NEOs are shown in the table below.

In addition, all agreements for stock options and stock awards granted on and after February 23, 2012, and through December 5, 2017, included a provision that allows for continued vesting for a period of 36 months from the grantee’s date of termination if certain age and service criteria or, for certain grantees outside the United States, a specified service criteria, are met. Agreements for stock awards granted on or after December 6, 2017, and through December 10, 2018, included a provision that allows for continued vesting for a period of 60 months from the grantee’s date of termination as long as the same criteria described above are met. Agreements for awards granted to associates on or after December 11, 2018, include a provision that allows for continued vesting following the grantee’s date of termination for a period of 24, 36, or 60 months based on one of three different combinations of age and service requirements. Agreement for awards granted to associates on or after December 7, 2021, include a provision that allows for continued vesting following the grantee’s date of termination for a period of 60 months based on the participant reaching a combined age and service of 65, with a minimum age of 55 and minimum service of five years.

Under the terms of Mr. August’s employment agreement, he is entitled to severance benefits that are indicated in the table below under the Termination column.

The amounts in the table below, with the exception of the Termination column, are calculated using the closing price of our common stock on December 31, 2022, for outstanding restricted stock awards and units and the difference between the closing price of our common stock on December 31, 2022, and the exercise price for outstanding stock options.

	CHANGE IN
	CONTROL OR	POST-SEPARATION
NAME	DEATH/DISABILITY	VESTING	TERMINATION
Robert W. Sharps	$15,369,061	$3,340,679	$—
Jennifer B. Dardis	$2,195,051	$—	$—
Glenn R. August	$ *	$—	$350,000
Justin Thomson	$5,088,195	$2,992,110	$—
Eric L. Veiel	$8,446,915	$707,714	$—

*	Note: Pursuant to the Value Creation Agreement entered into in connection with the acquisition of OHA, in the event of a change of control, should Mr. August’s employment be terminated, the Company would be required to pay $75 million to the participants thereunder. The amount which Mr. August would receive is not determinable at this time pursuant to the terms of the agreement. A copy of the Value Creation Agreement was filed with the SEC on February 24, 2022, as Exhibit 10.26 to our Annual Report on Form 10-K.

Chief Executive Officer Pay Ratio

Our CEO pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2022 salary and annual cash bonus paid to all associates, excluding our CEO and president, who were employed on December 31, 2022. All active associates working on a full-time, part-time, or interim basis were included in the sample. To facilitate comparison of all associates in U.S. dollars, compensation paid in foreign currencies was converted to U.S. dollars. We applied a local currency to U.S. dollar exchange rate on the monthly pay date. Each converted monthly salary was combined to determine the cumulative 2022 salary. With respect to annual cash bonuses paid to our non-U.S. associates, we applied a local currency to U.S. dollar exchange rate as of December 31, 2022. We did not make any adjustments or estimates with respect to salary, nor did we annualize the compensation for associates who began employment after the start of the fiscal year.

Upon identifying the median associate, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table.

For 2022, Mr. Sharps had an annual total compensation of $13,838,613 as reflected in the Summary Compensation Table. Our median associate’s 2022 annual total compensation was $137,347. Thus, Mr. Sharps’ 2022 annual total compensation was 100.8 times that of our median associate.

2023 Proxy Statement      71

Pay Versus Performance

The following table summarizes the compensation actually paid to our principal executive officer (PEO) and average compensation paid to our other NEOs for the past three years. These are presented with respect to each year’s NEOs as reported in the 2023, 2022, and 2021 proxy statements. Fair value amounts below are computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under generally accepted accounting principles. For any awards that are subject to performance conditions, the change in fair value is calculated based upon the probable outcome of such conditions as of the last day of the applicable year. The change in fair value in the tables below compare the fair value at the end of the applicable year with the prior year-end fair value. Total shareholder return has been calculated in a manner consistent with Item 402(v) of Regulation S-K.

			AVERAGE
			SUMMARY	AVERAGE	VALUE OF INITIAL FIXED $100
	SUMMARY		COMPENSATION	COMPENSATION	INVESTMENT BASED ON:
	COMPENSATION	COMPENSATION	TABLE TOTAL	ACTUALLY PAID	TOTAL	PEER GROUP	NET	NET
	TABLE TOTAL	ACTUALLY PAID	FOR NON-PEO	TO NON-PEO	SHAREHOLDER	SHAREHOLDER	INCOME	REVENUE[e]
YEAR	FOR PEO	TO PEO	NEOs	NEOs	RETURN	RETURN[d]	(in millions)	(in millions)
2022a	$13,838,613	$ 2,999,756	$ 8,430,654	$ 5,616,935[c]	$ 99.67	$129.13	$1,557.9	$6,488.4
2021b	$17,127,330	$23,404,280	$ 9,119,220	$10,768,644	$172.50	$175.40	$3,082.9	$7,671.9
2020c	$15,337,274	$19,367,486	$10,969,887	$13,917,124	$127.89	$118.99	$2,372.7	$6,206.7

[a]	The adjustments to the summary compensation table totals to arrive to compensation actually paid in 2022 are outlined below. No awards were modified in 2022. These valuations assume a year-end share price of $109.06 and average vest share price of $126.58. During this period Mr. Sharps served as the PEO and Ms. Dardis, Messrs. August, Thomson, and Veiel served as the Non-PEO NEOs.

		AVERAGE
		COMPENSATION FOR
As of 12/31/2022	PEO COMPENSATION	NON-PEO NEOs
Summary Compensation Table—2023 Proxy	$13,838,613	$8,430,654
Subtract Grant Date Fair Value of LTI Awards Granted in 2022	$(5,400,156)	$(1,604,741)
Add Year-End Fair Value of LTI Awards Granted and Unvested in 2022	$4,854,042	$1,442,455
Add Change in Fair Value of Prior-Year Grants Unvested and Outstanding	$(8,444,026)	$(1,999,648)
Add Change in Fair Value of LTI Awards Vested as of Vesting Date in 2022	$(2,138,845)	$(749,289)
Add Dividend Equivalents Paid in 2022	$290,128	$97,504
Compensation Actually Paid in 2022	$2,999,756	$5,616,935

[b]	The adjustments to the 2022 summary compensation table totals to arrive to compensation actually paid in 2021 are outlined below. No awards were modified in 2021. These valuations assume a year-end share price of $196.64 and an average vest share price of $190.44. During this period Mr. Stromberg served as the PEO and Ms. Dardis, and former CFO Ms. Dufétel, and Messrs. Sharps, Thomson, and Veiel served as the Non-PEO NEOs.

		AVERAGE
		COMPENSATION FOR
As of 12/31/2021	PEO COMPENSATION	NON-PEO NEOs
Summary Compensation Table—2022 Proxy	$17,127,330	$9,119,220
Subtract Grant Date Fair Value of LTI Awards Granted in 2021	$(6,600,390)	$(3,020,250)
Add Year-End Fair Value of LTI Awards Granted and Unvested in 2021	$6,355,405	$2,908,148
Add Change in Fair Value of Prior-Year Grants Unvested and Outstanding	$4,807,722	$1,693,273
Add Change in Fair Value of LTI Awards Vested as of Vesting Date in 2021	$1,110,196	$958,513
Subtract Prior-Year LTI Awards Forfeited in 2021	$—	$(1,223,322)
Add Dividend Equivalents Paid in 2021	$604,017	$333,062
Compensation Actually Paid in 2021	$23,404,280	$10,768,644

72	T. Rowe Price Group

[c]	The adjustments to the 2021 summary compensation table totals to arrive to compensation actually paid in 2020 are outlined below. No awards were modified in 2020. These valuations assume a year-end share price of $151.39 and average vest share price of $139.84. During this period Mr. Stromberg served as the PEO and Ms. Dufétel, and Messrs. Sharps, Alderson and Veiel served as the Non-PEO NEOs.

		AVERAGE
		COMPENSATION FOR
As of 12/31/2020	PEO COMPENSATION	NON-PEO NEOs
Summary Compensation Table—2021 Proxy	$15,337,274	$10,969,887
Subtract Grant Date Fair Value of LTI Awards Granted in 2020	$(5,900,108)	$(3,512,648)
Add Year-End Fair Value of LTI Awards Granted and Unvested in 2020	$5,831,543	$3,471,827
Add Change in Fair Value of Prior-Year Grants Unvested and Outstanding	$3,066,315	$1,956,299
Add Change in Fair Value of LTI Awards Vested as of Vesting Date in 2020	$504,223	$718,559
Add Dividend Equivalents Paid in 2020	$528,239	$313,200
Compensation Actually Paid in 2020	$19,367,486	$13,917,124

[d]	Our peer group total stockholder return is calculated with respect to the NASDAQ Asset Manager Index, which is the same peer group as reported pursuant to Item 201(e) of Regulation S-K.

[e]	In no particular order, the following table outlines what we believe to be our NEO’s key performance measures. These measures are highlighted on pages 52 and 53. We believe net revenue to be the most significant measure in determining the compensation of our NEOs.

KEY PERFORMANCE MEASURES
Assets Under Management	Investment Performance
Net Income	Net Operating Income
Net Revenue	Non-GAAP Diluted Earnings per Share
Operating Margin

The charts below illustrate the correlation between NEO compensation and (i) total stockholder return, (ii) net revenue, and (iii) net income attributable to T. Rowe Price Group, Inc. for 2020, 2021, and 2022. The charts below also provide a comparison between the Price Group total shareholder return against the total shareholder return of our peer group.

Compensation Actually Paid

Versus Total Shareholder Return

Compensation Actually Paid

Versus Income Measures

2023 Proxy Statement	73

Proposal 2

Advisory Vote on the Compensation Paid to Our Named Executive Officers

INTRODUCTION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosure includes the CD&A, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “Say-on-Pay” vote).

Our NEO compensation is straight forward, goal-oriented, long-term focused, transparent, and aligned with the interests of our stockholders. Our incentive compensation programs are designed to motivate and reward performance, with a focus on rewarding the intermediate- and long-term achievements of our NEOs, as measured by a number of factors, including (i) the financial performance and financial stability of Price Group, (ii) the relative investment performance of our mutual funds and other investment portfolios, and (iii) the performance of our NEOs against the corporate and individual goals established at the beginning of the year. Our executive compensation programs are also designed to reward our NEOs for other important contributions to our success, including corporate integrity, service quality, customer loyalty, risk management, corporate reputation, and the quality of our team of professionals and collaboration within that team. Our equity awards create a strong alignment of the financial interests of our NEOs directly to the long-term performance of our Company, as measured by our stock price.

NEO compensation in 2022 was aligned with our financial and operational performance for 2022. The structure of the compensation for our CEO and president and other NEOs reflects our performance-based compensation philosophy, which ties a significant portion of their pay to the success of the Company and to their individual performance goals.

We urge you to read the CD&A section of this proxy statement for additional details on our executive compensation policies and practices, including our compensation philosophy, 2022 objectives, and the 2022 compensation decisions for our NEOs. We believe that, viewed as a whole, our compensation practices and policies are appropriate and fair to both the Company and its executives and to our stockholders.

We value the feedback provided by our stockholders. At the 2022 Annual Meeting, nearly 93% of votes cast supported our executive compensation program. We have discussions with certain of our stockholders regarding various corporate governance topics, including executive compensation, and take into account the views of stockholders regarding the design and effectiveness of our executive compensation program.

PROPOSAL

We are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the stockholders of Price Group, that the stockholders approve the compensation of the Company’s NEOs as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the Annual Meeting.

As an advisory vote, this proposal is nonbinding. Although the vote is nonbinding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when designing and administering our compensation programs and when making future compensation decisions for our NEOs.

Recommendation of the Board	Vote Required
We recommend that you vote FOR Proposal 2, the approval of the compensation of our NEOs as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

74	T. Rowe Price Group

Proposal 3

Vote to Approve the Restated 1986 Employee Stock Purchase Plan, Which Includes the Increase By 3 Million Shares of the Available Share Pool for Purchase by Employees

INTRODUCTION

We are asking stockholders to approve a restatement of the T. Rowe Price Group, Inc., 1986 Employee Stock Purchase Plan (ESPP) to increase the number of shares available for purchase by associates on and after May 9, 2023, by an aggregate of 3 million shares, subject to adjustment in the event of a stock or special cash dividend, stock split or reverse stock split, other changes in capitalization and other events affecting the Company or Company common stock.

We have maintained the ESPP continually since 1986 to help us attract and retain associates and motivate associates to increase their efforts for the Company’s welfare, by offering them an incentive in the form of a proprietary interest in the Company. We implement the ESPP globally where legally permissible and open participation to all regular associates of the Company over the age of majority in the state or country of their residence. Eligibility begins on the first day of the month following the month in which employment occurs.

Throughout the ESPP’s 35 year existence, our transfer agent has purchased for the Company shares of the Company’s common stock on the open market at prevailing market prices each month for delivery to accounts of associates participating in the ESPP. On March 1, 2023, the closing sale price of Company common stock was $111.13, as reported on the NASDAQ Global Select Market. The ESPP also permits the plan’s agent to purchase the common stock for associate accounts directly from the Company. Any such direct purchase would be at prices equal to the average of the last reported sale prices as reported on the NASDAQ Global Select Market for the five previous trading days prior to the purchase. This direct purchase alternative has never been used, and we expect to continue to provide shares under the ESPP through open market purchases.

BACKGROUND

The ESPP enables associates to purchase shares of the Company’s common stock on a monthly basis at prevailing market prices through payroll deduction. Under the ESPP, the Company makes a 50% matching contribution, based on each associate’s payroll deduction of up to 4% of his or her applicable base salary per payroll period, until the associate’s base salary earned reaches $200,000 in the calendar year. No match is made after the associate’s base salary earned reaches $200,000 in the calendar year; however, the match will resume in the next calendar year if the associate continues to participate in the ESPP. The maximum annual match for each associate is $4,000. The Company matching contributions are immediately vested, become part of an associate’s account, and are taxed as earnings. Cash dividends net of tax withholding, if any, credited to the associate’s account are automatically reinvested in Company common stock. Brokerage commissions payable in connection with purchases made with payroll deductions and Company matching contributions, as well as from the reinvestment of cash dividends, and all other expenses incurred in administering the ESPP are borne by the Company. Commissions and other charges in connection with a sale of stock from an associate’s account are borne by the associate.

An associate may withdraw, sell, or transfer full shares owned in his or her account subject to two restrictions: (1) no withdrawal, sale, or transfer may occur during the first 12 months of participation unless the associate is terminating participation in the ESPP and closing his or her account; and (2) no more than two such transactions may occur in any rolling 12-month period. An associate may terminate payroll deductions at any time. We may require a waiting period of at least six months before payroll deductions can recommence. Rehired former participants in the ESPP who again become participants in the ESPP upon rehire are not subject to restriction (1) above.

Beginning in April 26, 2017, 3 million shares of the Company’s common stock were registered for sale under the ESPP. As of March 1, 2023, 888,654 shares remained available for issuance under the ESPP. Over the three-year period measured January 1, 2020, through December 31, 2022, on average, 352,554 shares per year were purchased under the ESPP by our associates. As of December 31, 2022, we had 5,407 associates enrolled in the ESPP. Based on the three-year average share purchase rate and an increasing head count, it is projected that the number of shares available for purchase under the ESPP will be nearly exhausted by the end of 2024.

2023 Proxy Statement	75

PROPOSAL

We are asking you to vote to approve a restatement of the ESPP to increase the number of shares available for purchase by associates. Specifically, as proposed, the ESPP will provide that the number of shares of Company common stock that may be purchased by or on behalf of associates pursuant to the ESPP on and after May 9, 2023, shall not exceed an aggregate of 6 million shares, except that (i) in the event of a stock or special cash dividend, stock split, or reverse stock split affecting the Company common stock, the maximum number of shares of such common stock available for purchase pursuant to the ESPP shall, without further action of the Board or the Compensation Committee, be adjusted to reflect such event, and (ii) in the event of any other change affecting the Company common stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation, or share exchange, the Compensation Committee, in its discretion, may make appropriate adjustments to the maximum number and kind of shares available for purchase pursuant to the ESPP. If approved, we anticipate that this proposal will enable the ESPP to continue, based on the current average annual share purchase rate, until 2027.

The foregoing summary describes the principal features of the ESPP. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the restated ESPP, as proposed for approval. You are urged to read the ESPP in its entirety. A copy of the ESPP is attached hereto as Appendix A of this proxy statement. Other than increasing the number of shares available for purchase under the ESPP and clarifying the adjustments that will be made to such number of shares in the event of a stock or special cash dividend, stock split, or reverse stock split affecting the Company common stock, no changes are being made to the ESPP via the proposed restatement since the ESPP was last restated on April 26, 2017.

NEW PLAN BENEFITS

The benefits or amounts to be received by any participant or group of participants under the ESPP are indeterminable at the date of this proxy statement because participation and the level of payroll deductions are subject to the discretion of each associate. The aggregate numbers of shares of Company common stock purchased by certain persons and groups under the ESPP since its initial adoption in 1986 are as follows:

AGGREGATE
NUMBER OF
SHARES
NAME AND PRINCIPAL POSITION	PURCHASED
Robert W. Sharps, Chief Executive Officer and President	10,221
Jennifer B. Dardis, Chief Financial Officer and Treasurer	2,847
Glenn R. August, Chief Executive Officer of OHA	—
Justin Thomson, Head of International Equity	—
Eric L. Veiel, Head of Global Equity and CIO	9,314
All Current Executive Officers as a Group and CIO	49,747
All Current Non-employee Directors as a Group	25,537
All Employees, Excluding Current Executive Officers, as a Group	18,302,731

Recommendation of the Board	Vote Required
We recommend that you vote FOR Proposal 3, to approve the restatement of the ESPP to increase its available share pool.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR the approval of the restatement of the ESPP. In order to be adopted at the Annual Meeting, Proposal 3 must be approved by the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

76	T. Rowe Price Group

Proposal 4

Advisory Vote on the Selection of Frequency for the Advisory Vote on the Compensation Paid to Our Named Executive Officers

As part of the “Say on Pay” rules, we are required every six years to give our stockholders the opportunity to indicate, by a non-binding advisory vote, the frequency preferred for the Say on Pay advisory vote on the compensation paid to the Company’s NEOs. In other words, how often a proposal similar to this year’s Proposal 2 will be included in the matters to be voted on at the Annual Meeting. The choices available under the Say on Pay rules are every year, every other year, or every third year. When this vote last occurred our stockholders selected every year, and we have included the Say on Pay advisory vote every year.

The frequency selected by the stockholders for conducting Say on Pay voting at the annual meetings of the stockholders of the Company is not a binding determination. However, the frequency selected will be taken into account and given due consideration by the Company in making its decision on the frequency of the Say on Pay advisory vote.

Please mark your proxy card to indicate your preference on this proposal or your abstention if you wish to abstain. If you own shares through a bank, broker, or other nominees, you must instruct your bank, broker, or other nominees how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board	Vote Required
We recommend that you select one year as the desired frequency for a stockholder vote on executive compensation under the Say on Pay rules.

All properly executed proxies received in time to be tabulated for the Annual Meeting will be voted FOR one year as the desired frequency for a stockholder vote on executive compensation under the Say on Pay rules unless otherwise specified. A plurality of the votes cast on this proposal will determine the frequency selected by the stockholders. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

2023 Proxy Statement	77

Audit Matters

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees charged by KPMG LLP and KPMG entities for professional services rendered to Price Group and its subsidiaries, and to OHA related funds (OHA Funds) during 2022 and 2021. All services were approved by the Audit Committee pursuant to the pre-approval procedures described below.

	2022
	T. ROWE PRICE GROUP, INC. AND SUBSIDIARIES	OHA FUNDS[5]	TOTAL
Audit Fees	$ 6,794,605[1]	$ 4,400,000	$11,194,605
Audit-Related Fees	560,438[2]	374,191	934,629
Tax Fees	3,668,444[3]	12,186,699	15,855,143
All Other Fees	90,800[4]	—	90,800
	$11,114,287	$16,960,890	$28,075,177

	2021
	T. ROWE PRICE GROUP, INC. AND SUBSIDIARIES	OHA FUNDS[5]	TOTAL
Audit Fees	$ 5,696,020[1]	$—	$ 5,696,020
Audit-Related Fees	606,903[2]	—	606,903
Tax Fees	3,999,422[3]	—	3,999,422
All Other Fees	69,825[4]	—	69,825
	$10,372,170	$—	$10,372,170

[1]	Aggregate fees charged for annual audits, quarterly reviews, and the reports of the independent registered public accounting firm on internal control over financial reporting as of December 31, 2022, and 2021.

[2]	Aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as Audit Fees. In 2022 and 2021, these services included audits of several affiliated entities, including the corporate retirement plans, the T. Rowe Price Foundation, Inc., regulatory attestation engagements, and fees for consultations concerning financial accounting and reporting matters. In 2021, fees also included services provided for acquisition due diligence.
[3]	Aggregate fees charged for tax compliance, planning, and consulting. Of the $3,668,444 in 2022, (1) $1,649,797 was related to tax compliance and preparation, (2) $903,123 was related to tax planning and consulting, and (3) $1,115,524 was related to post-close acquisition tax compliance and consulting. In addition, of the $3,999,422 in 2021, (1) $959,897 was related to tax compliance and preparation, (2) $352,578 was related to tax planning and consulting, and (3) $2,686,947 was related to acquisition-related due diligence and consulting.

[4]	Both 2022 and 2021 include fees for KPMG’s performance of attestation engagements related to our compliance with the Global Investment Performance Standards (GIPS) and fees related to executive education.

[5]	Aggregated fees charged to certain OHA Funds for audit, audit-related, and tax services (primarily tax compliance and related services). Audit-related and tax fees also include financial due diligence services provided in connection with potential acquisitions of portfolio companies certain OHA funds managed by OHA entities in their capacity as the general partner. For 2021, KPMG did perform audit and non-audit services for OHA funds, which the Audit Committee was made aware of and considered when determining the independence of KPMG for 2022; however, no amounts are included in the table.

78	T. Rowe Price Group

Audit Committee Preapproval Policies

The Audit Committee has adopted policies and procedures that set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm before that firm is retained for such services. The preapproval policies and procedures are as follows:

•	Any audit or non-audit service to be provided to Price Group by the independent registered public accounting firm must be submitted to the Audit Committee for review and approval. The proposed services are submitted on the Audit Committee’s “Independent Registered Public Accounting Firm Audit and Non-audit Services Request Form” with a description of the services to be performed, fees to be charged, and affirmation that the services are not prohibited under Section 201 of the Sarbanes-Oxley Act of 2002. The form must be approved by Price Group’s CEO and president, CFO, or the principal accounting officer prior to the submission to the Audit Committee.

•	The Audit Committee, in its sole discretion then approves or disapproves the proposed services and documents such approval, if given, by signing the approval form. Preapproval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

•	Any audit or non-audit service to be provided to Price Group that is proposed between meetings of the Audit Committee will be submitted to the Audit Committee chair on a properly completed “Independent Registered Public Accounting Firm Audit and Non-audit Services Request Form” for the chair’s review and preapproval and will be included as an agenda item at the next scheduled Audit Committee meeting.

2023 Proxy Statement	79

Report of the Audit Committee

The Audit Committee oversees Price Group’s financial reporting process on behalf of the Board. Our committee held eight meetings during 2022. Management has the primary responsibility for the financial statements and the reporting process, including internal controls over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion as to whether Price Group’s financial statements present fairly, in all material respects, the financial position and results of the Company in conformity with U.S. generally accepted accounting principles. We appointed KPMG as Price Group’s independent registered public accounting firm for 2022 after reviewing the firm’s performance and independence from management and that appointment was ratified by our stockholders at the 2022 Annual Meeting. We reappointed KPMG as Price Group’s independent registered public accounting firm for fiscal year 2023 at our January 2023 meeting, after conducting the same set of reviews.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements prior to their issuance and publication in the 2022 Annual Report on Form 10-K and in the 2022 Annual Report to Stockholders. We reviewed with KPMG its judgments as to the quality, not just the acceptability, of Price Group’s accounting principles and discussed with its representatives other matters required to be discussed under generally accepted auditing standards, including matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301-Communications with Audit Committees. We also discussed with KPMG its independence from management and Price Group and received its written disclosures pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. We further considered whether the non-audit services described elsewhere in this proxy statement provided by KPMG are compatible with maintaining its independence.

We also discussed with management their evaluation of the effectiveness of Price Group’s internal controls over financial reporting as of December 31, 2022. We discussed with KPMG its evaluation of the effectiveness of Price Group’s internal controls over financial reporting.

We further discussed with Price Group’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Price Group’s internal controls.

Finally, as part of our responsibilities for oversight of Price Group’s risk management process, we reviewed and discussed with the chief risk officer the Company’s framework with respect to the risk assessment, including discussions of individual risk areas, as well as an annual summary of the overall process.

In reliance upon the reviews and discussions referred to above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Mark S. Bartlett, Chair Dina Dublon Robert F. MacLellan Eileen P. Rominger Sandra S. Wijnberg

80	T. Rowe Price Group

Proposal 5

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for 2023

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit Price Group’s consolidated financial statements. To execute this responsibility, the Audit Committee engages in an evaluation of the independent auditor’s qualifications, performance, and independence and periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP to serve as our independent registered public accounting firm for 2023. KPMG was first appointed to serve as our independent registered public accounting firm on September 6, 2001. In accordance with SEC rules and KPMG’s policies, lead and reviewing audit partners are subject to rotation requirements that limit the number of consecutive years they may provide service in that capacity to five years. The process for selection of the lead audit partner pursuant to this rotation policy has included a discussion between the chair of the Audit Committee and the candidate for the role, as well as discussion of the selection by the full Audit Committee with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of Price Group and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2023.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

Recommendation of the Board	Vote Required
We recommend that you vote FOR Proposal 5, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

In the event Proposal 5 does not obtain the requisite number of affirmative votes, the Audit Committee will reconsider the appointment of KPMG. Abstentions are not considered votes cast and will have no effect on the outcome of the vote.

2023 Proxy Statement	81

Stock Ownership and Related Transactions

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and RSUs and shares reserved for future issuance under our equity compensation plans as of December 31, 2022. None of the plans have outstanding warrants or rights other than stock options and RSUs. All plans have been approved by our stockholders.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AND SETTLEMENT OF RESTRICTED STOCK UNITS (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by stockholders	8,215,045[1]	$74.31[1]	11,344,967[2]
Equity compensation plans not approved by stockholders	—		—
Total	8,215,045	$74.31	11,344,967

[1]	Includes 5,996,539 shares that may be issued upon settlement of outstanding RSUs. The weighted-average exercise price pertains only to the 2,218,506 outstanding stock options.

[2]	Includes 262,317 shares that may be issued under our 2017 Director Plan and 10,175,636 shares that may be issued under our 2020 Plan and 907,014 shares that may be issued under our ESPP. No shares have been issued under the ESPP since its inception; all plan shares have been purchased in the open market. The number of shares available for future issuance under the 2020 Plan will increase under the terms of the plan as a result of all common stock repurchases that we make from proceeds generated by stock option exercises. The 2020 Plan allows for the grant of stock options, stock appreciation rights, and full-value awards.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of 5% Beneficial Owners

To our knowledge, these are the following beneficial owners of more than 5% of our outstanding common stock as of March 1, 2023.

NAME AND ADDRESS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,399,873 shares[1]	8.20%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	14,949,873 shares[2]	6.66%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	27,714,213 shares[3]	12.34%

[1]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 7, 2023, by BlackRock, Inc. Of the 18,399,873 shares beneficially owned, BlackRock, Inc., has sole power to vote or direct the vote of 16,400,729 shares and sole power to dispose or to direct the disposition of 18,399,873 shares.

82	T. Rowe Price Group

[2]	Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2023, by State Street Corporation. Of the 14,949,873 shares beneficially owned, State Street Corporation has sole power to vote or direct the vote of no shares, sole power to dispose or to direct the disposition of no shares, shared power to vote or direct the vote of 13,680,615 shares, and shared power to dispose or direct the disposition of 14,929,926 shares.

[3]	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group. Of the 27,714,213 shares beneficially owned, The Vanguard Group has sole power to vote or direct the vote of no shares, sole power to dispose or to direct the disposition of 26,762,097 shares, shared power to vote or direct the vote of 314,770 shares, and shared power to dispose or to direct the disposition of 952,116 shares.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of the record date, March 1, 2023, by (i) each director and each nominee for director, (ii) each person named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Share amounts and percentages shown for each individual or group in the table assume the exercise of all stock options exercisable by such individual or group within 60 days of the record date and the settlement of RSUs that are vested or will vest within 60 days of the record date. Except as otherwise noted, all shares are owned individually with sole voting and dispositive power.

NAME OF BENEFICIAL OWNER	AMOUNT OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS[1]
Glenn R. August	2,371,616[2]	1.1%
Mark S. Bartlett	27,523[3]	*
Mary K. Bush	18,368[4]	*
Jennifer B. Dardis	14,446	*
Dina Dublon	6,414[5]	*
Dr. Freeman A. Hrabowski, III	68,216[6]	*
Robert F. MacLellan	56,103[7]	*
Eileen P. Rominger	3,127[8]	*
Robert W. Sharps	415,029[9]	*
Robert J. Stevens	8,980[10]	*
William J. Stromberg	924,580[11]	*
Justin Thomson	168,210[12]	*
Eric L. Veiel	162,961[13]	*
Richard R. Verma	8,374[14]	*
Sandra S. Wijnberg	19,139[15]	*
Alan D. Wilson	22,323[16]	*
Directors and All Executive Officers as a Group (24 persons)	4,646,874[17]	2.1%

[1]	Beneficial ownership of less than 1% is represented by an asterisk (*).

[2]	Includes 886,190 shares held in family trusts for which Mr. August disclaims beneficial ownership. Includes up to $50 million, or approximately 449,924 shares of common stock as of the record date, pledged as security by Mr. August in connection with agreements among OHA partners in connection with the transaction.

[3]	Includes 1,743 unvested restricted stock awards.

[4]	Includes 1,743 unvested restricted stock awards and 15,541 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Bush’s separation from the Board.

[5]	Includes 6,414 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Dublon’s separation from the Board.

[6]	Includes (i) 26,408 shares that may be acquired by Dr. Hrabowski within 60 days upon the exercise of stock options, (ii) 16,480 vested stock units that will be settled in shares of the Company’s common stock upon Dr. Hrabowski’s separation from the Board, and (iii) 25,328 shares held by a member of Dr. Hrabowski’s family.

[7]	Includes (i) 26,408 shares that may be acquired by Mr. MacLellan within 60 days upon the exercise of stock options, (ii) 1,743 unvested restricted stock awards, and (iii) 8,812 vested stock units that will be settled in shares of the Company’s common stock upon Mr. MacLellan’s separation from the Board.

[8]	Includes 1,743 unvested restricted stock awards that will be settled in shares of the Company’s common stock upon Ms. Rominger’s separation from the Board.

[9]	Includes 1,254 shares that may be acquired by Mr. Sharps within 60 days upon the exercise of stock options.

[10]	Includes 8,980 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Stevens’ separation from the Board.

2023 Proxy Statement	83

[11]	Includes 400,000 shares held by a limited liability company in which Mr. Stromberg has an interest, and 111,000 shares held in a family trust for which Mr. Stromberg disclaims beneficial ownership.

[12]	Includes 62,638 shares that may be acquired by Mr. Thomson within 60 days upon the exercise of stock options.

[13]	Includes 53,500 held in a family trust for which Mr. Veiel disclaims beneficial ownership, and 46,000 shares held by a member of Mr. Veiel’s family.

[14]	Includes 8,374 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Verma’s separation from the Board.

[15]	Includes 1,743 unvested restricted stock awards and 8,016 vested stock units that will be settled in shares of the Company’s common stock upon Ms. Wijnberg’s separation from the Board.

[16]	Includes 22,323 vested stock units that will be settled in shares of the Company’s common stock upon Mr. Wilson’s separation from the Board.

[17]	Includes (i) 192,797 shares that may be acquired by all directors and executive officers as a group within 60 days upon the exercise of stock options; (ii) 8,715 unvested restricted stock awards held by certain directors; (iii) 94,940 stock units held by eight of the non-employee directors that are vested and will be settled in shares of the Company’s common stock upon their separation from the Board; and (iv) 1,522,018 shares held by family members, held in family trusts or limited liability companies of certain directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all filing requirements to comply with Section 16(a) of the Securities Exchange Act were met during calendar year 2022.

Certain Relationships and Related Transactions

On October 28, 2021, the Company entered into a transaction agreement (Purchase Agreement) with OHA (together with its affiliated entities) and the holders of equity interests in OHA, including Glenn R. August, a director and executive officer of the Company (Sellers). On December 29, 2021, the Company completed the purchase from the Sellers, for a purchase price of approximately $3.3 billion in the aggregate, including the retirement of outstanding OHA debt, with approximately 74% payable in cash and 26% in shares of the Company’s common stock. Upon the satisfaction of certain milestones by the OHA business, Mr. August and the other Sellers would be entitled to receive up to an aggregate of $900 million as part of an earn-out payment starting in early 2025 and ending in 2027 (Earnout Payment). The Earnout Payment, if any, will be payable to Sellers if the OHA business generates revenues in excess of certain pre-set targets during the period commencing January 1, 2022, through December 31, 2026.

On December 29, 2021, in connection with the Company’s acquisition of OHA, the Company entered into an employment agreement with Mr. August, and also entered into a Value Creation Agreement with Mr. August and certain other senior partners of OHA (Value Creation Agreement). The Value Creation Agreement provides that, promptly following the fifth anniversary of the closing date of the acquisition (Value Creation Date), certain employees of the OHA business, including Mr. August, will receive incentive payments in the aggregate equal to 10% of the appreciation in value of the OHA business, subject to an annualized preferred return to the Company, between the closing date and the Value Creation Date, all as calculated in accordance with the Value Creation Agreement (Value Creation Payment). Seventy-five percent (75%) of the Value Creation Payment will be paid in cash (subject to applicable withholding) and the remaining 25% will be paid in shares of Company common stock, based on the volume-weighted average price for the five consecutive trading days ending on the date immediately prior to the date the Value Creation Payment is made.

Over 20 years ago, the Company allowed certain employees to participate in venture capital offerings through various investment entities. During 2022, one such investment entity, Pratt Street Ventures 13, began the process of winding down. As part of this winding down, the Company purchased the remainder interests from the participants, all of whom were current or former employees of the Company, including Messrs. Stromberg and Sharps, in order to reduce the administrative burden on the participants and the Company. The Company purchased these interests for a total of $140,000. Mr. Stromberg’s interest in this transaction was $17,000 and Mr. Sharps’ was $6,300.

From time to time, our directors, executive officers and employees, members of their immediate families and companies, affiliates of companies or investment vehicles managed by companies that are associated with our directors may have investments in various investment vehicles or accounts sponsored or managed by our subsidiaries or utilize our products or services in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

84	T. Rowe Price Group

Questions and Answers About the Proxy Materials and the Annual Meeting

Why did I receive a Notice of the Internet Availability of Proxy Materials in the mail?

You received in the mail either a notice of the internet availability of proxy materials or a printed proxy statement and 2022 Annual Report to Stockholders because you owned Price Group common stock at the close of business on March 1, 2023, which we refer to as the “Record Date,” and that entitles you to vote at the Annual Meeting. This proxy statement, the proxy card, and our 2022 Annual Report to Stockholders containing our consolidated financial statements and other financial information for the year ended December 31, 2022, constitute the “Proxy Materials.” The Board is soliciting your proxy to vote at the Annual Meeting or at any later meeting if the Annual Meeting is adjourned or postponed for any reason. Your proxy will authorize each of David Oestreicher and Jean-Marc Corredor as proxies to vote on your behalf at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting.

This proxy statement describes the matters to be acted upon at the Annual Meeting, provides information on those matters, and provides information about Price Group that we must disclose when we solicit your proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our Proxy Materials over the internet. We believe that internet delivery of our Proxy Materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” to many of our stockholders (including beneficial owners) as of the Record Date. Our stockholders who receive the Notice will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. The Notice contains instructions on how to access the Proxy Materials over the internet or to request a printed copy. In addition, stockholders may request to receive Proxy Materials in printed form by mail or electronically by email on an ongoing basis by calling Broadridge Financial Solutions, Inc. (Broadridge), at 1-800-579-1639. Please note that you may not vote using the Notice. The Notice identifies the items to be voted on at the Annual Meeting and describes how to vote, but you cannot vote by marking the Notice and returning it.

Can I view the Proxy Materials on the internet?

Yes. As described in more detail in response to the prior question, most stockholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the internet by accessing our website and finding the materials under the Investor Relations tab. The SEC also maintains a website at sec.gov that contains reports, proxy statements, and other information regarding Price Group.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, there were 224,513,705 shares outstanding. Each share outstanding on the Record Date is entitled to one vote on each proposal presented at the Annual Meeting.

2023 Proxy Statement	85

What am I voting on, and what are the Board voting recommendations?

Our stockholders will be voting on the following proposals:

VOTING ITEM		BOARD VOTING RECOMMENDATION
1	Election of directors	FOR All Director Nominees
2	Advisory vote on the compensation paid to our named executive officers	FOR
3	Approve the restated 1986 Employee Stock Purchase Plan, which includes the increase by 3 million shares of the share pool available for purchase by employees	FOR
4	Recommend, by a nonbinding advisory vote, the frequency of voting by the stockholders on compensation paid by the Company to its named executive officers	FOR One Year
5	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023	FOR

Can other matters be decided at the Annual Meeting?

At the time this proxy statement was completed we were not aware of any other matters to be presented at the Annual Meeting. If other matters are properly presented for consideration at the Annual Meeting, the proxy holders appointed by our Board (i.e., David Oestreicher and Jean-Marc Corredor) will have the discretion to vote on those matters in accordance with their best judgment on behalf of stockholders who provide a valid proxy by internet, by telephone, or by mail.

What is the procedure for voting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote before the Annual Meeting by granting a proxy to each of David Oestreicher and Jean-Marc Corredor or, for shares you beneficially own, by submitting voting instructions to your broker, bank, or other nominee. Stockholders have a choice of voting by using the internet, by calling a toll-free telephone number within the United States or Puerto Rico, or by completing a proxy or voting instruction card and mailing it in the postage-paid envelope provided. Please refer to the summary instructions below and carefully follow the instructions included on your Notice; your proxy card; or, for shares you beneficially own, the voting instruction card provided by your broker, bank, or other nominee. The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote, but you cannot vote by marking the Notice and returning it.

If you hold shares in multiple accounts, you may receive multiple Proxy Materials packages. If you hold shares in multiple accounts, please be sure to vote all of your Price Group shares in each of your accounts in accordance with the voting instructions you receive for each such account.

By Internet or Telephone

•	You can vote your shares via the internet at proxyvote.com.

•	You can vote your shares by telephone by calling, toll-free, 1-800-690-6903.

Internet and telephone voting facilities for registered stockholders will be available 24 hours a day until 11:59 p.m. ET on May 8, 2023. If you vote your shares on the Internet or by telephone, you do not have to return your proxy card.

Please have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you go online or use the phone. You will have an opportunity to confirm your voting selections before your vote is recorded.

The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee. You should follow the voting instructions in the materials that you received from your nominee.

86	T. Rowe Price Group

By Mail

If you’d like to vote by mail, please request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign, and date the proxy card and return it in the postage-paid envelope provided. If voting instructions are provided, shares represented by the proxy card will be voted in accordance with the voting instructions.

For shares held in street name, please use the voting instruction card provided by your broker, bank, or other nominee and mark, sign, date, and mail it back to your broker, bank, or other nominee in accordance with their instructions.

Online During the Annual Meeting

All registered stockholders can vote online during the Annual Meeting. The Annual Meeting will be held through a live webcast. Voting your proxy electronically via the internet, by telephone, or by mail does not limit your right to vote at the Annual Meeting. To be admitted to the Annual Meeting at virtualshareholdermeeting.com/TROW2023, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form. If you are a beneficial stockholder, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your Control Number.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. You may log on to proxyvote.com and enter your Control Number.

What is the difference between holding shares as a registered stockholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, you are considered the “registered stockholder” (also known as a “record holder”) of those shares. We mail the Notice or Proxy Materials directly to you. Equiniti Trust Company serves as the transfer agent and registrar for Price Group.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and these Proxy Materials or the Notice are being forwarded to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares, and you also are invited to attend the Annual Meeting. Your broker, bank, or other nominee also is obligated to provide you with a voting instruction card for you to use to direct them as to how to vote your shares.

What must I do to participate in the Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 1, 2023, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at virtualshareholdermeeting.com/TROW2023, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your Control Number.

The question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at proxyvote.com after logging in with your Control Number. Questions may be submitted during the Annual Meeting through virtualstockholdermeeting.com/TROW2023.

We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on May 9, 2023.

2023 Proxy Statement	87

Can I change my proxy vote?

Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy no later than the day before the Annual Meeting by:

•	Authorizing a new vote electronically through the internet or by telephone.

•	Returning a signed proxy card with a later date.

•	Delivering a written revocation of your proxy to the general counsel and corporate secretary at T. Rowe Price Group, Inc., 100 East Pratt Street, Mail Code BA-1400, Baltimore, MD 21202.

In addition, a registered stockholder may change their vote by voting online during the Annual Meeting through the virtual meeting website.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank, or other nominee. You also can vote online during the Annual Meeting by following the procedures described in the answer to the question “What is the procedure for voting?” on page 86.

Your virtual attendance at the Annual Meeting does not revoke your proxy. Unless you vote during the Annual Meeting, your last valid proxy prior to the Annual Meeting will be used to cast your vote.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director nominees listed in Proposal 1.

•	FOR the advisory vote on the compensation paid by the Company to its named executive officers (Proposal 2).

•	FOR the approval of the restatement of the ESPP to increase the share pool available for issuance (Proposal 3).

•	FOR one year for the proposal on the frequency of holding future votes on the compensation of our named executive officers (Proposal 4).

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 (Proposal 5).

•	In the best judgment of the named proxy holders if any other matters are properly presented at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

In order for us to lawfully conduct business at our Annual Meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is required. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you participate in the Annual Meeting virtually and either vote during or abstain from voting, or if you properly return a proxy by Internet, by telephone, or by mail in advance of the Annual Meeting and do not revoke the proxy.

Will my shares be voted if I don’t provide my proxy or instruction card?

Registered Stockholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by internet, by telephone, or by mail or vote online during the Annual Meeting.

Beneficial Owners

If you hold shares through an account with a broker, bank, or other nominee and you do not provide voting instructions, under the NASDAQ Global Select Market rules, your broker may vote your shares on routine matters only. The ratification of the appointment of KPMG (Proposal 5) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. No other proposal is considered a routine matter, and your nominee cannot vote your shares on those proposals unless you provide voting instructions. Votes withheld by brokers, banks, and other nominees in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

88	T. Rowe Price Group

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for stockholders who own shares as registered stockholders or beneficial owners in multiple accounts. As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, the votes that stockholders cast “FOR” a director nominee must exceed the votes that stockholders cast “AGAINST” a director nominee to approve the election of each director nominee. Please also see the discussion of our “Majority Voting” provisions within the Report of the Nominating and Corporate Governance Committee on page 24. For each of Proposals 2, 3, and 5, the affirmative vote of a majority of the votes cast is required to approve the proposal. For Proposal 4 a plurality of the votes cast on Proposal 4 will determine the frequency selected by stockholders. Proposals 2 and 4 are advisory and nonbinding, so the Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect on the vote on any proposal to be presented at the Annual Meeting.

What is the effect of a broker non-vote?

If a broker casts a vote on Proposal 5 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), the vote will be included in determining whether a quorum exists for holding the Annual Meeting. The broker does not have authority to vote on the other proposals absent directions from the beneficial owner.

As a result, if the beneficial owner does not vote on Proposals 1, 2, 3, or 4, so that there is a broker non-vote on those items, the broker non-votes do not count as votes cast for those proposals. Thus, a broker non-vote on Proposals 1, 2, 3, and 4 will not impact the following:

•	our ability to obtain a quorum (unless a broker also does not cast a vote on Proposal 5 as described in the preceding paragraph),

•	the outcome with respect to the election of directors (Proposal 1),

•	the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal (Proposals 2, 3, or 4).

Who will count the votes?

Representatives of our proxy tabulator, Broadridge, will tabulate the votes and act as inspectors of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspectors of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Is my vote confidential?

Yes. The vote of each stockholder is held in confidence from Price Group’s directors, officers, and employees. We do not know how any person or entity votes unless this information is voluntarily disclosed.

2023 Proxy Statement	89

What is “householding,” and how does it affect me?

Some banks, brokers, and other nominees engage in the practice of “householding” our Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household unless you request otherwise. If requested, we will promptly deliver a separate copy of Proxy Materials to you if you share an address subject to householding. Please contact our general counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1400, Baltimore, MD 21202, or by telephone at 410-345-2000.

Please contact your bank, broker, or other nominee if you wish to receive individual copies of our Proxy Materials in the future. Please contact your bank, broker, or other nominee or our general counsel and corporate secretary at 100 East Pratt Street, Mail Code BA-1400, Baltimore, MD 21202, or by telephone at 410-345-2000, if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

Can I choose to receive the proxy statement and the 2022 Annual Report to Stockholders on the internet instead of receiving them by mail?

Yes. If you are a registered stockholder or beneficial owner, you can elect to receive all future Proxy Materials on the internet only and not receive notices or copies in the mail by visiting proxyvote.com. You will need to have your proxy card (or the Notice or the email message you receive with instructions on how to vote) in hand when you access the website. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Withdrawal procedures also are at this website.

If you hold Price Group shares in your own name and received more than one copy of our Proxy Materials at your address and wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, you should contact Price Group’s mailing agent, Broadridge, at 1-866-540-7095 to discontinue the mailing of reports on the accounts you select.

The mailing of dividend checks, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of proxy statements and annual reports. Registered stockholders may resume the mailing of our Proxy Materials to an account by calling Broadridge at 1-866-540-7095. If you own shares through a broker, bank, or other nominee and received more than one set of our Proxy Materials, please contact the holder of record to eliminate duplicate mailings.

Who pays the cost of this proxy solicitation?

Price Group will pay for the costs of preparing materials for the Annual Meeting and soliciting proxies. Our solicitation may occur through the mail, but proxies also may be solicited personally or by telephone, email, letter, or facsimile. To assist in soliciting proxies, we have retained Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, South Tower, Stamford, CT 06902, for a fee of $7,500, plus reimbursement of out-of-pocket expenses. We ask brokers, banks, and other nominees to forward materials for the Annual Meeting to our beneficial stockholders as of the Record Date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers, and employees of Price Group and our subsidiaries may solicit proxies personally or by other means but will not receive additional compensation. Stockholders are requested to return their proxies without delay.

Are stockholders entitled to call a special meeting?

Yes. Pursuant to Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland, the secretary of a corporation shall call a special meeting of the stockholders on the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting. A request for a special meeting shall state the purpose of the meeting and the matters proposed to be acted on at the meeting. This is the current standard applicable for Price Group.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of the Proxy Materials, you will find information about the Company and our corporate governance practices at investors.troweprice.com. Our website contains information about our Board, Board committees, Corporate Governance Guidelines, and other matters.

90	T. Rowe Price Group

Stockholder Proposals for the 2024 Annual Meeting

Any stockholder who wishes to submit a proposal or nominate a director for consideration at the 2024 annual meeting of stockholders (2024 Annual Meeting) and include that proposal or nomination in the 2024 proxy statement should send their proposal to T. Rowe Price Group, Inc., c/o general counsel and corporate secretary, 100 East Pratt Street, Mail Code BA-1400, Baltimore, MD 21202, and comply with the notice and other requirements described below.

Proposals must be received no later than November 22, 2023, and satisfy the requirements under applicable SEC rules (including SEC Rule 14a-8) to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2024 Annual Meeting.

We have adopted a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s Proxy Materials directors constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended By-Laws. To be considered timely under our proxy access provisions, stockholder nominations must be received on or after October 23, 2023, and on or before November 22, 2023, inclusive.

Our By-Laws also require advance notice of any proposal by a stockholder to be presented at the 2024 Annual Meeting that is not included in our proxy statement and on the proxy card, including any proposal for the nomination of a director for election.

To be properly brought before the 2024 Annual Meeting, written nominations for directors or other business to be introduced by a stockholder must be received on or after January 10, 2024, and on or before February 9, 2024. A notice of a stockholder proposal must contain the information required by our By-Laws about the matter to be brought before the 2024 Annual Meeting and about the stockholder proponent and persons associated with the stockholder through control, ownership of the shares, agreement, or coordinated activity. We reserve the right to reject proposals that do not comply with these requirements.

Pursuant to Maryland law and our By-Laws, a special meeting of our stockholders can generally be called by the chair of the Board, our president, our Board, or upon the written request of stockholders entitled to cast at least 25% of all votes entitled to be cast at the special meeting.

2023 Proxy Statement	91

Appendix A

T. Rowe Price Group, Inc.

1986 Employee Stock

Purchase Plan

A-1	T. Rowe Price Group

T. ROWE PRICE GROUP, INC. 1986 Employee Stock Purchase Plan

(As Amended Effective May 9, 2023)

1.     Eligibility. When or where legally permissible, participation will be open to all regular associates of the Corporation over the age of majority in the state or country of their residence, with such eligibility beginning on the first day of the month following the month in which employment occurs.

2.     Procedure for Commencing Participation. Subject to Sections 3 and 9 of the Plan, an eligible associate may commence participation in the Plan at any time by authorizing the Corporation to make periodic payroll deductions in accordance with the Plan and authorizing the Agent to open and maintain an Investment Plan Account. Commencement of payroll deductions will become effective as soon as practicable after an associate’s authorization is received by the Corporation.

3.     Payroll Deduction; Authorization and Revision. An associate may authorize periodic payroll deductions of 1% to 10% of his or her applicable base salary. Changes to the authorized payroll deduction may be made from time to time. All payroll deduction elections shall be made in writing, including via an electronic writing in such form as may be designated by the Corporation, and will become effective as soon as practicable after receipt by the Corporation. In jurisdictions in which it is necessary or desirable to allow associates to fund share purchases under the Plan by methods other than payroll deduction, the appropriate officers of the Corporation responsible for Plan administration shall have the authority to implement any such alternative methods that such corporate officers shall deem appropriate. Associates and participants who receive hardship distributions from the T. Rowe Price U.S. Retirement Program may not make contributions to this Plan during the 6-month period beginning on the date of receipt of the hardship distribution.

4.     Corporate Contributions. The Corporation will make a 50% match of each associate’s authorized payroll deduction up to 4% of his or her applicable base salary per payroll period until the associate’s base salary reaches US$200,000 in the calendar year. No match will be made after the associate’s base salary reaches US$200,000 in the calendar year; however, the match will resume in the next calendar year if the associate continues to participate in the Plan. The US$200,000 limit will be converted to local currency for non-US associates. The Corporation’s MCDC may change the US$200,000 limit applicable to non-US associates at any time in accordance with its periodic review of exchange rate fluctuations. The Corporation will remit the match to the Agent. The Corporation’s match will immediately vest when it becomes part of the associate’s account.

5.     Remittance to Agent; Purchases of Stock. Payroll deductions and corporate contributions will be remitted timely after each periodic payroll to the Agent with a schedule showing the amount allocable to each participant. The Agent will thereupon purchase Common Stock of the Corporation in the open market at the then prevailing market price or prices, applying the total amount remitted.

If Common Stock is unavailable in the market or for other appropriate reasons, the Agent may purchase Common Stock directly from the Corporation. Purchases from the Corporation shall be at prices equal to the average of the last reported sales prices as reported on The Nasdaq National Market for the five previous trading days prior to the purchase (or the closing bid prices as reported to Nasdaq if such sales prices are not available, or if such bid prices are not available, at the purchase price determined by the Board of Directors of the Corporation to be the fair market value thereof). Using the average price of the shares purchased, the total shares will be allocated among the participants’ accounts in proportion to their respective interests in the total amount remitted.

The number of shares of Common Stock that may be purchased by or on behalf of associates pursuant to the Plan on and after May 9 2023, shall not exceed an aggregate of 6,000,000 shares of Common Stock, except that (i) in the event of a stock or special cash dividend, or stock split or reverse stock split affecting the Common Stock, the maximum number of shares of such Common Stock available for purchase pursuant to the Plan shall, without further action of the Board of Directors or the ECMDC, be adjusted to reflect such event, and (ii) in the event of any other change affecting the Common Stock, the Corporation or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, the ECMDC, in its discretion, may make appropriate adjustments to the maximum number and kind of shares available for purchase pursuant to the Plan.

The Agent shall provide each participant with access to his or her account via a password protected self-service internet portal or web address whereby the participant can manage his or her own account, including generating his or her own account statements on demand.

2023 Proxy Statement	A-2

6.     Cash Dividends. Cash dividends net of tax withholding, if any, credited to the participant’s account will be automatically reinvested in Common Stock of the Corporation.

7.     Brokerage Commissions, etc. Brokerage commissions payable in connection with purchases made with payroll deductions and corporate matching contributions as well as from the reinvestment of cash dividends, and all other expenses incurred in administering the Plan will be borne by the Corporation. Commissions and other charges in connection with a sale of stock from a participant’s account will be payable by the participant for whom such service is rendered.

8.     Withholding Taxes. All taxes subject to withholding payable with respect to corporate contributions paid on behalf of a participant will be deducted from the balance of his or her pay and will not reduce the remittance to the Agent on his behalf.

9.     Sale of Shares; Termination of Payroll Deductions; Closing of Account. A participant may withdraw, sell, or transfer full shares owned in his or her account subject to the following two restrictions: (1) no withdrawal, sale, or transfer may occur during the first twelve months of participation unless the associate is terminating participation in the plan and closing his or her account, and (2) no more than two such transactions may occur in any rolling twelve-month period. A participant may terminate payroll deductions at any time by written request to the Corporation, including via an electronic writing in such form as may be designated by the Corporation or its Agent. Such request will become effective as soon as practicable after receipt. A waiting period of at least six months may be required before payroll deductions can recommence.

If a participant terminates employment with the Corporation the Agent shall maintain the participant’s account under the Plan unless the Agent is instructed to close the participant’s account. The Agent shall close a participant’s account as soon as practicable following receipt of an authorization from a participant to do so.

If a terminated participant is rehired and again becomes a participant in the Plan, then for purposes of (1) above the rehired participant shall be deemed to have been a participant in the Plan for at least twelve months regardless of the actual number of months the rehired participant previously participated in the Plan.

10.  Administration. The Plan shall be administered by the ECMDC. In connection with the administration of the Plan, the ECMDC may make and promulgate such rules and regulations as it shall deem appropriate.

11.  Amendment of Plan; Termination. The Board of Directors or ECMDC may amend the Plan at any time, and from time to time, in each case without the consent of participants or, except as may be required to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trade, action by the stockholders of the Corporation. Notwithstanding the foregoing, without requiring consent by the Board of Directors, ECMDC or any other person, the management compensation committee of the Corporation may make administrative or ministerial modifications to the Plan at any time, and from time to time, as it determines in its discretion are appropriate and desirable to facilitate the Plan’s implementation or operation. The Board of Directors or ECMDC may terminate the Plan at any time. Any such amendment, modification, or termination will not result in the forfeiture of any funds deducted from the salary of any participant or contributed by the Corporation on behalf of any participant, or of any shares or a fractional interest in a share purchased for the participant, or any dividends or other distributions in respect of such shares, effective before the effective date of amendment or termination of the Plan.

12.	Definitions.

(a)     Agent. The independent purchasing agent designated by the Board of Directors.

(b)     Associate. An employee of the Corporation.

(c)     Board of Directors. The Board of Directors of T. Rowe Price Group, Inc.

(d)    Corporation. Any one or more or all of T. Rowe Price Group, Inc., and such subsidiaries of T. Rowe Price Group, Inc., designated by the Board of Directors, the associates of which may participate in the Plan.

(e)     ECMDC. The Executive Compensation and Management Development Committee of the Board of Directors of T. Rowe Price Group, Inc.

(f)      MCDC. The Management Compensation and Development Committee of T. Rowe Price Group, Inc.

(g)     Participant. An associate of the Corporation participating in the Plan.

(h)     Plan. T. Rowe Price Group, Inc. 1986 Employee Stock Purchase Plan (As Amended May 9, 2023).

A-3	T. Rowe Price Group

T. Rowe Price is an asset management firm focused on delivering global investment management excellence and retirement services that investors can rely on—now and over the long term. We provide an array of commingled funds, subadvisory services, separate account management, retirement recordkeeping, and related services for individuals, advisors, institutions, and/or retirement plan sponsors. Our intellectual rigor helps us seek the best ideas for our clients, our integrity ensures that we always put their interests first, and our stability lets us stay focused on their goals as we pursue better investment outcomes.

For more information, visit troweprice.com.

© 2023 T. Rowe Price. All Rights Reserved. T. ROWE PRICE, INVEST WITH CONFIDENCE, and the Bighorn Sheep design are, collectively and/or apart, trademarks of T. Rowe Price Group, Inc.

T. Rowe Price Group, Inc.

100 East Pratt Street

Baltimore, Maryland 21202

United States

410.345.2000 | troweprice.com

View our Proxy Statement online at:

investors.troweprice.com/financial-information/annual-reports

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D96670-P83656 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain For Against Abstain ! ! ! T. ROWE PRICE GROUP, INC. 1b. Mark S. Bartlett 1a. Glenn R. August 1d. Dr. Freeman A. Hrabowski, III 1c. Dina Dublon 1e. Robert F. MacLellan 1f. Eileen P. Rominger 1h. Robert J. Stevens 1g. Robert W. Sharps 1i. William J. Stromberg 1. Election of Directors: The Board of Directors Recommends a Vote FOR All Nominees Listed in Item 1. 1j. Sandra S. Wijnberg 1k. Alan D. Wilson 2. Approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers. The Board of Directors Recommends a Vote FOR Item 2. 5. Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2023. 3. Approve the restated 1986 Employee Stock Purchase Plan, which includes the increase by 3 million shares of the share pool available for purchase by employees. 4. Recommend, by a non-binding advisory vote, the frequency of voting by the stockholders on compensation paid by the Company to its Named Executive Officers. The Board of Directors Recommends a Vote FOR Item 3. The Board of Directors Recommends a Vote FOR Item 5. The Board of Directors Recommends a Vote of 1 year on the following proposal: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, AS RECOMMENDED BY THE BOARD OF DIRECTORS. Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy. 1 Year 2 Years 3 Years Abstain ! ! ! ! T. ROWE PRICE GROUP, INC. 100 EAST PRATT STREET BALTIMORE, MD 21202-1009 For Against Abstain SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TROW2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D96671-P83656 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. T. ROWE PRICE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 9, 2023, at 8:00 a.m. www.virtualshareholdermeeting.com/TROW2023 T. ROWE PRICE GROUP, INC. 2023 Proxy Revocable Proxy Solicited on Behalf of the Board of Directors I hereby appoint David Oestreicher and Jean-Marc Corredor, together and separately, as proxies to vote all shares of common stock which I have power to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 9, 2023, at 8:00 a.m., via a virtual format, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated March 21, 2023, and Price Group’s 2022 Annual Report to Stockholders. This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. Continued and to be signed on reverse side